As filed with the Securities and Exchange Commission on July 17, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P. H. Glatfelter Company
(Exact name of Registrant as specified in its charter)

Pennsylvania	2621	23-0628360
(State or other jurisdiction of incorporation or organization)	(Primary standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

96 South George Street, Suite 500
York, Pennsylvania 17401
(717) 225-4711
(Address and telephone number of Registrant’s principal executive offices)

John P. Jacunski
Senior Vice President and Chief Financial Officer
P. H. Glatfelter Company
96 South George Street, Suite 500
York, Pennsylvania 17401
(717) 225-4711
(Name, address and telephone number of agent for service)

with a copy to:
Bruce Czachor
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price (1)	Registration Fee (2)

7 1/8 % Notes due 2016	$200,000,000	100%	$200,000,000	$21,400

Guarantees of 7 1/8 % Notes due 2016	—	—	—	—

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Calculated based upon the market value of the securities to be received by the registrants in the exchange in accordance with Rule 457(f). Pursuant to Rule 457(n), no registration fee will be paid in connection with the guarantee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard
	State or other	Industrial	I.R.S. Employer
	Jurisdiction of	Classification	Identification
Name	Incorporation	Code Number	Number

PHG Tea Leaves, Inc.	DE	2612	52-2068690
Mollanvick, Inc.	DE	2612	52-2068900
The Glatfelter Pulp Wood Company	MD	2612	23-1519556
GLT International Finance, LLC	DE	2612	32-0019096
Glenn-Wolfe, Inc.	DE	2612	52-2017675

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 17, 2006
PROSPECTUS
OFFER TO EXCHANGE
all outstanding unregistered 7 1/8% notes due 2016
($200,000,000 aggregate principal amount)
for
7 1/8% exchange notes due 2016
that have been registered under the Securities Act of 1933

Fully and unconditionally guaranteed
as to payment of principal and interest
by the Subsidiary Guarantors

TERMS OF THE EXCHANGE OFFER
      This prospectus and accompanying letter of transmittal relate to the proposed offer by P. H. Glatfelter Company to exchange up to $200,000,000 aggregate principal amount of 7 1/8% exchange notes due 2016, which are registered under the Securities Act of 1933, as amended, for any and all of its unregistered 7 1/8 % notes due 2016 that were issued on April 28, 2006. The exchange notes are guaranteed as to payment of principal and interest by certain of P. H. Glatfelter Company’s domestic subsidiaries (the “Subsidiary Guarantors”). The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

•	THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2006, UNLESS WE EXTEND THE OFFER.

•	Tenders of outstanding unregistered notes may be withdrawn at any time before 5:00 p.m. on the date the exchange offer expires.

•	All outstanding unregistered notes that are validly tendered and not validly withdrawn will be exchanged.

•	The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	P. H. Glatfelter Company will not receive any proceeds from the exchange offer.

•	The exchange notes will not be listed on any exchange.
       Please see “Risk Factors” beginning on page 13 for a discussion of certain factors you should consider in connection with the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

      Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.
      If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our unregistered 7 1/8% notes due 2016 upon written or oral request to us at P. H. Glatfelter Company, 96 South George Street, Suite 500, York, Pennsylvania 17401, Attention: Investor Relations, telephone number (717) 225-4711. To obtain timely delivery, security holders must request this information no later than five (5) business days before the date they must make their investment decision which would be                     , 2006.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

      References to “we,” “us,” “our,” “Glatfelter” and the “Company” are to P. H. Glatfelter Company and its consolidated subsidiaries unless otherwise specified or the context otherwise requires.

      Whenever we refer in this prospectus to the 7 1/8% notes due 2016, we will refer to them as the “unregistered notes.” Whenever we refer in this prospectus to the registered 7 1/8 % notes due 2016, we will refer to them as the “exchange notes.” The unregistered notes and the exchange notes are collectively referred to as the “notes.”

PROSPECTUS SUMMARY
      This prospectus summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus in its entirety including the documents incorporated by reference.
Our Company
      Glatfelter began operations in 1864 and today we believe we are one of the world’s leading manufacturers of specialty papers and engineered products. Headquartered in York, Pennsylvania, we own and operate paper mills located in Spring Grove, Pennsylvania, Neenah, Wisconsin, Gernsbach, Germany and Scaër, France, as well as an abaca pulp mill in the Philippines. In March 2006, we acquired a J R Crompton Ltd., or Crompton, mill located in Gloucestershire, United Kingdom, which we refer to as the “Lydney mill.” In April 2006, we acquired the carbonless business operations of New Page Corporation, which includes a paper making facility in Chillicothe, Ohio and coating operations in Fremont, Ohio, which we refer to collectively as Chillicothe. As part of our integration plan for Chillicothe, we are transferring the production of products currently manufactured at our Neenah facility to Chillicothe and are permanently shutting down our Neenah facility. For additional information, see “— Recent Developments” below.
      We serve customers in numerous markets, including book publishing, carbonless and forms, envelope and converting, food and beverage, pressure-sensitive, digital imaging, composite laminates and other highly technical niche markets. Many of the markets in which we operate are characterized by higher-value-added products and, in some cases, by higher growth prospects and lower cyclicality than commodity paper markets. Examples of some of our key product offerings include papers for:

•	tea bags and coffee filters;

•	trade book publishing;

•	specialized envelopes;

•	playing cards;

•	pressure-sensitive postage stamps;

•	metallized labels for beer bottles;

•	digital imaging applications; and

•	carbonless products.
      We market our products worldwide both through wholesale paper merchants, brokers and agents and directly to our customers. In 2005, our revenue was $589.2 million and in the first quarter of 2006, our revenue was $163.1 million.
Recent Developments
      On April 3, 2006, we completed our acquisition of Chillicothe, the carbonless business operations of NewPage Corporation, for $81.8 million in cash, subject to certain post-closing working capital adjustments. The Chillicothe assets consist of a 440,000 ton-per-year paper making facility in Chillicothe, Ohio and coating operations based in Fremont, Ohio. Chillicothe had revenue of $441.5 million in 2005 and a total of approximately 1,700 employees as of March 31, 2006.
      We executed the Chillicothe acquisition so that we could take advantage of Chillicothe’s scale and efficient manufacturing environment. We are transferring the production of products currently manufactured at our Neenah facility to Chillicothe, and we intend to significantly expand our higher-value-added Specialty Papers business unit, in each case leveraging Chillicothe’s lower-cost production platform. We are closing our Neenah facility to rationalize assets that are no longer competitive and anticipate that the facility will be permanently shut down by June 30, 2006. In connection with the planned closure of the Neenah facility, we expect to record estimated total pre-tax charges of $54 million to $60 million, including $22.5 million of estimated pre-tax cash charges. The charges are primarily related to asset writedowns and accelerated depreciation, employee termination and related benefits and contract termination costs.
      On March 8, 2006, we entered into two separate agreements to acquire certain assets of Crompton, a global supplier of wet laid nonwoven products based in Manchester, United Kingdom. Since February 7, 2006, Crompton has been subject to insolvency proceedings before The High Court of Justice Chancery Division, Manchester District.
      Under the terms of our first agreement with Crompton, on March 13, 2006, we acquired Crompton’s Lydney mill, located in Gloucestershire, United Kingdom, for approximately $65 million based on currency exchange rates on that date. The facility employs approximately 240 people and had 2005 revenues of approximately $78.8 million. The Lydney mill, which is now included in our Long Fiber & Overlay Papers business unit, produces a broad portfolio of wet laid nonwoven products, including tea bags and coffee filter papers, clean room wipes, lens tissue and dye filter paper, double-sided adhesive tape substrates and battery grid pasting tissue. The acquisition of the Lydney mill further strengthened our leading position in tea bags and coffee filter papers and is part of our long-term strategy to drive growth in our Long Fiber & Overlay Papers business unit. Our acquisition of the Lydney mill is currently being reviewed by the European Commission.
      Under the terms of the second agreement with Crompton, we agreed to purchase Crompton’s Simpson Clough mill, located in Lancashire, United Kingdom, and other related assets for $21.7 million. The administrator in the insolvency proceedings terminated this agreement in accordance with contractual provisions due to additional time that may have been required should an in-depth regulatory review have been necessary.
      On April 3, 2006, in connection with the consummation of the Chillicothe acquisition, we entered into our new credit facility, which provides for a $200.0 million revolving credit facility and a $100.0 million term loan facility. As of June 30, 2006, borrowings under our new credit facility consisted of $52.9 million of indebtedness under the revolving credit facility and $99.4 million of indebtedness under the term loan facility. Proceeds from our new credit facility were used to repay in full all amounts outstanding under our former revolving credit facility due June 2006, to finance the Chillicothe acquisition and for general corporate purposes. For more information, see “Description of Other Indebtedness.”
Our Business Units
      We manage our business as two distinct units: the North America-based Specialty Papers business unit and the Europe-based Long Fiber & Overlay Papers business unit.

Specialty Papers
      Our North America-based Specialty Papers business unit focuses on papers for the production of high-quality hardbound books and other book publishing needs, the envelope and converting markets and highly technical customized products for the digital imaging, casting and release, pressure sensitive and several niche technical specialty markets.
      We believe we are the leading supplier of book publishing papers in the United States. Specialty Papers also produces paper that is converted into specialized envelopes in a wide array of colors, finishes and capabilities. The book publishing and envelope and converting papers markets are generally more mature and, therefore, have modest growth characteristics.
      Specialty Papers’ highly technical engineered products include those designed for multiple end-uses, such as papers for pressure-sensitive postage stamps, greeting and playing cards, digital imaging applications and for release paper applications. These products comprise an array of distinct business niches that are in a continuous state of evolution. Many of these products are utilized in demanding, specialized customer and end-user applications and, therefore, command higher per ton values and generally exhibit greater pricing stability relative to commodity grade paper products. Some of our products are new and high-growth while others are more mature and further along on the development curve. Because many of these products are technically complex and involve substantial customer-supplier development collaboration, product pricing has remained relatively stable. Effective April 1, 2006, our Specialty Papers business unit also includes the Chillicothe carbonless business operations. Carbonless papers are designed for multiple end-uses, such as credit card receipts, forms and other applications.

Long Fiber & Overlay Papers
      Our Europe-based Long Fiber & Overlay Papers business unit focuses on higher-value-added products, such as paper for tea bags and coffee pods/pads and filters, decorative laminates used for furniture and flooring and metallized products used in the labeling of beer bottles. Long fiber papers, which is the generic term we use to describe products made from abaca pulp (primarily tea bag and coffee filter papers), accounted for a majority of this business unit’s net sales. Our focus on long fiber papers has made us one of the world’s largest producers of tea bag papers. The balance of this unit’s sales is comprised of overlay and technical specialty products, which include flooring and furniture overlay papers, metallized products and papers for adhesive tapes, vacuum bags, holographic labels and gift wrap. Many long fiber and overlay papers are technically sophisticated. We believe we are well positioned to produce these extremely lightweight papers because we understand their complexities, which require the use of highly specialized fiber and specifically designed papermaking equipment. As of March 13, 2006, our Long Fiber & Overlay Papers business unit also includes the Lydney mill.
Our Competitive Strengths
      Since commencing operations over 140 years ago, we believe that Glatfelter has developed into one of the world’s leading manufacturers of specialty papers and engineered products. We believe that the following competitive strengths have contributed to our success:

•	Leading positions in higher-value, niche segments. We have focused our resources to achieve leading positions in certain higher-value, niche segments. Our products include various highly specialized paper products designed for technically demanding end uses. Consequently, many of our products achieve premium pricing relative to commodity paper grades. In 2005, we derived approximately 75% of our total sales from these higher-value, niche products. The specialized nature of these products generally provides greater pricing stability relative to commodity paper products.

•	Customer-centric business focus. We offer a unique and diverse product line that can be customized to serve the individual needs of our customers. Our size allows us to develop close relationships with our key customers and to be adaptable in our product development, manufacturing, sales and marketing practices. We believe that this approach has led to the development of excellent customer relationships, defensible market positions and increased pricing stability relative to commodity paper producers. Additionally, our customer-centric focus has been a key driver of our success in new product development.

•	Significant investment in product development. In order to keep up with our customers’ ever-changing needs, we continually enhance our product offerings through significant investment in product development. In each of the past three years, we invested approximately $5 million in product development activities. We derive a significant portion of our revenue from products developed, enhanced or improved as a result of these activities. Revenue generated from products developed, enhanced or improved within the five previous years as a result of these activities represented approximately 47%, 60% and 52% of our net sales in 2003, 2004 and 2005, respectively.

•	Integrated production. As a partially integrated producer, we are able to mitigate changes in the costs of certain raw materials and energy. Our Spring Grove and Chillicothe facilities are vertically integrated operations producing in excess of 85% of the annual pulp required for their paper production. The principal raw material used to produce this pulp is pulpwood, consisting of both hardwoods and softwoods. We own approximately 81,000 acres of timberlands and, in 2005, obtained approximately 20% of our pulpwood requirements for our Spring Grove facility from Glatfelter-owned timberlands, which helps stabilize our fiber costs in a highly fragmented market. Our Spring Grove and Chillicothe facilities also generate 100% of the steam and substantially all of the electricity required for their operations. In addition, our Philippine mill processes abaca fiber to produce abaca pulp, which is a key raw material used by our Long Fiber & Overlay Papers business unit.
Our Business Strategy
      Our vision is to become the global supplier of choice in specialty papers and engineered products. We are continuously developing and refining strategies to strengthen our business and position it for the future. Execution of these strategies is intended to capitalize on our customer relationships, technology and people, as well as our leadership positions in certain product lines. In recent years, our industry has been challenged by a supply and demand imbalance, particularly for commodity-like products. To be successful in the current market environment, our strategy is focused on aggressively reducing costs and continually repositioning our product portfolio to increase our focus on higher-value, niche products and to better align our product offerings with our customers’ ever-changing needs. Certain key elements of our business strategy are outlined below:

•	Reposition our product portfolio. By leveraging our leadership positions in several specialty niche segments, we plan to accelerate growth, improve margins and generate better financial returns through the optimization of our product portfolio. In 2005, approximately 75% of our total sales were derived from what we consider to be higher-value, niche products. Over time, we plan to increase our concentration on such products by driving growth in our sales of trade book papers, uncoated specialty products, long fiber and overlay products and other specialty products. The recently acquired Chillicothe assets provide a significant scaleable production platform to support this strategy. We believe that this strategy will realign our business more closely with our customers’ needs and further reduce our exposure to the higher level of cyclicality experienced in commodity paper grades.

•	Execute Long Fiber & Overlay Papers growth plan. A core component of our long-term strategy is to drive growth in our Long Fiber & Overlay Papers business unit. Currently, we are one of the leading producers of tea bag and coffee pod/pad papers in the world, and we expect that the Lydney mill acquisition will further strengthen our competitive position. We believe that this segment has promising growth characteristics as certain geographies move toward the use of tea bags as opposed to loose tea leaves, and we believe that we are well positioned to capitalize on this growth by leveraging our strong customer relationships and leading position in this segment.

•	Employ a low-cost approach to specialty product manufacturing. While we are focused on higher-value, niche products, we seek to employ a commodity-like, low-cost approach to our manufacturing activities. In 2004, we initiated the North American Restructuring Program that improved operating results by, among other factors, improving workforce efficiencies and implementing improved supply chain management processes. In the fourth quarter of 2005, we began the implementation of the European Optimization and Restructuring Program, or the EURO Program, a comprehensive series of actions designed to improve the performance of the Long Fiber & Overlay Papers business unit. The pre-tax financial benefits of the EURO Program are estimated to be $7 million to $9 million annually by 2008.

•	Maintain a strong balance sheet and preserve financial flexibility. We are focused on prudent financial management and the maintenance of a conservative capital structure. We are committed to maintaining a strong balance sheet and preserving our flexibility so that we may pursue strategic opportunities, including strategic acquisitions, that will benefit our company.

•	Timberland Strategy. We recently completed an extensive study to determine the optimal approach for managing our timberlands in a way that creates the greatest value for our company. The study considered many factors including, among others, land valuations, external and internal wood costs and future fiber requirements. We concluded that the most advantageous approach is to sell 40,000 acres of higher and better use, or HBU, properties in an orderly fashion. In some cases, low-cost, low-risk opportunities may exist to add value to some of these acres through entitlements. It is estimated that our pre-tax cost of fiber will increase by approximately $2.3 million to $4.6 million per year when all 40,000 HBU acres are sold, but we believe that the expected proceeds from these planned sales will outweigh this increased cost. Currently, we intend to retain the pure timberland properties to mitigate the cost of replacing internally generated wood with outside sources. Execution of our Timberland Strategy is expected to take approximately three to five years to complete and is estimated to provide pre-tax cash proceeds of approximately $150 million to $200 million, assuming, among other factors, acceptable market conditions and a carefully executed plan of disposition.
Company Information
      We are incorporated under the laws of the Commonwealth of Pennsylvania. Our executive offices are located at 96 South George Street, Suite 500, York, Pennsylvania 17401. Our telephone number is (717) 225-4711. Our Web site address is www.glatfelter.com. The information on our Web site is not part of this prospectus.

Summary of the Exchange Offer
      On April 28, 2006, we issued $200 million aggregate principal amount of unregistered 7 1/8 % notes due 2016. The unregistered notes are fully and unconditionally guaranteed as to payment of principal and interest by each of the subsidiary guarantors. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to the notes. The exchange notes will be our obligation and will be entitled to the benefits of the indenture relating to the notes. The exchange notes will also be fully and unconditionally guaranteed as to payment of principal and interest by each of the subsidiary guarantors. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange notes will not have registration rights; and

•	the exchange notes will not have rights to additional interest.
      For additional information on the terms of this exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange any and all of our 7 1/8% exchange notes due 2016, which have been registered under the Securities Act, for any and all of our outstanding unregistered 7 1/8% notes due 2016 that were issued on April 28, 2006. As of the date of this prospectus, $200 million in aggregate principal amount of our 7 1/8 % unregistered notes due 2016 are outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if any of the following conditions or events occurs:

• the exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC);

• any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

• any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer.

We will give oral or written notice of any non-acceptance of the unregistered notes or of any amendment to or termination of the exchange offer to the registered holders of the unregistered notes as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resales of the Exchange Notes	Based on interpretative letters of the SEC staff to third parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• any exchange notes to be received by you will be acquired in the ordinary course of your business;

• you are not engaged in, do not intend to engage in and have no arrangements or understandings with any person to participate in, the distribution of the unregistered notes or exchange notes;

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you must represent to us in writing that these conditions have been met.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Accrued Interest on the Exchange Notes and Unregistered Notes	The exchange notes will accrue interest from and including April 28, 2006. We will pay interest on the exchange notes semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2006.

Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered notes	If you wish to participate in the exchange offer:

• You must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on , 2006, the expiration date of the exchange offer. You must also provide physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer — Procedures for Tendering”; or

• You may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Guaranteed Delivery Procedures for Unregistered notes	If you cannot meet the expiration deadline, or you cannot deliver on time your unregistered notes, the letter of transmittal or any other required documentation, or comply on time with DTC’s standard operating procedures for electronic tenders, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on , the expiration date.

Consequences of Failure to Exchange	If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes will continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes.

Certain U.S. Federal Income Tax Consequences	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent for Unregistered Notes	SunTrust Bank

Summary Description of the Exchange Notes
      The following is a brief summary of some of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of Notes” in this prospectus.

Issuer	P. H. Glatfelter Company

Exchange Notes	$200,000,000 aggregate principal amount of 7 1/8 % exchange notes due 2016.

Maturity Date	May 1, 2016.

Interest	7 1/8 % per annum, payable semi-annually in arrears on May 1 and November 1, beginning November 1, 2006.

Guarantees	The notes will be guaranteed fully and unconditionally, jointly and severally, by certain of our current and future domestic subsidiaries.

Ranking	The notes will be:

• senior unsecured obligations of the Company;

• equal in ranking (“pari passu”) with all our existing and future senior indebtedness; and

• senior in right of payment to our subordinated indebtedness.

Secured debt that we may incur in the future and all our other secured obligations in effect from time to time will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations. For a more detailed description, see “Description of Notes — Optional Redemption.”

Optional redemption	Prior to May 1, 2011, we may redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest plus a “make-whole” premium set forth under “Description of the Notes — Optional Redemption.” We may redeem some or all of the notes at any time and from time to time on or after May 1, 2011, at the redemption prices set forth under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to May 1, 2009, we may redeem up to 35% of the notes with the proceeds of certain equity offerings.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiary guarantors to:

• incur or guarantee additional indebtedness or issue certain preferred stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• transfer or sell assets;

• make investments;

• incur liens and enter into sale/leaseback transactions;

• enter into transactions with our affiliates; and

• merge or consolidate with other companies or transfer all or substantially all of the assets.

These covenants are subject to important limitations and exceptions, which are described in this prospectus. For a more detailed description, see “Description of Notes — Certain Covenants.”

Trustee	SunTrust Bank

Listing	The exchange notes will not be listed on an exchange.

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of risk factors related to our business.

Summary Consolidated Financial Information
      You should read the following summary consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, each of which is incorporated by reference herein, and with “Selected Consolidated Financial and Other Data” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial information as of December 31, 2004 and 2005 and for each of the three years ended December 31, 2005 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial information as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2002 is derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated financial information as of December 31, 2001 is derived from our audited consolidated financial statements not included in this prospectus and is adjusted to reflect the impact of the sale in July 2003 of our Wisches, France subsidiary and the resulting treatment of this subsidiary as a discontinued operation. The summary unaudited consolidated financial information for the three months ended, and as of, March 31, 2005 and 2006 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of our future results of operations or financial performance.

						Three Months
	Year Ended December 31					Ended March 31

	2001	2002	2003	2004	2005	2005	2006

	In thousands
Income Statement Data:
Net sales	$632,602	$540,347	$533,193	$543,524	$579,121	$143,896	$160,606
Energy sales — net	9,661	9,814	10,040	9,953	10,078	2,544	2,457

Total revenues	642,263	550,161	543,233	553,477	589,199	146,440	163,063
Cost of products sold	501,142	423,880	463,687	461,063	492,023	117,846	142,798

Gross profit	141,121	126,281	79,546	92,414	97,176	28,594	20,265
Selling, general and administrative expenses	60,225	53,699	59,146	59,939	67,633	17,390	16,697
Restructuring charges	—	4,249	6,983	20,375	1,564	—	19,298
Unusual items	60,908	(2,008)	11,501	—	—	—	—
Gains on disposition of plant, equipment and timberlands, net	(2,015)	(1,304)	(32,334)	(58,509)	(22,053)	(60)	10
Insurance recoveries	—	—	—	(32,785)	(20,151)	—	—

Operating income (loss)	22,003	71,645	34,250	103,394	70,183	11,264	(15,740)
Other nonoperating income (expense)
Interest expense	(15,628)	(15,103)	(14,269)	(13,385)	(13,083)	(3,260)	(3,393)
Interest income	3,589	1,571	1,820	2,012	2,012	498	666
Other — net	1,558	1,016	(1,385)	(1,258)	1,028	261	350

Total other nonoperating expenses	(10,481)	(12,516)	(13,834)	(12,631)	(10,043)	(2,501)	(2,377)

Income (loss) from continuing operations before income taxes	11,522	59,129	20,416	90,763	60,140	8,763	(18,117)
Income tax provision (benefit)	4,693	21,492	7,430	34,661	21,531	2,473	(6,252)

Income (loss) from continuing operations	6,829	37,637	12,986	56,102	38,609	6,290	(11,865)
Discontinued operations
Income (loss) from discontinued operations	198	(64)	(513)	—	—	—	—
Income tax provision (benefit)	69	(22)	(188)	—	—	—	—

Income (loss) from discontinued operations	129	(42)	(325)	—	—	—	—

Net income (loss)	$6,958	$37,595	$12,661	$56,102	$38,609	$6,290	$(11,865)

						Three Months
	Year Ended December 31					Ended March 31

	2001	2002	2003	2004	2005	2005	2006

	In thousands
Cash Flow Data:
Cash provided (used) by continuing operations:
Operating activities	$64,437	$77,706	$46,996	$39,584	$42,868	$(9,115)	$(4,712)
Investing activities	(30,536)	(49,610)	(62,367)	42,109	(8,029)	(4,610)	(73,511)
Financing activities	(48,710)	(84,605)	(2,462)	(59,753)	(15,158)	(1,892)	49,333

Balance Sheet Data (at end of period):
Cash and cash equivalents	$95,407	$32,219	$15,566	$39,951	$57,442		$28,818
Working capital(1)	32,213	88,140	59,232	94,445	83,679		89,196
Total assets	966,604	953,202	1,027,019	1,052,270	1,044,977		1,092,777
Total debt	277,155	220,532	254,275	211,226	207,073		258,044
Shareholders’ equity	353,469	373,833	371,431	420,370	432,312		421,924

(1)	Working capital is defined as current assets less current liabilities.

RISK FACTORS
      You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.
      If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.
Risks Relating to Our Business

Our business and financial performance may be adversely affected by downturns in the target markets that we serve.
      Demand for our products in the markets we serve is primarily driven by consumption of the products we produce, which is often affected by general economic conditions. Downturns in our target markets could result in decreased demand for our products. In particular, our business may be adversely affected during periods of economic weakness by the general softness in these target markets. Our results could be adversely affected if economic conditions weaken. Also, there may be periods during which demand for our products is insufficient to enable us to operate our production facilities in an economical manner. These conditions are beyond our ability to control and have had, and may have, a significant impact on our sales and results of operations.
      In addition to fluctuations in demand for our products in the markets we serve, the markets for our paper products are also significantly affected by changes in industry capacity and output levels. There have been periods of supply and demand imbalance in the pulp and paper industry, which have caused pulp and paper prices to be volatile. The timing and magnitude of price increases or decreases in the pulp and paper market have generally varied by region and by product type. A sustained period of weak demand or excess supply would likely adversely affect pulp and paper prices. This could have a material adverse affect on our operating and financial results.

Our industry is highly competitive and increased competition could reduce our sales and profitability.
      We offer our products throughout the United States and globally in approximately 80 countries. We compete on the basis of the quality of our products, customer service, product development activities, price and distribution. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do. In markets for our engineered products and the products of our Long Fiber & Overlay Papers business unit, we compete with specialty divisions of large companies such as Ahlstrom Corporation, International Paper Company, MeadWestvaco Corporation, Sappi Limited and Stora Enso Oyj, as well as other companies such as Crompton. With respect to book publishing papers, we compete with companies such as Domtar Inc. and Weyerhaeuser Company. In the carbonless and forms sector, we compete with Appleton Papers Inc. Finally, in the envelope sector, we compete with companies such as Blue Ridge Paper Products, Inc., International Paper and Weyerhaeuser.
      In recent years, the global paper industry in which we compete has been adversely affected by paper producing capacity exceeding the demand for products. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income. The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a disadvantage.
      Some of the factors that may adversely affect our ability to compete in the markets in which we participate include:

•	the entry of new competitors into the markets we serve, including foreign producers;

•	the willingness of commodity-based paper producers to enter our specialty markets when they are unable to compete or when demand softens in their traditional markets;

•	the aggressiveness of our competitors’ pricing strategies, which could force us to decrease prices in order to maintain market share;

•	our failure to anticipate and respond to changing customer preferences;

•	our inability to develop new, improved or enhanced products; and

•	our inability to maintain the cost efficiency of our facilities.
      If we cannot effectively compete in the markets in which we operate, our sales and operating results would be adversely affected.

The cost of raw materials and energy used to manufacture our products could increase.
      We require access to sufficient and reasonably priced quantities of pulpwood, wood and other pulps, pulp substitutes, abaca fiber and certain other raw materials. Our Spring Grove facility is a vertically integrated manufacturing facility that generates approximately 85% of its annual pulp requirements. In addition, approximately 20% of its annual pulpwood requirements in 2005 were satisfied from company-owned timberlands. However, our Neenah facility purchases all of its wood and other pulps from third parties, and Chillicothe, while it makes its own pulp, purchases wood for use in its pulp mill. Our Philippine mill purchases abaca fiber to make pulp, which we use to manufacture our long fiber products in Gernsbach, Germany and Scaër, France.
      Coal is a principal source of fuel for our Spring Grove facility. In the first quarter of 2006, we negotiated a new three-year coal supply contract that will increase our annual cost of coal by approximately $6 million beginning in 2007.
      Natural gas is the principal source of fuel for our Chillicothe facilities. Natural gas prices have increased significantly in the United States since 2000 and reached record highs in 2005. Prices for natural gas are expected to remain volatile for the foreseeable future.
      We may not be able to pass increased raw materials or energy prices on to our customers if the market will not bear the higher price or where existing agreements with our customers do not allow us to pass along these cost increases. If price adjustments significantly trail increases in raw materials or energy prices or if we cannot effectively hedge against price increases, our operating results could be adversely affected.

We are subject to substantial costs and potential liability for environmental matters.
      We are subject to various environmental laws and regulations that govern our operations, including discharges into the environment and the handling and disposal of hazardous substances and wastes. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. To comply with environmental laws and regulations, we have incurred, and will continue to incur, substantial capital and operating expenditures. We anticipate that environmental regulation of our operations will continue to become more burdensome and that capital and operating expenditures necessary to comply with environmental regulations will continue, and perhaps increase, in the future. Because environmental regulations are not consistent worldwide, our ability to compete in the world marketplace may be adversely affected by capital and operating expenditures required for environmental compliance. In addition, we may incur obligations to remove or mitigate any adverse effects on the environment, such as air and water quality, resulting from mills we operate or have operated. Potential obligations include compensation for the restoration of natural resources, personal injury and property damage.
      In connection with the sale of our Ecusta Division in 2001, we are incurring landfill closure costs and may incur additional costs for recognized environmental concerns at the site of our former mill related to the presence of mercury and certain other contamination on and around the site, potentially hazardous conditions existing in the sediment and water column of the site’s water treatment and aeration and sedimentation basin, or ASB, and contamination associated with two additional landfills on the site that were not used by us.
      We are also liable for the costs of clean-up related to the presence of polychlorinated biphenyls, or PCBs, in the lower Fox River on which our Neenah facility is located. We have financial reserves for environmental matters but we cannot be certain that those reserves will be adequate to provide for future obligations related to these matters, that our share of costs and/or damages for these matters will not exceed our available resources or that such obligations will not have a long-term, material adverse effect on our consolidated financial position, liquidity or results of operations.
      Our environmental issues are complicated and should be reviewed in full. For a more detailed discussion of these matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Environmental Matters” and “Business — Environmental Matters.”

We may not successfully integrate Chillicothe and execute the related production transition plans and may not achieve our anticipated synergies at Chillicothe.
      In April 2006, we acquired Chillicothe from NewPage Corporation. Inherent risks in a business combination such as this include the inability to successfully integrate the acquired production facility and its procurement, marketing and sales requirements, as well as information systems, finance and administration functions. In addition, an integral component of this acquisition is the transfer of production from our Neenah facility to Chillicothe and the permanent shutdown of the Neenah facility. We cannot assure you that we will be able to successfully implement this transfer of production and the shutdown of the Neenah facility.
      Our inability to successfully execute the plans discussed above may adversely affect our relationships with customers, suppliers and employees. Accordingly, our financial results may be adversely affected.

We may not achieve our anticipated financial benefits from our acquisition of the Lydney mill.
      In March 2006, we acquired Crompton’s Lydney mill. We face risks inherent with acquisitions, including the inability to successfully integrate the operations of the Lydney mill, and cannot assure you that the integration will be successful. Furthermore, this acquisition is currently being reviewed by the European Commission, and the results of that review could, if an order of remedies is issued, impair our ability to integrate the Lydney mill or have other adverse consequences, including possible dispositions.
      Our inability to successfully execute our plans for the Lydney mill may adversely affect our relationships with customers, suppliers and employees. Accordingly, our financial results may be adversely affected.

We are dependent on NewPage for the provision of essential services to Chillicothe.
      In connection with the Chillicothe acquisition, we entered into a transition services agreement with NewPage for the provision by NewPage of necessary human resources, information technology and other business support services for Chillicothe for up to one year. NewPage does not, however, provide us with these services directly. Rather, NewPage previously outsourced such services to Accenture LLP. The failure of Accenture, with whom we do not have a direct contractual relationship, to perform its obligations under its agreements with NewPage could negatively affect our business, financial condition and results of operations since neither we nor NewPage may be able to provide such services on a cost-effective basis or at all.

We have operations in a politically and economically unstable location.
      We own and operate a pulp mill in the Philippines where the operating environment is unstable and subject to political unrest. Our Philippine pulp mill produces abaca pulp, a significant raw material used by our Gernsbach, Germany and Scaër, France facilities in the production of our long fiber-based products. Our Philippine pulp mill is a primary provider of abaca pulp for our Long Fiber & Overlay Papers business unit. There are limited suitable alternative sources of readily available abaca pulp in the world. In the event of a disruption in supply from our Philippine mill, there is no guarantee that we could obtain adequate amounts of abaca pulp from alternative sources at a reasonable price or at all. As a consequence, any civil disturbance, unrest, political instability or other event that causes a disruption in supply could limit the availability of abaca pulp and would increase our cost of obtaining abaca pulp. Such occurrences could adversely affect our sales volumes, revenues and operating results.

We may not be able to develop new products acceptable to our customers.
      Our business strategy is market focused and includes investments in developing new products to meet the changing needs of our customers and to maintain our market share. Our success will depend in large part on our ability to develop and introduce new and enhanced products that keep pace with introductions by our competitors and changing customer preferences. If we fail to anticipate or respond adequately to these factors, we may lose opportunities for business with both current and potential customers. The success of our new product offerings will depend on several factors, including our ability to:

•	anticipate and properly identify our customers’ needs and industry trends;

•	price our products competitively;

•	develop and commercialize new products and applications in a timely manner, particularly in the event that demand for our existing products declines or, as in the case of carbonless paper, continues to decline;

•	differentiate our products from our competitors’ products; and

•	invest in research and development activities efficiently.
      Our inability to develop new products could adversely affect our business and ultimately harm our profitability.

Our international operations pose certain risks that may adversely affect sales and earnings.
      We have significant operations and assets located in Germany, France and the Philippines, as well as a recently acquired mill in the United Kingdom. Our international sales and operations are subject to a number of special risks, in addition to the risks of our domestic sales and operations, including differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, differing regulatory environments, difficulty in managing widespread operations and political instability and unrest. These factors may adversely affect our future profits. Also, in some foreign jurisdictions in which we operate, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. Any such limitations would restrict our flexibility in using funds generated in those jurisdictions and potentially limit the cash available to repay the notes.

Foreign currency exchange rate fluctuations could adversely affect our results of operations.
      We own and operate paper and pulp mills in Germany, France and the Philippines, as well as a recently acquired mill in the United Kingdom. The local currency in Germany and France is the Euro, in the Philippines, it is the Peso, and in the United Kingdom, it is the Pound Sterling. During the year ended December 31, 2005, our operations in Germany, France and the Philippines generated approximately 29% of our sales and 30% of our operating expenses. The translation of the results from our international operations into U.S. dollars is subject to changes in the exchange rate of those currencies into dollars. For example, if the value of the dollar were to rise against these currencies, the dollar value of the revenues and earnings generated by these businesses would decrease.
      Our ability to maintain our products’ price competitiveness for our operations based outside the United States is reliant, in part, on the relative strength of the currency in which the product’s price is denominated compared to the currency of the market into which it is sold and the functional currency of our competitors. Changes in the rate of exchange of foreign currencies in relation to the U.S. dollar and other currencies may adversely affect our ability to offer products in certain markets at acceptable prices and ultimately our results of operations.

We may be unable to generate sufficient cash flow to simultaneously fund our operations, finance capital expenditures and satisfy obligations.
      Our business is capital intensive and requires significant expenditures for equipment maintenance and new or enhanced equipment, for environmental compliance matters and to support our business strategies and research and development efforts. We expect to meet all of our near- and longer-term cash needs from a combination of operating cash flow, cash and cash equivalents, sale of timberlands, our existing credit facility or other bank lines of credit and other long-term debt. If we are unable to generate sufficient cash flow from these sources, we could be unable to meet our near- and longer-term cash needs.

We may be unable to achieve expected proceeds from a sale of our timberlands.
      One of our primary business strategies is to sell 40,000 acres of higher and better use, or HBU, properties over a three- to five-year period. Our ability to sell these timberlands for the expected price depends on market conditions, including the availability of similar properties for sale that would compete with our properties. As a result, we may be unable to achieve the approximately $150 million to $200 million in pre-tax proceeds we expect from the sale of these timberlands. It is estimated that our pre-tax cost of fiber will increase by approximately $2.3 million to $4.6 million per year when all 40,000 HBU acres are sold. These costs could be higher than estimated which could adversely affect our financial results.

We may be unable to maintain our relationships with organized labor unions.
      As of December 31, 2005, approximately 68% of our global workforce was represented by various labor unions. While we believe we enjoy satisfactory relationships with all of the labor organizations that represent our employees, we cannot guarantee that labor-related disputes will not arise. Labor disputes could result in disruptions in production and could also cause increases in production costs, which could harm relationships with our customers and adversely affect our business and financial results.

If we fail to maintain satisfactory relationships with our larger customers, our business may be harmed.
      With the exception of Chillicothe, we generally have not entered into long-term supply agreements with our customers. We regularly submit bids for new business or renewal of existing business. Due to competition or other factors, we may lose business from our customers, either partially or completely. The loss of one or more of our significant customers, or a substantial reduction of orders by any of our significant customers, could harm our business and results of operations. Moreover, our customers vary their order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods. In the event we lose any of our larger customers, we may not be able to replace that revenue source, which could harm our financial results.

Several long-term Chillicothe customer agreements may limit the flexibility of that business.
      We have several long-term agreements with customers of our Chillicothe business. These agreements do not contain any commitment by those customers to purchase Chillicothe products but require us to provide products to such customers, upon request, at market prices at any time during the term of any such agreement. Our commitment to provide Chillicothe customers with products for the full term of such agreements would limit our flexibility to exit certain aspects of the Chillicothe business if it became strategically desirable to do so.

Risks Relating to Our Indebtedness

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      We have now and will continue to have, a significant amount of indebtedness. As of June 30, 2006, we had $52.9 million of indebtedness outstanding under our new revolving credit facility, $99.4 million of indebtedness outstanding under our new term loan facility, $200 million of indebtedness outstanding under the unregistered notes and $34.0 million of indebtedness outstanding under our note payable to SunTrust. Our indebtedness could materially and adversely affect us in a number of ways. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds, including for future acquisitions, to meet our operating expenses and for other purposes.
      In addition, a substantial portion of our debt, including borrowings under our new credit facility, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the credit agreement relating to our new credit facility do not fully prohibit us from doing so. If new debt is added to our current level of indebtedness, the risks associated with our indebtedness discussed above will be increased. See “Description of Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.
      Our business may not generate sufficient cash flow from operations, and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the agreements governing our indebtedness, including the indenture governing the notes; and

•	the condition of the financial markets and the industry in which we operate.

      As a result, we may not be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. The terms of our new credit facility and the indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from such a sale. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes. Any failure to make scheduled payments of interest and principal on our outstanding indebtedness when due would permit the holders of such indebtedness to declare an event of default and accelerate the indebtedness, which in turn could lead to cross-defaults under our other indebtedness, including our new credit facility and the indenture governing the notes.

The agreements that govern our new credit facility and the notes contain various covenants that limit our discretion in the operation of our business.
      The agreements and instruments that govern both our new credit facility and the notes contain various restrictive covenants that, among other things, restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments;

•	create certain liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.
      In addition, the new credit facility contains covenants that require us to achieve and maintain certain financial tests or ratios, including some that become more restrictive over time.
      Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with these covenants. A failure to comply with these covenants could result in an event of default under our new credit facility, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our new credit facility, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all of our outstanding borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable; and

•	could effectively require us to apply all of our available cash to repay our borrowings even if they do not accelerate the borrowings, which actions could result in an event of default under the notes.
      If we were unable to repay debt to our secured lenders, these lenders could also proceed against the collateral securing that debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financings, investments, acquisitions and other corporate transactions that may be beneficial to us.

We may not have the ability to raise the funds necessary to finance, and may also be prohibited from making, the change of control offer required by the indenture governing the notes and our new credit facility.
      Upon the occurrence of certain specific kinds of change of control events, we will be required under the terms of the indenture to offer to repurchase the notes and, under the terms of our new credit facility, to repay all outstanding indebtedness under that facility, plus accrued and unpaid interest, if any. We may not have sufficient funds at the time of the change of control to make the required repurchase of the notes. In the event a change of control occurs at a time when we are prohibited from purchasing the notes and we are unable to obtain consents from our lenders to repurchase the notes or are unable to refinance such obligations, we may be unable to repurchase the notes. Any failure to repurchase the notes under a change of control situation would constitute an event of default under the indenture governing the notes which may in turn lead to an event of default under our credit facilities or agreements governing our other future indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.
      If a bankruptcy case or lawsuit is initiated by unpaid creditors of any subsidiary guarantor, the debt represented by the guarantees entered into by our subsidiary guarantors may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to other obligations of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

•	either:

•	was insolvent or rendered insolvent by reason of entering into a guarantee; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.
      A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes.
      In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the subsidiary guarantees, which could mean that you may not receive any payments under the guarantees and the court may direct you to repay any amounts that you have already received from any subsidiary guarantor to such subsidiary guarantor or a fund for the benefit of such subsidiary guarantor’s creditors. Furthermore, the holders of the notes would cease to have any direct claim against the applicable subsidiary guarantor. Consequently, the applicable subsidiary guarantor’s assets would be applied first to satisfy the applicable subsidiary guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. Moreover, the voidance of a subsidiary guarantee could result in an event of default with respect to our and our subsidiary guarantors’ other debt that in turn could result in acceleration of such debt (if not otherwise accelerated due to our or our subsidiary guarantors’ insolvency or other proceeding).
      On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.
      Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws or may reduce or eliminate the subsidiary guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We may not have access to the cash flow and other assets of our non-guarantor subsidiaries that may be needed to make payments on the notes.
      Although much of our business is conducted through our subsidiaries, not all of our subsidiaries will guarantee the notes. In addition, under certain circumstances our subsidiary guarantors may be released from their guarantees. See “Description of the Notes — Guarantees.” Accordingly, our ability to make payments on the notes may be or become dependent on the earnings and the distribution of funds from our non-guarantor subsidiaries. Our subsidiaries will be permitted under the terms of the indenture with respect to the notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our non-guarantor subsidiaries will permit these subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, to the extent the guarantees of the notes by our guarantor subsidiaries may be limited or unenforceable, we may also not be able to access the earnings of those subsidiaries to help service the notes. See “— Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.”

The notes are be effectively subordinated to all liabilities and claims of creditors of our current and future non-guarantor subsidiaries.
      The notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries, along with any future subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

There may be no active trading market for the notes, and, if one develops, it may not be liquid.
      The notes were a new issues of securities for which there was no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although when the notes were initially issued the initial purchasers advised us that they intended to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the notes are eligible for trading in The PORTALsm Market, there can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders to sell their notes or the price at which the holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the unregistered notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
      Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.
      If you do not exchange your unregistered notes, they may be difficult to resell. It may be difficult for you to sell unregistered notes that are not exchanged in the exchange offer since any unregistered notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). These restrictions on transfer of your unregistered notes exist because we issued the unregistered notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the unregistered notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not intend to register the unregistered notes under the Securities Act. To the extent any unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

FORWARD-LOOKING STATEMENTS
      The statements contained in this prospectus, including the documents incorporated by reference, that are not purely historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act. When used in this prospectus and the documents incorporated by reference, the words or phrases “expects,” “will continue,” “estimates,” “we believe” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Exchange Act and the Securities Act. Forward-looking statements include plans, commitments and objectives of management for future operations. These forward-looking statements involve risks and uncertainties and are based on assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. The following important factors, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in this prospectus and the documents incorporated by reference:

•	variations in demand for, or pricing of, our products;

•	changes in the cost or availability of raw materials we use, in particular pulpwood, market pulp, pulp substitutes and abaca fiber, and changes in energy-related costs;

•	our ability to develop new, higher-value-added products;

•	the impact of competition, changes in industry paper production capacity, including the construction of new mills, the closing of mills and incremental changes due to capital expenditures or productivity increases;

•	costs and other effects of environmental compliance, cleanup, damages, remediation or restoration, or personal injury or property damages related thereto, such as the costs of natural resource restoration or damages related to the presence of polychlorinated biphenyls, or PCBs, in the lower Fox River on which our Neenah, Wisconsin facility is located, and the costs of environmental matters at our former Ecusta paper facility located in North Carolina;

•	the gain or loss of significant customers and/or the ongoing viability of such customers;

•	risks associated with our international operations, including local economic and political environments and fluctuations in currency exchange rates;

•	geopolitical events, including war and terrorism;

•	enactment of adverse state, federal or foreign tax or other legislation or changes in government policy or regulation;

•	adverse results in litigation;

•	disruptions in production and/or increased costs due to labor disputes;

•	our ability to successfully implement the European Restructuring and Optimization Program;

•	our ability to successfully execute our timberland strategy to realize the value of our timberlands;

•	our ability to execute the planned shutdown of our Neenah facility in an orderly manner;

•	our ability to finance, consummate and integrate acquisitions;

•	our ability to achieve the anticipated synergies from our acquisition of the carbonless business operations of NewPage Corporation, which is more fully described in this prospectus, and the related shutdown of our Neenah facility; and

•	all other risk factors described in the section entitled “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES
      Set forth below is information concerning our ratio of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.
      For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

	Year Ended December 31,
											Three Months Ended
	2001		2002		2003		2004		2005		March 31, 2006

Ratio of earnings to fixed charges	1.69	x	4.63	x	2.32	x	7.27	x	5.28	x	(1)

(1)	For the three months ended March 31, 2006 the deficit in earnings to fixed charges totaled $18.1 million.
USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive unregistered notes in like principal amount. The unregistered notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents, our long-term debt and our capitalization on an actual basis as of March 31, 2006. You should read this table in conjunction with “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and the audited combined financial statements of Chillicothe and related notes, each appearing elsewhere in, or incorporated by reference into, this prospectus.

As of
March 31, 2006

Cash and cash equivalents	$28,818

Other short-term debt	$3,295
Long-term debt:
Revolving credit facility(1)	70,749
New term loan facility(2)	—
6 7/8 % notes due July 2007(3)	150,000
7 1/8 notes due 2016(4)	—
SunTrust note payable	34,000
Shareholders’ equity:
Common stock	544
Capital in excess of par value	41,186
Retained earnings	531,949
Accumulated other comprehensive income (loss)	(3,432)
Treasury stock	(148,323)

Total shareholders’ equity	421,924

Total capitalization	$679,968

(1)	As of June 30, 2006, we had approximately $52.9 million of borrowings outstanding under our new revolving credit facility. Our revolving credit facility provides for aggregate borrowings of $200.0 million and matures in April 2011.

(2)	As of June 30, 2006, we had $99.4 million outstanding under our new term loan facility. Our new term loan facility matures in April 2011.

(3)	On June 5, 2006, the $150 million 6 7/8% notes were redeemed with proceeds from the $200 million 7 1/8 % note issuance.

(4)	As of June 30, 2006, we had $200 million of 7 1/8 % notes due 2016 outstanding.

DESCRIPTION OF OTHER INDEBTEDNESS
New Credit Facility
      On April 3, 2006, we, along with certain of our subsidiaries as borrowers and certain of our subsidiaries as guarantors, entered into a credit agreement with certain banks named therein, PNC Bank, National Association, as agent, PNC Capital Markets LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent. This new credit facility replaced our prior credit facility maturing in June 2006. A portion of the proceeds from the new credit facility were used to repay in full all amounts outstanding under our former $125.0 million revolving credit facility which was scheduled to expire on June 24, 2006. The remaining proceeds were used to finance the Chillicothe acquisition and for general corporate purposes.
      Pursuant to the credit agreement for our new credit facility, we may borrow, repay and reborrow revolving credit loans in an aggregate principal amount not to exceed $200.0 million outstanding at any time. Under the revolving credit facility, we may request (i) letters of credit in an aggregate face amount not to exceed $20.0 million and (ii) swing loans (as defined in the credit agreement) in an aggregate principal amount not to exceed $20.0 million. Under the credit agreement, we have the option to request of PNC Bank, subject to the approval of the banks, that the maximum principal amount under the revolving credit facility be increased from $200.0 million up to a maximum of $250.0 million. All borrowings under our credit facility are unsecured.
      Borrowings under our revolving credit facility may be used for working capital, acquisitions, capital expenditures, investments and for other general corporate purposes. As of June 30, 2006, approximately $52.9 million of indebtedness was outstanding under our revolving credit facility. The revolving credit commitment expires on April 2, 2011.
      In addition, on April 3, 2006, pursuant to the credit agreement, we received a term loan in the principal amount of $100.0 million. Quarterly repayments of principal outstanding under the term loan begin on March 31, 2007 with the final principal payment due on April 2, 2011.
      Borrowings under the credit agreement bear interest, at our option, at either (a) the bank’s base rate described in the credit agreement as the greater of the prime rate or the federal funds rate plus 50 basis points, or (b) the EURO rate based generally on the London Interbank Offer Rate, plus an applicable margin that varies from 67.5 basis points to 137.5 basis points according to our corporate credit rating determined by S&P and Moody’s.
      We have the right to prepay the term loan and revolving credit borrowings in whole or in part without premium or penalty, subject to timing conditions related to the interest rate option chosen. If certain prepayment events occur, such as a sale of assets or the incurrence of additional indebtedness in excess of $10.0 million in the aggregate, we must repay a specified portion of the term loan within five days of the prepayment event.
      The credit agreement contains a number of customary events of default for financings of this type including, without limitation, (i) failure to pay principal, interest or fees when due, (ii) material breach of representations or warranties, (iii) covenant default, (iv) cross-default to other debt in excess of an agreed amount, (v) a change of control, (vi) insolvency or bankruptcy and (vii) monetary judgment default in excess of an agreed amount. If an event of default under the credit agreement occurs and is continuing, then PNC Bank may declare outstanding obligations under the credit agreement immediately due and payable.
      The credit agreement contains a number of customary covenants for financings of this type that, among other things, restrict our ability to dispose of or create liens on assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial tests and ratios, each as defined in the credit agreement, including a consolidated minimum net worth test and a maximum debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the credit agreement, among which are the termination of the agreement and acceleration of the outstanding borrowings plus accrued and unpaid interest under our new credit facility.

Note Payable to SunTrust
      On March 21, 2003, we sold approximately 25,500 acres of timberlands and received as consideration a $37.9 million 10-year interest-bearing note receivable from The Conservation Fund. We pledged the note as collateral under a $34.0 million note payable to SunTrust Financial.
      The note payable bears interest at a fixed rate of 3.82% per annum for five years and matures on March 26, 2008, at which time we can choose to renew the obligation. We have the right at any time to prepay the term loan, in whole but not in part, without premium or penalty.
      The note payable contains a number of restrictive covenants that, among other things, limit our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make acquisitions and engage in mergers or consolidations.

SELECTED CONSOLIDATED FINANCIAL DATA
      You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, each of which is incorporated by reference herein, and our audited consolidated financial statements and related notes included elsewhere in, or incorporated by reference into, this prospectus. The following selected consolidated financial data as of December 31, 2004 and 2005 and for each of the three years ended December 31, 2005 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2002 is derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of December 31, 2001 is derived from our audited consolidated financial statements not included in this prospectus and is adjusted to reflect the impact of the sale in July 2003 of our Wisches, France subsidiary and the resulting treatment of this subsidiary as a discontinued operation. The selected consolidated financial information for the three months ended, and as of, March 31, 2005 and 2006 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of our future results of operations or financial performance.

						Three Months
	Year Ended December 31					Ended March 31

	2001	2002	2003	2004	2005	2005	2006

	In thousands
Income Statement Data:
Net sales	$632,602	$540,347	$533,193	$543,524	$579,121	$143,896	$160,606
Energy sales — net	9,661	9,814	10,040	9,953	10,078	2,544	2,457

Total revenues	642,263	550,161	543,233	553,477	589,199	146,440	163,063
Cost of products sold	501,142	423,880	463,687	461,063	492,023	117,846	142,798

Gross profit	141,121	126,281	79,546	92,414	97,176	28,594	20,265
Selling, general and administrative expenses	60,225	53,699	59,146	59,939	67,633	17,390	16,697
Restructuring charges	—	4,249	6,983	20,375	1,564	—	19,298
Unusual items	60,908	(2,008)	11,501	—	—	—	—
Gains on disposition of plant, equipment and timberlands, net	(2,015)	(1,304)	(32,334)	(58,509)	(22,053)	(60)	10
Insurance recoveries	—	—	—	(32,785)	(20,151)	—	—

Operating income (loss)	22,003	71,645	34,250	103,394	70,183	11,264	(15,740)
Other nonoperating income (expense)
Interest expense	(15,628)	(15,103)	(14,269)	(13,385)	(13,083)	(3,260)	(3,393)
Interest income	3,589	1,571	1,820	2,012	2,012	498	666
Other — net	1,558	1,016	(1,385)	(1,258)	1,028	261	350

Total other nonoperating expenses	(10,481)	(12,516)	(13,834)	(12,631)	(10,043)	(2,501)	(2,377)

Income (loss) from continuing operations before income taxes	11,522	59,129	20,416	90,763	60,140	8,763	(18,117)
Income tax provision (benefit)	4,693	21,492	7,430	34,661	21,531	2,473	(6,252)

Income (loss) from continuing operations	6,829	37,637	12,986	56,102	38,609	6,290	(11,865)
Discontinued operations
Income (loss) from discontinued operations	198	(64)	(513)	—	—	—	—
Income tax provision (benefit)	69	(22)	(188)	—	—	—	—

Income (loss) from discontinued operations	129	(42)	(325)	—	—	—	—

Net income (loss)	$6,958	$37,595	$12,661	$56,102	$38,609	$6,290	$(11,865)

						Three Months
	Year Ended December 31					Ended March 31

	2001	2002	2003	2004	2005	2005	2006

	Dollars in thousands
Cash Flow Data:
Cash provided (used) by continuing operations:
Operating activities	$64,437	$77,706	$46,996	$39,584	$42,868	$(9,115)	$(4,712)
Investing activities	(30,536)	(49,610)	(62,367)	42,109	(8,029)	(4,610)	(73,511)
Financing activities	(48,710)	(84,605)	(2,462)	(59,753)	(15,158)	(1,892)	49,333

Balance Sheet Data (at end of period):
Cash and cash equivalents	$95,407	$32,219	$15,566	$39,951	$57,442		$28,818
Working capital(1)	32,213	88,140	59,232	94,445	83,679		89,196
Total assets	966,604	953,202	1,027,019	1,052,270	1,044,977		1,092,777
Total debt	277,155	220,532	254,275	211,226	207,073		258,044
Shareholders’ equity	353,469	373,833	371,431	420,370	432,312		421,924

(1)	Working capital is defined as current assets less current liabilities.

THE EXCHANGE OFFER
Purpose and Effect of Exchange Offer; Registration Rights
      We sold the unregistered notes to Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC, ABN AMRO Incorporated and SunTrust Capital Markets, Inc. as the initial purchasers, pursuant to a purchase agreement dated April 25, 2005. The initial purchasers resold the unregistered notes in reliance on Rule 144A under the Securities Act. In connection with the sale of the unregistered notes, we entered into a registration rights agreement with the initial purchasers.
      Under the registration rights agreement we agreed:

(1) within 120 days after the date on which the unregistered notes were issued, to file a registration statement with the SEC with respect to the exchange offer to exchange the unregistered notes for exchange notes of the Company identical in all material respects to the unregistered notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

(2) to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the date on which the unregistered notes were issued; and

(3) as soon as practicable after the effectiveness of the registration statement to offer the exchange notes in exchange for surrender of the unregistered notes; and

(4) to use our reasonable best efforts to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the notes.
      For each unregistered note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such unregistered note an exchange note having a principal amount equal to that of the surrendered unregistered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or, if no interest has been paid on such unregistered note, from the date of its original issue.
      Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the unregistered notes) with the prospectus contained in the registration statement.
      Under the registration rights agreement, the Company is required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of the exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.
      If a holder is eligible to participate in this exchange offer and does not tender its unregistered notes as described in this prospectus, such holder will not have any further registration rights. In that case, the unregistered notes of such holder will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration
      In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer;

(2) for any other reason we do not consummate the exchange offer within 220 days of the date on which the unregistered shares are issued;

(3) an initial purchaser shall notify us following consummation of the exchange offer that unregistered notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus.
      If a shelf registration is required, we will:

(1) promptly file a shelf registration statement with the SEC covering resales of the unregistered notes or the exchange notes, as the case may be;

(2) (A) in the case of clause (1) immediately above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the date on which the unregistered notes were issued and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 40th day after the date on which the shelf registration statement was required to be filed; and

(3) keep the shelf registration statement effective until the earliest of (A) the time when the unregistered notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the date on which the unregistered notes were issued and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.
      We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the unregistered notes or the exchange notes, as the case may be. A holder selling the unregistered notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).
      We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the unregistered notes or exchange notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.
Additional Interest
      We will pay additional cash interest on the unregistered notes and exchange notes, subject to certain exceptions,

(1) if the we fail to file an registration statement with the SEC on or prior to the 120th day after the date on which the unregistered notes were issued,

(2) if the registration statement is not declared effective by the SEC on or prior to the 180th day after the or, if obligated to file a shelf registration statement pursuant to clause (6)(A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 180th day after the date on which the unregistered notes were issued,

(3) if the exchange offer is not consummated on or before the 40th day after the registration statement is declared effective,

(4) if obligated to file the shelf registration statement pursuant to clause (6)(B) above, the we fail to file the shelf registration statement with the SEC on or prior to the 40th day after the date on which the obligation to file a shelf registration statement arises,

(5) if obligated to file a shelf registration statement pursuant to clause (6)(B) above, the shelf registration statement is not declared effective on or prior to the 40th day after the registration statement is filed, or

(6) after the registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement or shelf registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6), a “registration default”);
from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.
      The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the unregistered notes and the exchange notes.
      The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The exchange notes will not have rights to additional interest as set forth above, upon the consummation of the exchange offer. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is an exhibit to the registration statement that includes this prospectus.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in integral multiples of $1,000. As of the date of this prospectus, $200,000,000 aggregate principal amount of the unregistered notes are outstanding.
      The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will be issued under and be entitled to the benefits of the Indenture (as defined in “— Description of the Exchange notes”).
      In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.
      There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

      If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.
      Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
      Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. We will not have any obligation to register such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.
Conditions of the Exchange Offer
      You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•	any laws, rules or regulations or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.
Expiration Date; Extensions; Amendment; Termination
      The exchange offer will expire 5:00 p.m., New York City time, on                     , 2006, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.
      To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.
      We will give oral or written notice of any non-acceptance of the unregistered notes or of any amendment to the exchange offer to the registered holders of the unregistered notes as promptly as practicable. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.
      If we determine, in our sole discretion, that any of the events or conditions described in “— Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any unregistered notes and return any unregistered notes that have been tendered to the holders;

•	extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered notes to withdraw their tendered unregistered notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.
      If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus which will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.
      Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Interest on the Exchange Notes
      The exchange notes will accrue interest from and including April 28, 2006, the date the unregistered notes were issued. Interest will be paid on the exchange notes semiannually on May 1 and November 1 of each year, commencing on November 1, 2006. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Resale of Exchange Notes
      Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in and have no arrangements or understandings with any person to participate in, the distribution of the unregistered notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.
In addition, if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.
      If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.
      If you are a broker-dealer that receives exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.
Clearing of the Notes
      Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.
Procedures for Tendering
      The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.
      Except in limited circumstances, only a DTC participant listed on a DTC notes position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer:

•	holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “— Book-Entry Transfer” and in the letter of transmittal.
      In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.
      If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.
      The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal as described in “— Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.
      In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.
      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.
Guaranteed Delivery Procedures
      Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on                     , 2006, the expiration date of the exchange offer.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.
      If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the expiration date.
Consequences of Failure to Exchange
      If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.
      Accordingly, they:

•	may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.
      As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.
Exchange Agent
      SunTrust Bank has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
	SunTrust Bank	SunTrust Bank
(804) 782-7855	Mail Code HDQ-5310 919 East Main Street Richmond, VA 23219	Mail Code HDQ-5310 919 East Main Street Richmond, VA 23219
Confirm by Telephone:
(804) 782-5170	Attn: Pat Welling, First Vice President, Corporate Trust Department	Attn: Pat Welling, First Vice President, Corporate Trust Department
Fees and Expenses
      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

      We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.
      If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF THE EXCHANGE NOTES
      The unregistered notes were, and the exchange notes will be, issued under an Indenture (the “Indenture”), dated April 28, 2006, among P. H. Glatfelter Company, the Subsidiary Guarantors and SunTrust Bank, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
      Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description, the words “Company,” “we” and “our” refer only to P. H. Glatfelter Company and not to any of its subsidiaries.
      The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find Additional Information.”
Brief Description of the Notes
      The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company; and

•	are guaranteed by each Subsidiary Guarantor.
Principal, Maturity and Interest
      The Company will issue the exchange notes with a maximum initial aggregate principal amount of $200.0 million. The Company will issue the exchange notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The exchange notes will mature on May 1, 2016. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are permitted to issue an unlimited additional aggregate principal amount of exchange notes from time to time under the Indenture (the “Additional Notes”). The notes and the Additional Notes, if any, are treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.
      Interest on the notes accrues at the rate of 7 1/8 % per annum and is payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2006. We will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.
      Interest on the notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Optional Redemption
      Except as set forth below, we are not entitled to redeem the notes at our option prior to May 1, 2011.
      On and after May 1, 2011, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period	Redemption Price

2011	103.563%
2012	102.375%
2013	101.188%
2014 and thereafter	100.000%

      In addition, at any time prior to May 1, 2009, we will be entitled at our option, on one or more occasions, to redeem the notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 107.125%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.
      Prior to May 1, 2011, we are entitled at our option to redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.
      “Applicable Premium” means with respect to a note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on May 1, 2011 (such redemption price being described in the second paragraph in this “— Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through May 1, 2011 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.
      “Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 1, 2011, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to May 1, 2011, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 1, 2011.
      “Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.
      “Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.
      “Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

      “Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.
Selection and Notice of Redemption
      If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis to the extent practicable.
      We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase notes in the open market or otherwise.
Guarantees
      The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes and the Offering — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.”
      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
      If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors — Risks Relating to the Notes and the Offering — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from our subsidiary guarantors.”
      Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary

Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;
in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture, provided that the Company complies with its obligations under the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) immediately above, the obligor on the related Subsidiary Guarantee will be released from its obligations thereunder.
      The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors”;

(3) in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not the Company or (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of the Subsidiary Guarantor complies with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; and

(4) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.
Ranking

Senior Indebtedness versus Notes
      The indebtedness evidenced by the notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The notes are guaranteed by the Subsidiary Guarantors.
      As of June 30, 2006:

(1) the Company’s Senior Indebtedness was approximately $386.3 million and

(2) the Senior Indebtedness of our Domestic Restricted Subsidiaries was approximately $341.6 million, which includes Senior Indebtedness of the Company guaranteed by one or more Domestic Restricted Subsidiaries.
      The notes are unsecured obligations of the Company. Secured debt that the Company might incur in the future and all other secured obligations of the Company in effect from time to time will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes
      A portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under “— Guarantees,” Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes.

Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.
      Our non-guarantor Foreign Subsidiaries had aggregate consolidated liabilities, excluding liabilities owing to the Company or any Subsidiary Guarantor, as of March 31, 2006, of $102.9 million and revenue for the year ended December 31, 2005 of $179.4 million and for the three months ended March 31, 2006 of $52.7 million. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”
Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), unless the Company has exercised its right to redeem all of the outstanding notes as described under “— Optional Redemption,” each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction, following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction, and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.
      Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.
      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale/ Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
      Our Credit Agreement contains, and indebtedness that we may incur in the future may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      In the event a Change of Control occurs at a time when we are prohibited by our indebtedness from purchasing notes, we may seek the consent of the applicable creditors to the purchase of notes or may attempt to refinance the indebtedness that contains such prohibition. If we do not obtain such a consent or repay such indebtedness, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under our other indebtedness.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Certain Covenants
      The Indenture contains covenants including, among others, those summarized below. Following the first day (the “Suspension Date”) that:

(1) the notes have an Investment Grade Rating from both of the Rating Agencies, and

(2) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(1) “— Limitation on Indebtedness,”

(2) “— Limitation on Restricted Payments,”

(3) “— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

(4) “— Limitation on Sales of Assets and Subsidiary Stock,”

(5) clause (3) under “— Limitation on Sale/Leaseback Transactions,”

(6) clauses (a)(2) and (a)(3) of the first paragraph under “— Merger and Consolidation,”

(7) “— Limitation on Affiliate Transactions” and

(8) “— Future Subsidiary Guarantors”
(collectively, the “Suspended Covenants”). In addition, the Subsidiary Guarantees of the Subsidiary Guarantors will also be suspended as of the Suspension Date. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.
      On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “— Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “— Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of “— Limitation of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “— Limitation on Restricted Payments” and the items specified in subclauses (3)(A) through (3)(D) of paragraph (a) of “— Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof.

Limitation on Indebtedness
      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.00 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to any Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $300 million and (ii) the sum of (x) 60% of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3) the unregistered notes and the exchange notes;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

(7) Hedging Obligations incurred in the ordinary course of business with a bona fide intention to limit interest rate risk, exchange rate risk or commodity price risk;

(8) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(9) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

(10) Indebtedness of Foreign Subsidiaries for purposes of financing working capital in an aggregate principal amount at any one time outstanding not to exceed $30.0 million;

(11) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $30.0 million;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(13) Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4); and

(14) Indebtedness of the Company or of any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed the greater of (i) $50 million and (ii) 5% of Consolidated Net Tangible Assets, as determined as of the most recent practical date (as adjusted for any significant dispositions of assets since such date).
      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.
      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) the Company may, at any time, change the classification of an item of Indebtedness or any portion thereof (except for Indebtedness Incurred under clause (1) of paragraph (b) above) to any other clause of paragraph (b) above or to paragraph (a) above; provided, however, that the Company or the applicable Restricted Subsidiary, as the case may be, would be permitted to Incur such item of Indebtedness or portion thereof pursuant to such other clause or paragraph (a), as the case may be, at time of such reclassification.

Limitation on Restricted Payments
      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds, or the fair market value of property other than cash, received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash, or the fair market value of property other than cash, received as a capital contribution by the Company from its shareholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) the payment of ordinary quarterly dividends on the common stock of the Company at a rate no greater than $0.09 per share (as adjusted for stock splits and other similar changes to such common stock); provided, however, the aggregate amount of such dividends in any year shall not exceed $17.5 million; provided further, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(11) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (11), does not exceed $35.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction contained in the terms of any Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “— Limitation on Indebtedness” or any agreement pursuant to which such Indebtedness was issued if (i) either (x) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes and any other Indebtedness that is an obligation of the Company and (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

(C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(D) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was Incurred;

(F) Liens permitted to be incurred under the provisions of the covenant described under “— Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(G) encumbrances or restrictions contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the Indenture;

(H) restrictions on cash or other deposits or net worth requirements imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(I) existing under, by reason of or with respect to applicable law, rule, regulation or order;

(J) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; and

(K) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B) any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements or mortgages; and

(C) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Limitation on Sales of Assets and Subsidiary Stock
      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors (or, in the case of any sale of timberland pursuant to a Pre-Approved Timberland Sale Initiative, as determined in good faith by an executive officer of the Company), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or cash equivalents or (B) Additional Assets; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) or (C) above (other than with the Net Available Cash from any Asset Disposition of timberland pursuant to a Pre-Approved Timberland Sale Initiative), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $25.0 million.
      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (including, in the case of any installment note received by the Company or any Restricted Subsidiary in respect of any Asset Disposition of timberland pursuant to a Pre-Approved Timberland Sale Initiative, the receipt of cash in respect of any loan secured solely by a pledge of such installment note and, if applicable, the pledge or assignment of a letter of credit or similar instrument provided by such transferee), to the extent of cash received in that conversion.
      (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions
      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $15.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $30.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4) the payment of fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(8) any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Liens
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company and the Restricted Subsidiaries will be entitled to Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens pursuant to this proviso (including any Attributable Debt) does not exceed at the time of such incurrence 5% of Consolidated Net Tangible Assets, as determined as of the most recent practical date (adjusted for any significant dispositions of assets since such date) (and any such Liens Incurred pursuant to this proviso may be permitted to exist).
      Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/ Leaseback Transactions
      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation
      (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.
      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

      (b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company (A) complies with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, (B) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and (C) such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Future Subsidiary Guarantors
      The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to Incur any Indebtedness unless:

(1) such Indebtedness is Incurred by such Restricted Subsidiary pursuant to clause (2), (4), (5), (6) (with respect to Refinancing Indebtedness of Indebtedness initially Incurred under clause (4) or (5) only), (7), (8), (9), (11) or (12) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”;

(2) such Restricted Subsidiary is a Subsidiary Guarantor; or

(3) such Restricted Subsidiary simultaneously executes and delivers a Subsidiary Guarantee and becomes a Subsidiary Guarantor.

SEC Reports
      The Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
      At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults
      Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations in paragraph (a) of the covenant described above under “— Certain Covenants — Merger and Consolidation”;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “— Certain Covenants” under “— Limitation on Indebtedness,” “— Limitation on Restricted Payments,” “— Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions,” “— Limitation on Liens,” “— Limitation on Sale/ Leaseback Transactions,” “— Certain Covenants — Merger and Consolidation” (other than a failure to comply with paragraph (a) thereof), “— Future Subsidiary Guarantors” or “— SEC Reports”;

(5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $15.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.
However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.
      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.
Amendments and Waivers
      Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in, the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9) other than in accordance with the Indenture, make any change in or release any Subsidiary Guarantee that would adversely affect the Noteholders.
      Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder of the notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes.
      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
      After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.
      Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Transfer
      The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.
Satisfaction and Discharge
      When we (1) deliver to the Trustee all outstanding notes for cancelation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.
Defeasance
      At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the notes.
      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).
      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the its Subsidiary Guarantee.
      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the Trustee
      SunTrust Bank is to be the Trustee under the Indenture. We have appointed SunTrust Bank as Registrar and Paying Agent with regard to the notes. SunTrust Bank is an affiliate of SunTrust Capital Markets, Inc., one of the Initial Purchasers.
      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
      “Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;
provided, however, that the following shall not constitute an Asset Disposition:

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a fair market value of less than $2.5 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) dispositions (including without limitation surrenders and waivers) of accounts receivable or other contract rights in connection with the compromise, settlement or collection thereof;

(F) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;

(G) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(H) any disposition of assets that constitutes a Change of Control to the extent the Company has complied with the provisions under “Change of Control.”
      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.
      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
      “Business Day” means each day which is not a Legal Holiday.
      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
      “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
      “Chillicothe Acquisition” means the Company’s acquisition of certain assets located in Ohio from NewPage Corporation pursuant to the terms of an Asset Purchase Agreement dated February 21, 2006.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commodity Agreement” means any commodity forward contract, commodities futures contract, commodity swaps, commodity option or other similar agreement or arrangement.
      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).
      If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.
      “Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.
      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses; and

(6) the cumulative effect of a change in accounting principles, in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.
      “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

(3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.
      “Credit Agreement” means the Credit Agreement entered into by and among, the Company, certain of its Subsidiaries, the lenders from time to time a party thereto, PNC Bank, National Association, as Agent, and Credit Suisse Securities (USA) LLC, as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more credit facilities, and any agreement (and related document) entered into in substitution for any credit agreement, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement,” whether with the same or any other agent, lender or group of lenders.
      “Credit Facilities” means one or more debt facilities (including the Credit Agreement (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement, if any), commercial paper facilities, fiscal agency agreements or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuance of notes, bonds, debentures or other evidences of Indebtedness, in each case as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more of such facilities or forms of Indebtedness.
      “Currency Agreement” means in any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(ii) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.
      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business); and

(5) to the extent not included in clauses (1) through (4) above, Permitted EBITDA Add-Backs;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
      “Equity Offering” means any public or private sale after the Issue Date of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8.
      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
      “Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights Agreement.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
      “Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.
      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
      “Initial Purchasers” means Credit Suisse Securities (USA) LLC, ABN AMRO Incorporated, PNC Capital Markets LLC and SunTrust Capital Markets, Inc.
      “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.
      For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB– (or the equivalent) by Standard and Poor’s, or an equivalent rating by any other Rating Agency.
      “Issue Date” means the date on which the unregistered notes were originally issued.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
      “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
      “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.
      “Officers’ Certificate” means a certificate signed by two Officers.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Permitted EBITDA Add-Backs” means the following cash or non-cash charges incurred after January 1, 2006 and before March 31, 2007 which are deducted in the computation of the net income of the Company and its consolidated Subsidiaries and which the Company may add back to such net income in its computation of EBITDA (as provided in the definition of such term), with appropriate adjustments for the tax effects of such add-backs and subject to the proviso below: charges related to the shut-down of the Company’s Neenah, Wisconsin, production facility, the transfer of production from such facility to assets acquired in the Chillicothe Acquisition, and the integration costs for the Chillicothe Acquisition; provided, however, that (1) the total amount of such charges which may be so added back to net income may not exceed $80.0 million, and (2) the total amount of such cash charges which may be so added back to net income may not exceed $40.0 million.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13) Investments in Permitted Joint Ventures, when taken together with all other Investments made pursuant to this clause (13), do not exceed $35.0 million;

(14) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries are paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(16) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment is made, do not exceed the greater of (i) $35 million and (ii) 3.0% of Consolidated Net Tangible Assets.
      “Permitted Joint Venture” means any joint venture in which the Company or any Subsidiary thereof holds an equity interest and that is engaged in a Related Business.
      “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, assessments or governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness” (including, during any Suspension Period, Indebtedness of the type and in the amounts specified under such clause);

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens to secure Indebtedness permitted under the provisions described in clause (b)(11) under “— Certain Covenants — Limitation on Indebtedness” (including, during any Suspension Period, Indebtedness of the type and in the amounts specified under such clause); provided, however, such Liens are limited to the assets that are the subject of such Indebtedness and the proceeds thereof;

(14) Liens in favor of the Company or any Subsidiary Guarantor; and

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9, (10) or (13); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9),(10) or (13) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Pre-Approved Timberland Sale Initiative” means any initiative approved by the Board of Directors pursuant to which the Company has identified timberland to be sold, transferred or otherwise disposed and pursuant to which the Board of Directors has authorized management of the Company to effect the sale, transfer or disposal of such timberland.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.
      “Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Board of Directors, which shall be substituted for Moody’s or S&P or both, as the case may be.
      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
      “Registration Rights Agreement” means the Registration Rights Agreement dated April 28, 2006, among the Company, the Subsidiary Guarantors and the Initial Purchasers.
      “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.
      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
      “SEC” means the U.S. Securities and Exchange Commission.
      “Securities Act” means the U.S. Securities Act of 1933, as amended.
      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Company or any Subsidiary of the Company;

(ii) any liability for Federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
      “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.
      “Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.
      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.
      “Trustee” means SunTrust Bank until a successor replaces it and, thereafter, means the successor.
      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange offer and the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, “United States Holders” (as defined below) whose functional currency is not the U.S. dollar, partnerships and other pass through entities, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.
      As used in this prospectus, “United States Holder” means a beneficial owner of the notes that is for United States federal income tax purposes:

•	a citizen or resident alien individual of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.
      A “non-United States Holder” is a beneficial owner of notes that is neither a United States Holder nor a partnership or other entity treated as a partnership for United States federal income tax purposes. If a holder of the notes is a partnership or other entity treated as a partnership for United States federal income tax purposes, the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold notes, and partners in such partnerships, should consult their own tax advisors.
      Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.
United States Holders

Exchange of Unregistered Notes in the Exchange Offer
      The exchange of the unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to United States Holders for United States federal income tax purposes. Consequently, a United States Holder will not recognize gain or loss upon the exchange of an unregistered note for an exchange note, the United States Holder’s adjusted tax basis in the exchange note immediately after the exchange will be the same as its adjusted tax basis in the corresponding unregistered note immediately before the exchange, and the United States Holder’s holding period in the exchange note will include the holding period in the unregistered note exchanged therefore.

Interest
      Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s regular method of accounting for United States federal income tax purposes.

      A United States Holder who purchased one or more notes at a market discount (generally, at a cost less than its stated principal amount) that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. These rules, provide, in part, that gain on the sale or other disposition of a debt instrument is treated as ordinary income to the extent of accrued market discount not previously included in income. The market discount rules also provide for the deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount unless a United States Holder elects to include market discount in its income currently.
      A United States Holder who purchased one or more notes at a premium (generally, at a cost in excess of its stated principal amount) may elect to amortize such premium as an offset to interest income under the premium amortization rules of the Code.
      A United States Holder who purchases notes at a premium or at a discount should consult with its independent tax advisors about the potential application of the bond premium or market discount rules.

Sale or Other Taxable Disposition of the Notes
      A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in gross income) and the United States Holder’s adjusted tax basis in the note. Such gain or loss generally will be a capital gain or loss subject to the market discount rules and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. A United States Holder’s adjusted tax basis in a note generally will be the cost of the note, subject to adjustment for bond premium and market discount as required by the Code. Long-term capital gains of individuals generally are eligible for reduced rates of United States federal income tax. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding
      A United States Holder may be subject to backup withholding tax, currently at a 28% rate, when such United States Holder receives interest and principal payments on the notes, or upon the proceeds received from the sale or other disposition of such notes. Certain United States Holders (including, among others, corporations and certain tax-exempt organizations) generally are exempt from backup withholding. A non-exempt United States Holder will be subject to this backup withholding tax if such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, ordinarily is his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the United States Holder has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the United States Holder is a United States person, has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.
      United States Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and United States Holders may use amounts withheld as a refund or credit against their United States federal income tax liability so long as the requisite information is timely furnished to the IRS.
Non-United States Holders

Exchange of Unregistered Notes in the Exchange Offer
      The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange of the unregistered notes for U.S. federal income tax purposes.

Interest Payments and Gains from Dispositions

Interest on the Notes
      Payments of interest on the notes generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if the non-United States Holder properly certifies as to its foreign status as described below, and:

•	such non-United States Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

•	such non-United States Holder is not a “controlled foreign corporation” that is related to us.
      The portfolio interest exemption and several of the special rules for non-United States Holders described below generally apply only if such non-United States Holders appropriately certify as to their foreign status. Non-United States Holders can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that they are not UNITED STATES persons. If a non-United States Holder holds the notes through a financial institution or other agent acting on its behalf, such non-United States Holder may be required to provide appropriate certifications to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
      If a non-United States Holder cannot satisfy the requirements described above, payments of interest made to such non-United States Holder will be subject to the 30% United States federal withholding tax, unless such non-United States Holder is eligible for treaty benefits and provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty, or if the payments of interest are effectively connected with such non-United States Holder’s conduct of a trade or business in the United States and such non-United States Holder meets the certification requirements described below. See below “— Income or Gain Effectively Connected with a United States Trade or Business.”

Disposition of Notes
      A non-United States Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a United States trade or business (and in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Income or Gain Effectively Connected with a United States Trade or Business
      If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a United States trade or business conducted by a non-United States Holder (and in the case of an applicable income tax treaty, is attributable to such non-United States Holder’s permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. A non-United States Holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If such non-United States Holder is a corporation, the portion of its earnings and profits that is effectively connected with its United States trade or business (and, in the case of an applicable income tax treaty, is attributable to its permanent establishment in the United States) also may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting
      Backup withholding and information reporting generally will not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will likely not be subject to information reporting or backup withholding, except that information reporting will apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes:

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business;
unless such broker has documentary evidence in its files of the holder’s foreign status and has no knowledge to the contrary, or the owner otherwise establishes an exemption.
      Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is not a “United States person” or otherwise establishes an exemption from information reporting and backup withholding.
      Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or a credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Certain legal matters in connection with the notes offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.
EXPERTS
      The consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      Our subsidiary guarantors do not file separate financial statements with the SEC and do not independently publish their financial statements. Instead, our subsidiary guarantors’ financial condition, results of operations and cash flows are consolidated into our financial statements. Condensed consolidating financial information illustrating our subsidiary guarantors’ financial condition, results of operations and cash flows, on a combined basis, is disclosed in the notes to our consolidated financial statements.
      The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.
      We incorporate by reference the documents listed below:

1.	Our current reports on Form 8-K, filed February 3, 2006, February 27, 2006, March 1, 2006, March 14, 2006, April 6, 2006, April 7, 2006, May 3, 2006, May 30, 2006, June 13, 2006, June 26, 2006 and June 29, 2006;

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, except for “Part I, Item 1. Financial Statements,” which financial statements are included on pages F-43 through F-64 of this prospectus;

3.	Our annual report on Form 10-K for the fiscal year ended December 31, 2005, except for “Item 8. Financial Statements and Supplementary Data,” which financial statements are included on pages F-2 through F-42 of this prospectus.
      Our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.glatfelter.com. The contents of the website are not incorporated by reference into this prospectus. You also may request a copy of these filings, at no cost, by contacting us at: P. H. Glatfelter Company, 96 South George Street, Suite 500, York, Pennsylvania 17401 (telephone number (717) 225-4711), Attention: Investor Relations.

      We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the termination of the offering made hereby.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.
      Any request for documents should be made by                     , 2006 to ensure timely delivery of the documents prior to the expiration of the exchange offer.
      We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the termination of the offering made hereby.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

INDEX TO FINANCIAL STATEMENTS
Audited Consolidated Financial Statements of P. H. Glatfelter Company and subsidiaries for the years ended December 31, 2005, 2004 and 2003
Unaudited Consolidated Financial Statements of P. H. Glatfelter Company and subsidiaries for the three months ended March 31, 2006 and 2005

Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2006 and 2005	F-43
Condensed Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005	F-44
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005	F-45
Notes to Condensed Consolidated Financial Statements	F-46

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Management of P. H. Glatfelter Company (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the chief executive and chief financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States.
      As of December 31, 2005, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2005 is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States.
      Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures are being made only in accordance with authorizations of management; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.
      The Company’s management, including the chief executive officer and chief financial officer, does not expect that our internal control over financial reporting will prevent or detect all errors and all frauds. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based, in part, on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
P. H. Glatfelter Company
      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that P. H. Glatfelter Company and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005, of the Company and our report dated March 13, 2006, except for Note 23, as to which the date is July 13, 2006, expressed an unqualified opinion on those financial statements.
Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
P. H. Glatfelter Company
      We have audited the accompanying consolidated balance sheets of P. H. Glatfelter Company and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule as listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of P. H. Glatfelter Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 13, 2006, except for Note 23, as to which the date is July 13, 2006.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2005	2004	2003

	(In thousands, except
	per share amounts)
Net sales	$579,121	$543,524	$533,193
Energy sales — net	10,078	9,953	10,040

Total revenues	589,199	553,477	543,233
Costs of products sold	492,023	461,063	463,687

Gross profit	97,176	92,414	79,546
Selling, general and administrative expenses	67,633	59,939	59,146
Restructuring charges	1,564	20,375	6,983
Unusual items	—	—	11,501
Gains on disposition of plant, equipment and timberlands, net	(22,053)	(58,509)	(32,334)
Insurance recoveries	(20,151)	(32,785)	—

Total	26,993	(10,980)	45,296

Operating income	70,183	103,394	34,250
Other nonoperating income (expense)
Interest expense	(13,083)	(13,385)	(14,269)
Interest income	2,012	2,012	1,820
Other — net	1,028	(1,258)	(1,385)

Total other nonoperating expense	(10,043)	(12,631)	(13,834)

Income from continuing operations before income taxes	60,140	90,763	20,416
Income tax provision	21,531	34,661	7,430

Income from continuing operations	38,609	56,102	12,986
Discontinued operations
Loss from discontinued operations	—	—	(513)
Income tax benefit	—	—	(188)

Loss from discontinued operations	—	—	(325)

Net income	$38,609	$56,102	$12,661

Basic earnings per share
Income from continuing operations	$0.88	$1.28	$0.30
Loss from discontinued operations	—	—	(0.01)

Net income	$0.88	$1.28	$0.29

Diluted earnings per share
Income from continuing operations	$0.87	$1.27	$0.30
Loss from discontinued operations	—	—	(0.01)

Net income	$0.87	$1.27	$0.29

The accompanying notes are an integral part of the consolidated financial statements.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31

	2005	2004

	(Dollars in thousands,
	except par values)
ASSETS
Current assets
Cash and cash equivalents	$57,442	$39,951
Accounts receivable (less allowance for doubtful accounts: 2005 — $931; 2004 — $2,364)	62,524	60,900
Inventories	81,248	78,836
Prepaid expenses and other current assets	22,343	18,765

Total current assets	223,557	198,452
Plant, equipment and timberlands — net	478,828	520,412
Other assets	342,592	333,406

Total assets	$1,044,977	$1,052,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$19,650	$446
Short-term debt	3,423	3,503
Accounts payable	31,132	30,174
Dividends payable	3,972	3,955
Environmental liabilities	7,575	7,715
Other current liabilities	74,126	58,214

Total current liabilities	139,878	104,007
Long-term debt	184,000	207,277
Deferred income taxes	206,269	212,074
Other long-term liabilities	82,518	108,542

Total liabilities	612,665	631,900
Commitments and contingencies	—	—
Shareholders’ equity
Common stock, $.01 par value; authorized — 120,000,000 shares; issued — 54,361,980 shares (including shares in treasury: 2005 — 10,229,734 — 2004 — 10,412,222)	544	544
Capital in excess of par value	43,450	41,828
Retained earnings	547,810	525,056
Deferred compensation	(2,295)	(1,275)
Accumulated other comprehensive income (loss)	(5,343)	8,768

	584,166	574,921
Less cost of common stock in treasury	(151,854)	(154,551)

Total shareholders’ equity	432,312	420,370

Total liabilities and shareholders’ equity	$1,044,977	$1,052,270

The accompanying notes are an integral part of the consolidated financial statements.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Operating activities
Net income	$38,609	$56,102	$12,661
Loss from discontinued operations	—	—	(325)

Income from continuing operations	38,609	56,102	12,986
Adjustments to reconcile to net cash provided by continuing operations:
Depreciation, depletion and amortization	50,647	51,598	56,029
Pension income	(16,517)	(17,342)	(17,149)
Restructuring charges and unusual items	1,564	16,483	17,640
Deferred income tax provision	3,020	17,364	7,779
Gains on dispositions of plant, equipment and timberlands, net	(22,053)	(58,509)	(32,334)
Other	630	655	745
Change in operating assets and liabilities
Accounts receivable	(5,876)	470	4,399
Inventories	(6,195)	(4,276)	3,060
Other assets and prepaid expenses	3,995	(12,721)	(359)
Liabilities	(4,956)	(10,240)	(5,800)

Net cash provided by continuing operations	42,868	39,584	46,996
Net cash used by discontinued operations	—	—	(244)

Net cash provided by operating activities	42,868	39,584	46,752
Investing activities
Purchase of plant, equipment and timberlands	(31,024)	(18,587)	(66,758)
Proceeds from disposal of plant, equipment and timberlands	22,450	60,171	2,892
Proceeds from sale of subsidiary, net of cash divested	545	525	1,499

Net cash (used) provided by investing activities of continuing operations	(8,029)	42,109	(62,367)
Net cash used by investing activities of discontinued operations	—	—	(60)

Net cash (used) provided by investing activities	(8,029)	42,109	(62,427)
Financing activities
Net repayments from revolving credit facility	(733)	(44,888)	(10,124)
Proceeds from borrowing from SunTrust Financial	—	—	34,000
Payment of dividends	(15,839)	(15,782)	(26,879)
Proceeds from stock options exercised	1,414	917	541

Net cash used by financing activities	(15,158)	(59,753)	(2,462)
Effect of exchange rate changes on cash	(2,190)	2,445	1,484

Net increase (decrease) in cash and cash equivalents	17,491	24,385	(16,653)
Cash and cash equivalents at the beginning of period	39,951	15,566	32,219

Cash and cash equivalents at the end of period	$57,442	$39,951	$15,566

Supplemental cash flow information
Cash paid (received) for
Interest expense	$12,378	$11,713	$13,767
Income taxes	17,443	3,256	(1,575)
The accompanying notes are an integral part of the consolidated financial statements.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004 and 2003

					Accumulated
					Other
					Compre-
		Capital in		Deferred	hensive		Total
	Common	Excess of	Retained	Compen-	Income	Treasury	Shareholders’
	Stock	Par Value	Earnings	sation	(Loss)	Stock	Equity

	(In thousands, except shares outstanding)
Balance at January 1, 2003	$544	$40,798	$495,278	$—	$(3,708)	$(159,079)	$373,833
Comprehensive income
Net income			12,661				12,661
Other comprehensive income
Foreign currency translation adjustments					6,398

Other comprehensive income					6,398		6,398

Comprehensive income							19,059
Tax effect on employee stock options exercised		13					13
Cash dividends declared			(23,183)				(23,183)
Delivery of treasury shares
Performance shares		(13)				124	111
401(k) plans		(207)				1,188	981
Director compensation		(21)				97	76
Employee stock options exercised — net		(101)				642	541

Balance at December 31, 2003	544	40,469	484,756	—	2,690	(157,028)	371,431
Comprehensive income
Net income			56,102				56,102
Other comprehensive income
Foreign currency translation adjustments					6,078

Other comprehensive income					6,078		6,078

Comprehensive income							62,180
Tax effect on employee stock options exercised		38					38
Cash dividends declared			(15,802)				(15,802)
Issuance of restricted stock units, net		1,725		(1,275)			450
Delivery of treasury shares
Restricted stock awards		(57)				275	218
401(k) plans		(170)				1,015	845
Director compensation		(12)				105	93
Employee stock options exercised — net		(165)				1,082	917

Balance at December 31, 2004	544	41,828	525,056	(1,275)	8,768	(154,551)	420,370
Comprehensive income
Net income			38,609				38,609
Other comprehensive income
Foreign currency translation adjustments					(9,619)
Additional minimum pension liability, net of tax benefits of $2,831					(4,492)

Other comprehensive income					(14,111)		(14,111)

Comprehensive income							24,498
Tax effect on employee stock options exercised		76					76
Cash dividends declared			(15,855)				(15,855)
Issuance of restricted stock units, net		1,894		(1,020)			874
Delivery of treasury shares
401(k) plans		(84)				917	833
Director compensation		(21)				123	102
Employee stock options exercised — net		(243)				1,657	1,414

Balance at December 31, 2005	$544	$43,450	$547,810	$(2,295)	$(5,343)	$(151,854)	$432,312

The accompanying notes are an integral part of the consolidated financial statements.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     ORGANIZATION
      P. H. Glatfelter Company and subsidiaries (“Glatfelter”) is a manufacturer of specialty papers and engineered products. Headquartered in York, Pennsylvania, our manufacturing facilities are located in Spring Grove, Pennsylvania; Neenah, Wisconsin; Gernsbach, Germany; Scaër, France and the Philippines. Our products are marketed throughout the United States and in over 80 other countries, either through wholesale paper merchants, brokers and agents or directly to customers.
2.     ACCOUNTING POLICIES
      Principles of Consolidation The consolidated financial statements include the accounts of Glatfelter and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.
      Accounting Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates and assumptions used in the preparation of these consolidated financial statements are reasonable, based upon currently available facts and known circumstances, but recognizes that actual results may differ from those estimates and assumptions.
      Cash and Cash Equivalents We classify all highly liquid instruments with an original maturity of three months or less at the time of purchase as cash equivalents.
      Inventories Inventories are stated at the lower of cost or market. Raw materials and in-process and finished inventories of our domestic manufacturing operations are valued using the last-in, first-out (LIFO) method, and the supplies inventories are valued principally using the average-cost method. Inventories at our foreign operations are valued using a method that approximates average cost.
      Plant, Equipment and Timberlands For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. For income taxes purposes, depreciation is primarily calculated using accelerated methods over lives established by statute or U.S. Treasury Department procedures. Provision is made for deferred income taxes applicable to this difference.
      The range of estimated service lives used to calculate financial reporting depreciation for principal items of plant and equipment are as follows:

Buildings	10 — 45 Years
Machinery and equipment	7 — 35 Years
Other	4 — 40 Years
      All timber costs related to the reforestation process, including, taxes, site preparation, planting, fertilization, herbicide application and thinning, are capitalized. After 20 years, the timber is considered merchantable and depletion is computed on a unit rate of usage by growing area based on estimated quantities of recoverable material. For purchases of land tracts with existing timber, inventoried merchantable timber is subject to immediate depletion based upon usage. Costs related to the purchase of pre-merchantable timber are transferred to merchantable timber over a 10-year period, whereupon it is eligible for depletion.
      Estimated timber volume is based upon its current stage in the growth cycle. Growth and yield data is developed through the use of published growth and yield studies as well as our own historical experience. This data is used to calculate volumes for established timber stands. Timber is depleted on an actual usage basis. For purchased timber tracts, a systematic timber inventory is completed and volume is estimated for

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
merchantable timber. Pre-merchantable timber of purchased tracts is estimated based upon its current stage in the growth cycle using growth and yield data.
      Maintenance and repairs are charged to income and major renewals and betterments are capitalized. At the time property is retired or sold, the net carrying value is eliminated and any resultant gain or loss is included in income.
      Investment Securities Investments in debt securities are classified as held-to-maturity and recorded at amortized cost in the consolidated balance sheets when we have the positive intent and ability to hold until maturity. At December 31, 2005 and 2004, investments in debt securities classified as held-to-maturity totaled $9.0 million and $9.3 million, respectively. The non-current portion is included in “Other assets” on the consolidated balance sheets.
      Valuation of Long-lived Assets We evaluate long-lived assets for impairment when a specific event indicates that the carrying value of an asset may not be recoverable. Recoverability is assessed based on estimates of future cash flows expected to result from the use and eventual disposition of the asset. If the sum of expected undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. An impairment loss, if any, is recognized for the amount by which the carrying value of the asset exceeds its fair value.
      Asset Retirement Obligations In accordance with Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN No. 47”), we accrue asset retirement obligations, if any, in the period in which obligations relating to future asset retirements are incurred. Under these standards, costs are to be accrued at estimated fair value, and a related long-lived asset is capitalized. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset for which the obligation exists. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded. Asset retirement obligations with indeterminate settlement dates are not recorded until such dates can be reasonably estimated. At December 31, 2005, we do not have any obligations required to be accrued under FIN No. 47.
      Income Taxes Income taxes are determined using asset and the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (“SFAS No. 109”). Under SFAS No. 109, tax expense includes US and international income taxes plus the provision for US taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested. Tax credits and other incentives reduce tax expense in the year the credits are claimed. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported in deferred income taxes. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. The Company establishes a valuation allowance for deferred tax assets for which realization is not likely.
      The Company accounts for income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.”
      Treasury Stock Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the weighted-average cost basis.
      Foreign Currency Translation Our subsidiaries outside the United States use their local currency as the functional currency. Accordingly, translation gains and losses and the effect of exchange rate changes on transactions designated as hedges of net foreign investments are included as a component of other comprehensive income (loss). Transaction gains and losses are included in income in the period in which they occur.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Revenue Recognition We recognize revenue on product sales when the customer takes title and assumes the risks and rewards of ownership. We record revenue net of an allowance for customer returns.
      Revenue from energy sales is recognized when electricity is delivered to the customer. Certain costs associated with the production of electricity, such as fuel, labor, depreciation and maintenance are netted against energy sales for presentation on the Consolidated Statements of Income. Costs netted against energy sales totaled $7.3 million, $8.3 million and $7.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. Our current contract to sell electricity generated in excess of our own use expires in the year 2010 and requires that the customer purchase all of our excess electricity up to a certain level. The price for the electricity is determined pursuant to a formula and varies depending upon the amount sold in any given year.
      Environmental Liabilities Accruals for losses associated with environmental obligations are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing legislation and remediation technologies. Costs related to environmental remediation are charged to expense. These accruals are adjusted periodically as assessment and remediation actions continue and/or further legal or technical information develops. Such undiscounted liabilities are exclusive of any insurance or other claims against third parties. Environmental costs are capitalized if the costs extend the life of the asset, increase its capacity and/or mitigate or prevent contamination from future operations. Recoveries of environmental remediation costs from other parties, including insurance carriers, are recorded as assets when their receipt is assured beyond a reasonable doubt.
      Stock-based Compensation We account for stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation expense for restricted stock performance awards is recognized ratably over the performance period based on changes in quoted market prices of Glatfelter stock and the likelihood of achieving the performance goals. This variable plan accounting recognition is due to the uncertainty of achieving performance goals and estimating the number of shares ultimately to be issued. Compensation expense for awards of nonvested Restricted Stock Units (“RSUs”) is recognized over their graded vesting period based on the grant-date value. The grant-date value is determined based on the grant-date closing price of Glatfelter common stock. The exercise price of all employee stock options is at least equal to their grant-date market value. Accordingly, no compensation expense is recorded for stock options granted to employees.
      Pro Forma Information No compensation expense has been recognized for the issuance of non-qualified stock options. No stock options were granted in 2005. The weighted-average grant-date fair value of options granted during 2004 and 2003, was $3.31 and $2.48, respectively.
      The fair value of each option on the date of grant was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	2004	2003

Risk-free interest rate	4.50%	3.47%
Expected dividend yield	3.17	5.74
Expected volatility	35.0	38.9
Expected life	6.5 yrs	6.5 yrs

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth pro forma information as if compensation expense for all stock-based compensation had been determined consistent with the fair value method of SFAS No. 123.

	Year Ended December 31

	2005	2004	2003

	(In thousands, except per share)
Net income as reported	$38,609	$56,102	$12,661
Add: stock-based compensation expense included in reported net income, net of tax	757	16	346
Less: stock-based compensation expense determined under fair value based method for all awards, net of tax	(786)	(339)	(1,808)

Pro forma	$38,580	$55,779	$11,199

Basic earnings per share
Reported	$0.88	$1.28	$0.29
Pro forma	0.88	1.27	0.26
Diluted earnings per share
Reported	0.87	1.27	0.29
Pro forma	0.87	1.27	0.26
      Earnings Per Share Basic earnings per share are computed by dividing net income by the weighted-average common shares outstanding during the respective periods. Diluted earnings per share are computed by dividing net income by the weighted-average common shares and common share equivalents outstanding during the period. The dilutive effect of common share equivalents is considered in the diluted earnings per share computation using the treasury stock method.
      Fair Value of Financial Instruments The amounts reported on the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, other assets, and short-term debt approximate fair value. Financial derivatives are recorded at fair value. The following table sets forth carrying value and fair value of long-term debt:

	2005		2004

	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Long-term debt	$203,650	$206,652	$207,723	$215,402
3.     RECENT PRONOUNCEMENTS
      In December 2004, SFAS No. 123(R), “Share-Based Payment” was issued. This standard requires employee stock options and other stock-based compensation awards to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123(R) is required to be adopted by the company, beginning January 1, 2006. The adoption of this standard will not have a material impact on our results of operations or financial position.
      In November 2004, SFAS No. 151, “Inventory Costs — an amendment to ARB No. 43, Chapter 4,” (“SFAS No. 151”) was issued. This standard, which is effective for fiscal years beginning after June 15, 2005, clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). We do not expect SFAS No. 151 will have a material impact on our results of operations or financial position.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4.     DISCONTINUED OPERATIONS
      In July 2003, we sold our Wisches, France subsidiary for approximately $2.0 million and the assumption of approximately $1.1 million of debt owed to us by our subsidiary. At closing, we received $1.7 million and the remaining amounts were paid in two annual installments, in July 2005 and 2004. This subsidiary is reported as discontinued operations for all periods presented. Prior to the sale, the underlying assets were recorded at the lower of carrying amount or fair value less cost to sell. Accordingly, loss from discontinued operations for the year ended December 31, 2003, includes a charge of $0.5 million, after tax, to write-down the carrying value of the assets prior to the sale. Revenue included in determining results from discontinued operations totaled $2.6 million for 2003. This operation was previously reported in the Specialty Papers business unit.
5.     RESTRUCTURING CHARGES
      European Restructuring and Optimization Program (“EURO Program”) During the fourth quarter of 2005, we began to implement this restructuring program, a comprehensive series of initiatives designed to improve the performance of our Long Fiber & Overlay Papers business unit. In the fourth quarter of 2005, we recorded restructuring charges totaling $1.6 million associated with the related work force efficiency plans at the Gernsbach, Germany facility. This change reflects severance, early retirement and related costs for the 55 affected employees. We expect to incur cash out lays in this amount over the next 24 month period.
      North American Restructuring Program The North American Restructuring Program, which was initiated in the second quarter of 2004, was designed to improve operating results by enhancing product and service offerings in Specialty Papers’ book publishing markets, growing revenue from uncoated specialty papers, reducing our workforce at our Spring Grove facility by approximately 20%, and implementing improved supply chain management processes. In conjunction with this initiative, we negotiated a new labor agreement that enables us to achieve targeted workforce reduction levels at our Spring Grove, PA facility. As part of the new labor agreement, we offered a voluntary early retirement benefits package to eligible employees. These special termination benefits resulted in a charge of $16.5 million in 2004, substantially all of which was for enhanced pension benefits, post-retirement medical benefits and other related employee severance costs. In addition, we recorded restructuring charges totaling $0.7 million, for severance and related pension and other post employment benefits (“OPEB”) associated with the elimination of certain non-represented positions. The following table sets forth activity in the North American Restructuring Program restructuring reserve.

	Year Ended
	December 31

	2005	2004

	(In thousands)
Beginning balance	$60	$—
Amounts accrued		17,187
Payments made	(60)	(644)
To be paid:
From pension plan assets		(11,255)
As OPEB benefits		(5,228)

Ending balance	$—	$60

      Amounts representing enhanced pension benefits will be paid from our pension plan assets and are recorded as a reduction to the carrying value of our prepaid pension assets. The amounts for OPEB benefits were recorded as “Other long-term liabilities” in the accompanying condensed Consolidated Balance Sheets.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
We will pay the OPEB benefits as they are incurred over the course of the affected employees’ benefit period, which could range up to 8 years.
      Neenah Restructuring In September 2003, we announced the decision to permanently shut down a paper making machine and the deinking process at our Neenah, WI facility. This initiative resulted in the elimination of approximately 190 positions and the modification of a long-term steam supply contract. The machines and processes abandoned had supported our Specialty Papers business unit. The results for 2003 include related pre-tax charges of $13.5 million, of which $6.5 million are reflected in the consolidated income statement as components of cost of products sold, and $7.0 million are reflected as “restructuring charges.” The results of operations in 2004 include $3.2 million of Neenah related restructuring charges, of which $3.0 million represents a fee paid to modify a steam supply contract at the Neenah facility in connection with the restructuring initiative. The remaining amount represents adjustments to estimated benefit continuation costs. There were no charges in 2005 related to Neenah Restructuring.
      The following table sets forth information with respect to Neenah restructuring charges:

	Year Ended
	December 31

	2004	2003

	(In thousands)
Contract modification fee	$3,000	$—
Depreciation on abandoned equipment	—	5,974
Severance and benefit continuation	188	1,874
Pension and other retirement benefits	—	4,878
Other	—	768

Total	$3,188	$13,494

      As of December 31, 2005 and 2004, the Neenah restructuring reserve totaled $0.5 million and $0.7 million, respectively. All such amounts primarily relate to accrued workers’ compensation costs.
6.     UNUSUAL ITEMS
      Unusual items in 2003 reflect an $11.5 million charge relating to our former Ecusta Division, which was sold in 2001. Under the Ecusta Division acquisition agreement, we are indemnified for certain liabilities that have been assumed by the buyers. We had previously accrued liabilities related to certain post-retirement benefits, workers compensation claims and vendor payables and established a corresponding receivable due from the buyers. We paid the portion of these liabilities that became due and sought reimbursement from the buyers, which, to date, they have refused.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	GAIN ON DISPOSITIONS OF PLANT, EQUIPMENT AND TIMBERLANDS
      During 2005, 2004 and 2003, we completed sales of timberlands and, in 2004, the corporate aircraft. The following table summarizes these transactions.

	Acres	Proceeds	Gain/(Loss)

	(Dollars in thousands)
2005
Timberlands	2,488	$21,000	$20,327
Other	n/a	1,778	1,726

Total		$22,778	$22,053

2004
Timberlands	4,482	$56,586	$55,355
Corporate Aircraft	n/a	2,861	2,554
Other	n/a	724	600

Total		$60,171	$58,509

2003
Timberlands	25,500	$37,850	$31,234
Other	n/a	2,892	1,100

Total		$40,742	$32,334

      All property sales completed in 2005 and 2004 were sold for cash. As consideration for the timberlands sold in 2003, we received a 10-year note from a subsidiary of The Conservation Fund in the principal amount of $37.9 million (the “Note”), which is included in “Other assets” in the Condensed Consolidated Balance Sheet.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     EARNINGS PER SHARE
      The following table sets forth the details of basic and diluted earnings per share (EPS):

	2005	2004	2003

	(In thousands, except per share)
Income from continuing operations	$38,609	$56,102	$12,986
Loss from discontinued operations	—	—	(325)

Net income	$38,609	$56,102	$12,661

Weighted average common shares outstanding used in basic EPS	44,013	43,856	43,731
Common shares issuable upon exercise of dilutive stock options, restricted stock awards and performance awards	330	167	29

Weighted average common shares outstanding and common share equivalents used in diluted EPS	44,343	44,023	43,760

Basic EPS
Income from continuing operations	$0.88	$1.28	$0.30
Loss from discontinued operations	—	—	(0.01)

Net income	$0.88	$1.28	$0.29

Diluted EPS
Income from continuing operations	$0.87	$1.27	$0.30
Loss from discontinued operations	—	—	(0.01)

Net income	$0.87	$1.27	$0.29

      The following table sets forth the potential common shares outstanding for options to purchase shares of common stock that were outstanding but were not included in the computation of diluted EPS for the period indicated, because their effect would be anti-dilutive.

	2005	2004	2003

	(In thousands)
Potential common shares	758	1,664	1,846
9.     GAIN ON INSURANCE RECOVERIES
      During 2005 and 2004, we reached successful resolution of certain claims under insurance policies related to the Fox River environmental matter. Insurance recoveries included in the results of operations totaled $20.2 and $32.8 million in 2005 and 2004, respectively, and were received in cash.
10.     INCOME TAXES
      Income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The effects of income taxes are measured based on enacted tax laws and rates.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The provision for income taxes from continuing operations consisted of the following:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Current taxes
Federal	$14,881	$8,982	$(723)
State	3,145	5,262	27
Foreign	485	3,053	347

	18,511	17,297	(349)
Deferred taxes
Federal	3,239	14,292	1,562
State	(1,905)	101	2,950
Foreign	1,686	2,971	3,267

	3,020	17,364	7,779

Total provision for income taxes from continuing operations	$21,531	$34,661	$7,430

      The following are domestic and foreign components of pretax income from continuing operations:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
United States	$55,865	$78,627	$16,968
Foreign	4,275	12,136	3,448

Total pretax income	$60,140	$90,763	$20,416

      A reconciliation between the income tax provision, computed by applying the statutory federal income tax rate of 35% to income before income taxes from continuing operations, and the actual income tax:

	Year Ended
	December 31

	2005	2004	2003

	(In thousands)
Federal income tax provision at statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.3	3.9	3.7
Tax effect of bargain sale	—	—	(19.6)
Tax effect of tax credits	(2.2)	(4.1)	(7.3)
Valuation allowance	(0.8)	3.4	29.7
Provision for (resolution of) tax matters	2.2	—	(2.7)
Other	0.3	—	(2.4)

Total provision for income taxes from continuing operations	35.8%	38.2%	36.4%

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The sources of deferred income taxes were as follows at December 31:

	2005		2004

		Non-		Non-
	Current	current	Current	current
	Asset	Asset	Asset	Asset
	(Liability)	(Liability)	(Liability)	(Liability)

	(In thousands)
Reserves	$6,082	$8,817	$6,291	$10,106
Compensation	1,134	2,832	1,070	2,274
Post-retirement benefits	1,992	10,683	1,992	10,591
Property	—	(117,492)	—	(124,651)
Pension	(430)	(98,261)	(478)	(94,373)
Installment Sale	—	(10,897)	—	(12,521)
Inventories	(45)	—	368	—
Other	2,285	(4,315)	176	(2,688)
Tax carry forwards	—	20,467	(1,519)	25,858

Subtotal	11,018	(188,166)	7,900	(185,404)
Valuation allowance	(26)	(18,103)	—	(20,037)

Total	$10,992	$(206,269)	$7,900	$(205,441)

      Current and non-current deferred tax assets and liabilities are included in the following balance sheet captions:

	Year Ended December 31

	2005	2004

	(In thousands)
Prepaid expenses and other current assets	$11,209	$8,910
Other current liabilities	217	1,010
Other non-current assets	—	6,633
Deferred income taxes	206,269	212,074
      At December 31, 2005, the Company had state and foreign tax net operating loss (“NOL”) carryforwards of $70.7 million and $10.0 million, respectively. These NOL carryforwards are available to offset future taxable income, if any. The state NOL carryforwards expire between 2007 and 2025; the foreign NOL carryforwards do not expire.
      In addition, the Company had federal charitable contribution carryforwards of $7.5 million, which expire in 2008, federal foreign tax credit carryforwards of $0.3 million, which expire in 2013, and various state tax credit carryforwards totaling $1.3 million, which expire between 2006 and 2020.
      The Company has established a valuation allowance of $18.1 million against the net deferred tax assets, primarily due to the uncertainty regarding the ability to utilize state tax carryforwards and certain deferred foreign tax credits.
      The Company operates within multiple taxing jurisdictions and in the normal course of business is examined in various jurisdictions. Tax accruals related to the estimated outcome of these examinations are recorded in accordance with SFAS No. 5. The reversal of accruals is recorded when examinations are completed, statues of limitations close or tax laws change. A net expense of $1.3 million was recorded in 2005, $0.3 million was recorded in 2004, and a net benefit of $1.7 million was recorded in 2003 related to domestic and foreign examination audits and risks. Tax credits and other incentives reduce tax expense in the

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
year the credits are claimed. In 2005, the Company recorded tax credits of $1.8 million related to R&D credits, fuels tax credit and the newly enacted electricity production tax credit. In 2004 and 2003 similar tax credit were recorded of $0.8 million and $1.5 million respectively.
      At December 31, 2005 and 2004, unremitted earnings of subsidiaries outside the United States deemed to be permanently reinvested totaled $57.9 million and $55.9 million, respectively. Because the unremitted earnings of subsidiaries are deemed to be permanently reinvested as of December 31, 2005, no deferred tax liability has been recognized in the Company’s financial statements. Consistent with the Company’s policy of permanent reinvestment, the Company did not repatriate under the provisions of the American Jobs Creation Act of 2004.
11.     STOCK-BASED COMPENSATION
      On April 25, 2005 the common shareholders approved the P. H. Glatfelter 2005 Long Term Incentive Plan (“2005 Plan”) to authorize, among other things, the issuance of up to 1,500,000 shares of Glatfelter common stock to eligible participants. The 2005 Plan, which replaced the 1992 Long Term Incentive Plan, provides for the issuance of restricted stock units, restricted stock awards, non-qualified stock options, performance shares, incentive stock options and performance units. As of December 31, 2005, 1,469,118 shares of common stock were available for future issuance under the 2005 Plan.
      Restricted Stock Units During 2005 and 2004, 150,782 and 157,280 non-vested RSUs, net of forfeitures, were awarded, respectively, primarily under the 1992 Key Employee Long-Term Incentive Plan, to executive officers and other key employees. Under terms of the awards, the RSUs vest based solely on the passage of time on a graded scale over a three, four, and five-year period. On the grant date, the RSUs, net of forfeitures were valued at $1.7 million and were recorded as “Deferred compensation,” a contra-equity account in the accompanying Condensed Consolidated Balance Sheet. Stock-based compensation expense with respect to the RSUs totaled $0.9 million and $0.5 million during 2005 and 2004, respectively.
      Restricted Stock Performance Awards During 2003, 2,660 shares of restricted stock performance shares were awarded. Such awards are subject to forfeiture, in whole or in part, if the recipient ceases to be an employee within a specified time period. Vesting of the awards was contingent on achieving certain specified total shareholder return measures related to a peer group as of December 31, 2005. This target was met and shares were issued in 2006.
      The number of shares otherwise required to be delivered may be reduced by an amount that would have a fair market value equal to the taxes we withhold on delivery. We may also, at our discretion, elect to pay to the recipients in cash an amount equal to the fair market value of the shares that would otherwise be delivered.
      The following table summarizes stock-based compensation expense with respect to restricted stock performance awards for each of the past three years:

Compensation
Expense

(In thousands)
2005	$705
2004	(443)
2003	533

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Non-Qualified Stock Options The following table summarizes the activity with respect to non-qualified options to purchase shares of common stock granted under the 1992 Plan:

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	2,098,612	$14.65	2,304,339	$14.71	2,828,529	$15.00
Granted	—	—	51,250	11.18	40,990	11.75
Exercised	(111,542)	12.67	(72,850)	12.61	(43,287)	12.60
Canceled	(433,861)	17.30	(184,127)	15.51	(521,893)	16.47

Outstanding at end of year	1,553,209	14.06	2,098,612	14.65	2,304,339	14.71

Exercisable at end of year	1,547,422	$14.07	1,956,439	$15.17	1,410,614	$15.45
      The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average	Number	Average
	Shares	Contractual Life	Exercise Price	Outstanding	Exercise Price

$10.78 to $12.41	368,037	4.0	$12.09	362,250	$11.48
12.95 to 14.44	640,812	5.4	13.29	640,812	13.29
15.44 to 17.16	394,800	5.6	15.55	394,800	15.55
17.54 to 18.78	149,560	2.3	18.26	149,560	18.26

	1,553,209	4.8		1,547,422

      In December 2003, the Compensation Committee accelerated the vesting of options granted during December 2001 and December 2002, to become fully vested as of January 1, 2004. Vesting was accelerated for an aggregate of 639,610 shares, of which 98,300 were previously vested under their original terms. Since the options’ exercise price was greater than the market value of the underlying common stock at the time vesting was accelerated, no compensation expense was recognized. All options expire on the earlier of termination or, in some instances, a defined period subsequent to termination of employment, or ten years from the date of grant.
      The exercise price represents the average quoted market price of Glatfelter common stock on the date of grant, or the average quoted market prices of Glatfelter common stock on the first day before and after the date of grant for which quoted market price information was available if such information was not available on the date of grant.

12.	RETIREMENT PLANS AND OTHER POST-RETIREMENT BENEFITS
      We have both funded and, with respect to our international operations, unfunded noncontributory defined-benefit pension plans covering substantially all of our employees. The benefits are based, in the case of certain plans, on average salary and years of service and, in the case of other plans, on a fixed amount for each year of service. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974. We use a December 31-measurement date for all of our defined benefit plans.
      We also provide certain health care benefits to eligible retired employees. These benefits include a comprehensive medical plan for retirees prior to age 65 and fixed supplemental premium payments to retirees over age 65 to help defray the costs of Medicare. The plan is not funded and claims are paid as reported.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits		Other Benefits

	2005	2004	2005	2004

	(In millions)
Change in Benefit Obligation
Balance at beginning of year	$295.2	$267.2	$46.7	$39.7
Service Cost	3.7	3.9	1.1	1.0
Interest Cost	16.3	16.1	2.7	2.4
Plan amendments	—	0.2	(1.4)
Actuarial loss	21.6	15.9	3.4	2.0
Benefits paid	(20.5)	(18.4)	(4.2)	(3.6)
Impact of curtailments	—	(0.5)	—	5.1
Impact of special termination benefits	—	10.8	—	0.1

Balance at end of year	$316.3	$295.2	$48.3	$46.7

Change in Plan Assets
Fair value of plan assets at beginning of year	$465.6	$445.7	$—	$—
Actual return on plan assets	24.2	35.8	—	—
Employer contributions	2.3	2.5	4.2	3.6
Benefits paid	(20.5)	(18.4)	(4.2)	(3.6)

Fair value of plan assets at end of year	$471.6	$465.6	$—	$—

Reconciliation of Funded Status
Funded Status	$155.3	$170.4	$(48.3)	$(46.7)
Unrecognized transition assets	—	—	—	—
Unrecognized prior service cost	19.6	21.7	(7.5)	(6.8)
Unrecognized loss	70.4	33.4	23.2	21.1

Net amount recognized	$245.3	$225.5	$(32.6)	$(32.4)

      The net prepaid pension cost for qualified pension plans is primarily included in “Other assets,” and the accrued pension cost for non-qualified pension plans and accrued post-retirement benefit costs are primarily included in “Other long-term liabilities” on the Consolidated Balance Sheets at December 31, 2005 and 2004.
      Amounts recognized in the consolidated balance sheet consist of the following as of December 31:

	Pension Benefits		Other Benefits

	2005	2004	2005	2004

	(In millions)
Prepaid benefit cost	$264.7	$245.4	$—	$—
Accrued benefit liability	(28.6)	(19.9)	(32.6)	(32.4)
Intangible asset	1.9	—	—	—
Other comprehensive income, pre-tax	7.3	—	—	—

Net amount recognized	$245.3	$225.5	$(32.6)	$(32.4)

      The accumulated benefit obligation for all defined benefit pension plans was $297.7 million and $283.2. at December 31, 2005 and 2004, respectively.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The weighted-average assumptions used in computing the benefit obligations above were as follows:

			Other
	Pension Benefits		Benefits

	2005	2004	2005	2004

Discount rate — benefit obligation	5.50%	5.75%	5.50%	5.75%
Future compensation growth rate	4.0	4.0	—	—
      Information for pension plans with an accumulated benefit obligation in excess of plan assets was as follows:

	2005	2004

	(In millions)
Projected benefit obligation	$30.3	$23.1
Accumulated benefit obligation	28.6	21.8
Fair value of plan assets	—	—
      Net periodic benefit (income) cost includes the following components:

	Year Ended December 31

	2005	2004	2003

	(In millions)
Pension Benefits
Service cost	$3.7	$3.9	$3.7
Interest cost	16.3	16.1	16.3
Expected return on plan assets	(39.4)	(39.4)	(38.7)
Amortization of transition asset	—	(0.8)	(1.3)
Amortization of prior service cost	2.3	2.4	2.8
Recognized actuarial loss	0.5	0.4	0.0

Net periodic benefit (income) cost	(16.6)	(17.4)	(17.2)
Special termination benefits	—	—	5.4
Curtailment and settlement	—	11.4	—

Total net periodic benefit (income) cost	$(16.6)	$(6.0)	$(11.8)

Other Benefits
Service cost	$1.1	$1.0	$1.0
Interest cost	2.7	2.4	2.5
Amortization of prior service cost	(0.7)	(0.7)	(0.8)
Recognized actuarial loss	1.3	1.2	1.1

Net periodic benefit (income) cost	4.4	3.9	3.8
Special termination benefits	—	5.2	(0.5)
Plan amendments	—	—	(0.7)

Total net periodic benefit cost	$4.4	$9.1	$2.6

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The weighted-average assumptions used in computing the net periodic benefit (income) cost information above were as follows:

	Year Ended
	December 31

	2005	2004	2003

	(In millions)
Pension Benefits
Discount rate — benefit expense	5.75%	6.25%	6.75%
Future compensation growth rate	4.0	4.0	4.0
Expected long-term rate of return on plan assets	8.5	8.5	8.5
Other Benefits
Discount rate — benefit expense	5.75%	6.25%	6.75%
Future compensation growth rate	—	—	—
Expected long-term rate of return on plan assets	—	—	—
      To develop the expected long-term rate of return assumption, we considered the historical returns and the future expected returns for each asset class, as well as the target asset allocation of the pension portfolio. This resulted in the selection of the 8.5% long-term rate of return on plan assets assumption for 2005.
      Assumed health care cost trend rates at December 31 were as follows:

	2005	2004

Health care cost trend rate assumed for next year	11.0%	11.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate rate	2013	2014
      Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage
	Point

	Increase	Decrease

	(In thousands)
Effect on:
Post-retirement benefit obligation	$4,267	$(3,774)
Total of service and interest cost components	407	(353)
      Plan Assets Glatfelter’s pension plan weighted-average allocations at December 31, 2005 and 2004, by asset category, are as follows:

	2005	2004

Asset Category Equity securities	70%	66%
Debt securities	30	30
Cash and real estate	—	4

Total	100%	100%

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our objective is to achieve an above-market rate of return on our pension plan assets. Based upon this objective, along with the timing of benefit payments and the risks associated with various asset classes available for investment, we have established the following asset allocation guidelines:

	Minimum	Target	Maximum

Equity	60%	70%	80%
Fixed Income & Other	20	30	40
      Real estate can be between 0% and 5% of the target equity allocation. Glatfelter stock can also be between 0% and 5% of the target equity allocation, although there were no holdings of Glatfelter stock as of December 31, 2005 or 2004. Our investment policy prohibits the investment in certain securities without the approval of the Finance Committee of the Board of Directors. Regarding Fixed Income securities, the weighted-average credit quality will be at least “AA” with a “BBB” minimum credit quality for each issue.
      Cash Flow We do not expect to make contributions to our qualified pension plans in 2006. Contributions and benefit payments expected to be made in 2006 under our non-qualified pension plans and other benefit plans are summarized below:

(In
thousands)
Nonqualified pension plans	$2,145
Other benefit plans	5,079
      The following table sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid:

	Pension Benefits

	Qualified	Non-Qualified	Other
	Plans	Plans	Benefits

	(In thousands)
2006	$18,048	$2,145	$5,079
2007	17,842	2,079	4,826
2008	17,534	2,061	4,334
2009	17,265	2,052	4,119
2010	17,345	1,725	3,801
2011 through 2015	93,617	8,893	18,296
      Payments expected to be made pursuant to the qualified plans will be made from our pension plan assets.
      Defined Contribution Plans We maintain 401(k) plans for certain hourly and salaried employees. Employees may contribute up to 15% of their salary to these plans, subject to certain restrictions. We will match a portion of the employee’s contribution, subject to certain limitations, in the form of shares of Glatfelter common stock. The expense associated with our 401(k) match was $0.6 million, $0.7 million and $0.7 million in 2005, 2004 and 2003, respectively.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13.     INVENTORIES
      Inventories, net of reserves were as follows:

	2005	2004

	(In thousands)
Raw materials	$16,392	$14,974
In-process and finished	39,930	39,327
Supplies	24,926	24,535

Total	$81,248	$78,836

      If we had valued all inventories using the average-cost method, inventories would have been $12.7 million and $12.6 million higher than reported at December 31, 2005 and 2004, respectively. During 2005 and 2003 we liquidated certain LIFO inventories, the effect of which did not have a significant impact on net income.
      At December 31, 2005 the recorded value of the above inventories exceeded the tax basis by $0.2 million. At December 31, 2004, the recorded values were less than the tax basis by $0.8 million.
14.     PLANT, EQUIPMENT AND TIMBERLANDS
      Plant, equipment and timberlands at December 31 were as follows:

	2005	2004

	(In thousands)
Land and buildings	$132,962	$137,668
Machinery and equipment	888,660	902,835
Other	82,098	85,891
Accumulated depreciation	(641,070)	(611,852)

	462,650	514,542
Construction in progress	13,940	3,219
Timberlands, less depletion	2,238	2,651

Plant, equipment and timberlands — net	$478,828	$520,412

15.     OTHER CURRENT LIABILITIES
      Other current liabilities consist of the following:

	December 31

	2005	2004

	(In thousands)
Accrued payroll and benefits	$18,828	$19,525
Other accrued compensation and retirement benefits	6,320	8,838
Income taxes payable	15,480	14,307
Cross currency rate swap	16,370	—
Other accrued expenses	17,128	15,544

Total	$74,126	$58,214

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
16.     LONG-TERM DEBT
      Long-term debt is summarized as follows:

	December 31

	2005	2004

	(In thousands)
Revolving credit facility, due June 2006	$19,650	$23,277
6 7/8 % Notes, due July 2007	150,000	150,000
Note payable — SunTrust, due March 2008	34,000	34,000
Other notes, various	—	446

Total long-term debt	203,650	207,723
Less current portion	(19,650)	(446)

Long-term debt, excluding current portion	$184,000	$207,277

      During 2002, we entered into an unsecured $125 million multi-currency revolving credit facility (the “Facility”) with a syndicate of four major banks. The Facility, which replaced an old facility, enables Glatfelter or its subsidiaries to borrow up to the equivalent of $125.0 million in certain currencies. Borrowings can be made for any time period from one day to six months and incur interest based on the domestic prime rate or a Eurocurrency rate, at our option, plus a margin ranging from .525 to 1.05. The margin and a facility fee on the commitment balance are based on the higher of our debt ratings as published by Standard & Poor’s and Moody’s. The Facility requires us to meet certain leverage and interest coverage ratios, both of which we are in compliance with at December 31, 2005.
      On July 22, 1997, we issued $150.0 million principal amount of 6 7/8 % Notes due July 15, 2007. Interest on the Notes is payable semiannually on January 15 and July 15. The Notes are redeemable, in whole or in part, at our option at any time at a calculated redemption price plus accrued and unpaid interest to the date of redemption, and constitute unsecured and unsubordinated indebtedness.
      On March 21, 2003, we sold approximately 25,500 acres of timberlands and received as consideration a $37.9 million 10-year interest bearing note receivable from the Timberland Buyer. We pledged the Note as collateral under a $34.0 million promissory note payable to SunTrust Financial (the “Note Payable”). The Note Payable bears interest at a fixed rate of 3.82% for five years at which time we can elect to renew the obligation.
      P. H. Glatfelter Company guarantees debt obligations of all its subsidiaries. All such obligations are recorded in these consolidated financial statements.
      At December 31, 2005 and 2004, we had $4.3 million and $4.0 million, respectively, of letters of credit issued to us by a financial institution. The letters of credit are for the benefit of certain state workers compensation insurance agencies in conjunction with our self-insurance program. No amounts were outstanding under the letters of credit. We bear the credit risk on this amount to the extent that we do not comply with the provisions of certain agreements. The letters of credit do not reduce the amount available under our lines of credit.
17.     CROSS-CURRENCY SWAP
      In conjunction with our 2002 refinancing, we entered into a cross-currency swap transaction effective June 24, 2002. Under this transaction, we swapped $70.0 million for approximately €73.0 million and will pay interest on the Euro portion of the swap at a floating Eurocurrency Rate, plus applicable margins and will receive interest on the dollar portion of the swap at a floating U.S. Dollar LIBOR, plus applicable

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
margins. The contract matures on June 24, 2006. The cross-currency swap is designed to provide protection from the impact that changes in currency rates have on certain U.S. dollar-denominated inter-company obligations recorded at our subsidiary in Gernsbach, Germany. The cross-currency swap is recorded in the Consolidated Balance Sheets at fair value of $(16.4) and $(29.6) million at December 31, 2005 and 2004, respectively, under the captions “Other current liabilities” and “Other long-term liabilities”, respectively. Changes in fair value are recognized in current earnings as “Other income (expenses)” in the Consolidated Statements of Income. The mark-to-market adjustment was offset by the related remeasurement of the U.S. dollar denominated inter-company obligations.
      The credit risks associated with our financial derivatives are controlled through the evaluation and monitoring of creditworthiness of the counterparties. Although counterparties may expose us to losses in the event of nonperformance, we do not expect such losses, if any, to be significant.
18.     SHAREHOLDERS’ EQUITY
      The following table summarizes outstanding shares of common stock:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Shares outstanding at beginning of year	43,950	43,782	43,644
Treasury shares issued for:
Restricted stock performance awards		19	8
401(k) plan	62	69	80
Director compensation	9	7	7
Employee stock options exercised	111	73	43

Shares outstanding at end of year	44,132	43,950	43,782

19.     COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS
      Contractual Commitments The following table summarizes the minimum annual rentals due on noncancelable operating leases and other similar contractual obligations having initial or remaining terms in excess of one year. Other contractual obligations primarily represent minimum purchase commitments under steam, energy and pulp wood supply contracts.

	Leases	Other

	(In thousands)
2006	$2,191	$21,740
2007	1,886	12,632
2008	1,238	12,668
2009	794	12,488
2010	624	7,840
      At December 31, 2005, required minimum annual rentals due under operating leases and other similar contractual obligations aggregated $15.5 million and $125.4 million, respectively.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Ecusta Division Matters We have reserves for various matters associated with our former Ecusta Division. Activity in these reserves during the periods indicated is summarized below.

	Ecusta
	Environmental	Workers’
	Matters	Comp	Other	Total

	(In thousands)
Balance, Jan. 1, 2003	$—	$2,200	$1,393	$3,593
Accruals	7,600	—	—	7,600
Payments	—	—	—	—

Balance, Dec. 31, 2003	7,600	2,200	1,393	11,193
Accruals	—	—	1,907	1,907
Payments	(1,209)	(56)	—	(1,265)

Balance, Dec. 31, 2004	6,391	2,144	3,300	11,835
Accruals	2,700	—	—	2,700
Payments	(986)	(231)	—	(1,217)

Balance, Dec. 31, 2005	$8,105	$1,913	$3,300	$13,318

      With respect to the reserves set forth above as of December 31, 2005, $1.5 million is recorded under the caption “other current liabilities” and $11.8 million is recorded under the caption “other long-term liabilities” in the accompanying condensed consolidated balance sheets.
      The following discussion provides more details on each of these matters.
      Background Information In August 2001, pursuant to an acquisition agreement (the “Acquisition Agreement”), we sold the assets of our Ecusta Division to four related entities, consisting of Purico (IOM) Limited, an Isle of Man limited liability company (“Purico”), and RF&Son Inc. (“RF”), RFS US Inc. (“RFS US”) and RFS Ecusta Inc. (“RFS Ecusta”), each of which is a Delaware corporation, (collectively, the “Buyers”).
      In August 2002, the Buyers shut down the manufacturing operation of the pulp and paper mill in Pisgah Forest, North Carolina, which was the most significant operation of the Ecusta Division. On October 23, 2002, RFS Ecusta and RFS US filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. During the fourth quarter of 2002, in accordance with the provisions of the Acquisition Agreement, we notified the Buyers of third party claims (“Third Party Claims”) made against us for which we are seeking indemnification from the Buyers. The Third Party Claims primarily relate to certain post-retirement benefits, workers’ compensation claims and vendor payables.
      Effective August 8, 2003, the assets of RFS Ecusta and RFS US, which substantially consist of the pulp and paper mill and related real property, were sold to several third parties unrelated to the Buyers (the “New Buyers”). We understand the New Buyers’ business plan was to continue certain mill-related operations and to convert portions of the mill site into a business park.
      Ecusta Environmental Matters Beginning in April 2003, government authorities, including the North Carolina Department of Environment and Natural Resources (“NCDENR”), initiated discussions with us and the New Buyers regarding, among other environmental issues, certain potential landfill closure liabilities associated with the Ecusta mill and its properties. The discussions focused on NCDENR’s desire to establish a plan and secure financial resources to close three landfills located at the Ecusta facility and to address other environmental matters at the facility. During the third quarter of 2003, the discussions ended with NCDENR’s conclusion to hold us responsible for the closure of three landfills. Accordingly, we established reserves approximating $7.6 million. In March 2004 and September 2005, the NCDENR issued us separate orders

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
requiring the closure of two of the three landfills at issue. We have substantially completed the closure of these two landfills.
      In October 2004, one of the New Buyers entered into a Brownfields Agreement with the NCDENR relating to the Ecusta mill, pursuant to which the New Buyer was to be held responsible for certain specified environmental concerns.
      In September 2005, NCDENR sought our participation, pursuant to a proposed consent order, in the evaluation and potential remediation of environmentally hazardous conditions at the former Ecusta mill site. In January 2006, NCDENR modified its proposed consent order to include us and the owner (the “Prior Owner”) from whom our predecessor, Ecusta Corporation, purchased the Ecusta mill. NCDENR and the United States Environmental Protection Agency (“USEPA”) have indicated that if neither party enters into the proposed consent order EPA will likely list the mill site on the National Priorities List and pursue assessment and remediation of the site under the Comprehensive Environmental Responsibility, Compensation and Liability Act (more commonly known as “Superfund”). In addition to calling for the assessment, closure, and post-closure monitoring and maintenance of the third landfill for which we had previously been held responsible, the proposed consent order asserts concerns regarding:

i. mercury and certain other contamination on and around the site;

ii. potentially hazardous conditions existing in the sediment and water column of the site’s water treatment and aeration and sedimentation basin (the “ASB”); and

iii. contamination associated with two additional landfills on the site that were not used by us.
      With respect to the concerns set forth above (collectively, the “NCDENR matters”) we believe the Prior Owner has primary liability for the mercury contamination; that the New Buyers, as owner and operator of the ASB, have primary liability for addressing any issues associated with the ASB, including closure, and that the New Buyers, in a May 2004 agreement, expressly agreed to indemnify and hold us harmless from certain environmental liabilities, which include most, if not all, of the NCDENR matters. We continue to have discussions with NCDENR concerning our potential responsibilities and appropriate remedial actions, if any, which may be necessary.
      In addition, it is possible the New Buyers may not have sufficient cash flow to continue meeting certain obligations to NCDENR and us. Specifically, the New Buyers are obligated (i) to treat leachate and stormwater runoff from the landfills, which we are currently required to manage, and (ii) to remediate groundwater contamination in the vicinity of a former caustic building at the site. If the New Buyers should default on these obligations, it is possible that NCDENR will require us to make appropriate arrangements for the treatment and disposal of the landfill waste streams and to be responsible for the remediation of certain contamination on and around the site (collectively, the “New Buyers Matters”).
      As a result of NCDENR’s September 2005 communication with us and our assessment of the range of likely outcomes of the NCDENR Matters and the New Buyers Matters, our results of operations for 2005 includes a $2.7 million charge to increase our reserve for estimated costs associated with the Ecusta environmental matters. The addition to the reserve includes estimated operating costs associated with continuing certain water treatment facilities at the site which are necessary to treat leachate discharges from certain of the landfills, the closure for which we had previously reserved, estimated costs to perform an assessment of certain risks posed by the presence of mercury, further characterization of sediment in the ASB and treatment of other contamination.
      The reserves relating to additional environmental assessment activities were premised, in part, on the belief that it might be mutually beneficial to us and NCDENR if we were to agree to perform the assessment activities, without accepting responsibility for any subsequently required remediation. We believe that outcome may still be possible. However, it is currently unclear whether NCDENR and EPA will accept such

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
an arrangement. It is equally uncertain what action will be taken by EPA and NCDENR in the absence of a consent order (and against whom) and what remediation, if any, will be required if and when additional assessments are performed.
      In addition, it is unclear how liability for any required assessment or remediation will be apportioned among the Prior Owner, Glatfelter, the Buyers and the New Buyers. Therefore, the 2005 charge does not include costs associated with further remediation activities that we may be required to perform.
      Whether we will be required to remediate, the extent of contamination, if any, and the ultimate costs to remedy, are not reasonably estimable based on information currently available to us. Accordingly, no amounts for such actions have been included in our reserve discussed above. If we are required to complete additional remedial actions, further charges would be required, and such amounts could be material.
      We are evaluating potential legal claims we may have in pursuing any other parties, including previous owners, of the site for their obligations and/or cost recoveries. We are also evaluating options for ensuring that the New Buyers fulfill their obligations with respect to the New Buyers Matters. We are uncertain as to what additional Ecusta-related claims, including, among others, environmental matters, government oversight and/or government past costs, if any, may be asserted against us.
      Workers’ Compensation In addition to reserves for environmental matters at the site, prior to 2003, we had established reserves related to potential worker’s compensation claims which at that time were estimated to total approximately $2.2 million. In the fourth quarter of 2005, the North Carolina courts issued a ruling that held us liable for worker’s compensation claims of certain employees that were injured during their employment at the Ecusta facility prior to our sales of the Division. Since this ruling, we have made payments as indicated in the reserve analysis presented earlier in this Note 19.
      We continue to believe the Buyers are responsible for the Environmental Matters and the Workers’ Compensation claims under provisions of the Acquisition Agreement, and believe we have a strong legal basis claim for indemnification. We are pursuing appropriate avenues to enforce the provisions of the Acquisition Agreement.
      Other In October 2004, the bankruptcy trustee for the estates of RFS Ecusta and RFS US filed a complaint in the U.S. Bankruptcy Court for the Western District of North Carolina against certain of the Buyers and other related parties (“Defendant Buyers”) and us. The complaint alleges, among other things, that the Defendant Buyers engaged in fraud and fraudulent transfers and breached their fiduciary duties. With respect to Glatfelter, the complaint alleges that we aided and abetted the Defendant Buyers in their purported actions in the structuring of the acquisition of the Ecusta Division and asserts a claim against us under the Bankruptcy Code. The trustee seeks damages from us in an amount not less than $25.8 million, plus interest, and other relief. We believe these claims are largely without merit and we are vigorously defending ourselves in this action. Accordingly, no amounts have been recorded in the accompanying consolidated financial statements.
      The bankruptcy trustee filed another complaint, also in the U.S. Bankruptcy Court for the Western District of North Carolina, against us, certain banks and other parties, seeking, among other things, damages totaling $6.5 million for alleged breaches of the Acquisition Agreement (the “Breach Claims”), release of certain amounts held in escrow totaling $3.5 million (the “Escrow Claims”) and recoveries of unspecified amounts allegedly payable under the Acquisition Agreement and a related agreement. We were first notified of the potential Breach Claims in July 2002, which are primarily related to the physical condition of the Ecusta mill at the time of sale. We believe these claims are without merit. With respect to the Escrow Claims, the trustee seeks the release of certain amounts held in escrow related to the sale of the Ecusta Division, of which $2.0 million was escrowed at the time of closing in the event of claims arising such as those asserted in the Breach Claim. The Escrow Claims also include amounts alleged to total $1.5 million arising from sales by us of certain properties at or around the Ecusta mill. We have previously reserved such escrowed amounts

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and they are recorded in the accompanying Condensed Consolidated Balance Sheets as “Other long-term liabilities.” We are vigorously defending ourselves in this action.
      Fox River — Neenah, Wisconsin We have previously reported with respect to potential environmental claims arising out of the presence of polychlorinated biphenyls (“PCBs”) in sediments in the lower Fox River and in the Bay of Green Bay, downstream of our Neenah, Wisconsin facility. We acquired the Neenah facility in 1979 as part of the acquisition of the Bergstrom Paper Company. In part, this facility used wastepaper as a source of fiber. At no time did the Neenah facility utilize PCBs in the pulp and paper making process, but discharges from the facility containing PCBs from wastepaper may have occurred from 1954 to the late 1970s. Any PCBs that the Neenah facility discharged into the Fox River resulted from the presence of NCR®-brand carbonless copy paper in the wastepaper that was received from others and recycled.
      As described below, various state and federal governmental agencies have formally notified nine potentially responsible parties (“PRPs”), including us, that they are potentially responsible for response costs and “natural resource damages” (“NRDs”) arising from PCB contamination in the lower Fox River and in the Bay of Green Bay, under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and other statutes. The other identified PRPs are NCR Corporation, Appleton Papers Inc., Georgia Pacific Corp. (formerly Fort Howard Corp. and Fort James), WTM I Company (a subsidiary of Chesapeake Corp.), Riverside Paper Corporation, U.S. Paper Mills Corp. (a subsidiary of Sonoco Products Company), Sonoco Products Company, and Menasha Corporation.
      CERCLA establishes a two-part liability structure that makes responsible parties liable for (1) “response costs” associated with the remediation of a release of hazardous substances and (2) NRDs related to that release. Courts have interpreted CERCLA to impose joint and several liabilities on responsible parties for response costs, subject to equitable allocation in certain instances. Prior to a final settlement by all responsible parties and the final cleanup of the contamination, uncertainty regarding the application of such liability will persist.
      The areas of the lower Fox River and in the Bay of Green Bay in which the contamination exists are commonly referred to as Operable Unit 1 (“OU1”), which consists of Little Lake Butte des Morts, the portion of the river that is closest to our Neenah facility, Operable Unit 2 (“OU2”), which is the portion of the river between dams at Appleton and Little Rapids, and Operable Units 3 through 5 (“OU3–5”), an area approximately 20 miles downstream of our Neenah facility.
      The following summarizes the status of our potential exposure:
     Response Actions
      OU1 and OU2 On January 7, 2003, the Wisconsin Department of Natural Resources (the “Wisconsin DNR”) and the Environmental Protection Agency (“EPA”) issued a Record of Decision (“ROD”) for the cleanup of OU1 and OU2. Subject to extenuating circumstances and alternative solutions that may arise during the cleanup, the ROD requires the removal of approximately 784,000 cubic yards of sediment from OU1 and no active remediation of OU2. The ROD also requires the monitoring of the two operable units. Based on the remediation activities completed to date, contract proposals received for the remaining remediation work, and the potential availability of alternative remedies under the ROD, we believe the total remediation of OU1 will cost between $61 million and $137 million.
      On July 1, 2003, WTM I Company entered into an Administrative Order on Consent (“AOC”) with EPA and the Wisconsin DNR regarding the implementation of the Remedial Design for OU1.
      In the first quarter of 2004, the United States District Court for the Eastern District of Wisconsin approved a consent decree regarding OU1 (“the OU1 Consent Decree”). Under terms of the OU1 Consent Decree, Glatfelter and WTM I Company each agreed to pay approximately $27 million, of which

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$25.0 million from each was placed in escrow to fund response work associated with remedial actions specified in the ROD. The remaining amount that the parties agreed to pay under the Consent Decree includes payments for NRD, and NRD assessment and other past costs incurred by the governments. In addition, EPA agreed to take steps to place $10 million from another source into escrow for the OU1 cleanup.
      The terms of the OU1 Consent Decree and the underlying escrow agreement restrict the use of the funds to qualifying remediation activities or restoration activities at the lower Fox River site. The response work is being managed and/or performed by Glatfelter and WTM I, with governmental oversight, and funded by the amounts placed in escrow. Beginning in mid 2004, Glatfelter and WTM I have performed activities to remediate OU1, including, among others, construction of de-watering and water-treatment facilities, dredging of portions of OU1, dewatering of the dredged materials, and hauling of the dewatered sediment to an authorized disposal facility. Since the start of these activities, to date approximately 105,000 cubic yards of contaminated sediment has been dredged.
      The terms of the OU1 Consent Decree include provisions to be followed should the escrow account be depleted prior to completion of the response work. In this event, each company would be notified and be provided an opportunity to contribute additional funds to the escrow account and to extend the remediation effort. Should the OU1 Consent Decree be terminated due to insufficient funds, each company would lose the protections contained in the settlement and the governments may turn to one or both parties for the completion of OU1 clean up. In such a situation, the governments may also seek response work from a third party, or perform the work themselves and seek response costs from any or all PRPs for the site, including Glatfelter. Based on information currently available to us, and subject to government approval of the use of alternative remedies, we believe the required remedial actions can be completed with the amount of monies committed under the Consent Decree. If the Consent Decree is terminated due to the insufficiency of the escrow funds, Glatfelter and WTM I each remain potentially responsible for the costs necessary to complete the remedial action.
      As of December 31, 2005, our portion of the escrow account totaled approximately $15.6 million, of which $7.2 million is recorded in the accompanying Consolidated Balance Sheet under the caption “Prepaid expenses and other current assets” and $8.4 million is included under the caption “Other assets.” As of December 31, 2005, our reserve for environmental liabilities, substantially all of which is for OU1 remediation activities, totaled $16.8 million.
      OUs 3–5 On July 28, 2003, the EPA and the Wisconsin DNR issued a ROD (the “Second ROD”) for the cleanup of OU3–5. The Second ROD calls for the removal of 6.5 million cubic yards of sediment and certain monitoring at an estimated cost of $324.4 million but could, according to the Second ROD, cost within a range from approximately $227.0 million to $486.6 million. The most significant component of the estimated costs is attributable to large-scale sediment removal by dredging.
      During the first quarter of 2004, NCR Corp. and Georgia Pacific Corp. entered into an AOC with the United States EPA under which they agreed to perform the Remedial Design for OUs 3–5, thereby accomplishing a first step towards remediation.
      We do not believe that we have more than a de minimis share of any equitable distribution of responsibility for OU3–5 after taking into account the location of our Neenah facility relative to the site and considering other work or funds committed or expended by us. However, uncertainty regarding responsibilities for the cleanup of these sites continues due to disagreement over a fair allocation or apportionment of responsibility.
      Natural Resource Damages The ROD and Second ROD do not place any value on claims for NRDs associated with this matter. As noted above, NRD claims are distinct from costs related to the primary remediation of a Superfund site. Calculating the value of NRD claims is difficult, especially in the absence of

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
a completed remedy for the underlying contamination. The State of Wisconsin, the United States Fish and Wildlife Service (“FWS”), the National Oceanic and Atmospheric Administration (“NOAA”), four Indian tribes and the Michigan Attorney General have asserted that they possess NRD claims related to the lower Fox River and the Bay of Green Bay.
      In June 1994, FWS notified the then-identified PRPs that it considered them potentially responsible for NRDs. The federal, tribal and Michigan agencies claiming to be NRD trustees have proceeded with the preparation of an NRD assessment. While the final assessment has yet to be completed, the federal trustees released a plan on October 25, 2000 that values NRDs for injured natural resources that allegedly fall under their trusteeship between $176 million and $333 million. We believe that the federal NRD assessment is technically and procedurally flawed. We also believe that the NRD claims alleged by the various alleged trustees are legally and factually without merit.
      The OU1 Consent Decree required that Glatfelter and WTM I each pay the governments $1.5 million for NRDs for the Fox River site, and $150,000 for NRD assessment costs. Each of these payments was made in return for credit to be applied toward each settling company’s potential liability for NRDs associated with the Fox River site.
      Other Information The Wisconsin DNR and FWS have each published studies, the latter in draft form, estimating the amount of PCBs discharged by each identified PRP to the lower Fox River and the Bay of Green Bay. These reports estimate our Neenah facility’s share of the volumetric discharge to be as high as 27%. We do not believe the volumetric estimates used in these studies are accurate because (a) the studies themselves disclose that they are not accurate and (b) the volumetric estimates contained in the studies are based on assumptions that are unsupported by existing evidence. We believe that our volumetric contribution is significantly lower than the estimates set forth in these studies. Further, we do not believe that a volumetric allocation would constitute an equitable distribution of the potential liability for the contamination. Other factors, such as the location of contamination, the location of discharge and a party’s role in causing discharge must be considered in order for the allocation to be equitable.
      We have entered into interim cost-sharing agreements with four of the other PRPs, pursuant to which such PRPs have agreed to share both defense costs and costs for scientific studies relating to PCBs discharged into the lower Fox River. These interim cost-sharing agreements have no bearing on the final allocation of costs related to this matter. Based upon our evaluation of the magnitude, nature and location of the various discharges of PCBs to the river and the relationship of those discharges to identified contamination, we believe our share of any liability among the identified PRPs is much less than our per capita share of the cost sharing agreement.
      We also believe that there exist additional potentially responsible parties other than the identified PRPs. For instance, certain of the identified PRPs discharged their wastewater through public wastewater treatment facilities, which we believe makes the owners of such facilities potentially responsible in this matter. We also believe that entities providing wastepaper-containing PCBs to each of the recycling mills are also potentially responsible for this matter.
      While the OU1 Consent Decree clarifies the extent of the exposure that we may have with regard to the Fox River site, it does not completely resolve our potential liability related to this matter. We continue to believe that this matter may result in litigation, but cannot predict the timing, nature, extent or magnitude of such litigation. We currently are unable to predict our ultimate cost related to this matter.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Reserves for Fox River Environmental Liabilities We have reserves for environmental liabilities with contractual obligations and for those environmental matters for which it is probable that a claim will be made, that an obligation may exist, and for which the amount of the obligation is reasonably estimable. The following table summarizes information with respect to such reserves.

	December 31,

	2005	2004

	(In millions)
Recorded as:
Environmental liabilities	$7.6	$7.7
Other long-term liabilities	9.2	13.9

Total	$16.8	$21.6

      The classification of our environmental liabilities is based on the development of the underlying Fox River OU1 remediation plan and execution of the related escrow agreement for the funding thereof. The reserve balance declined as a result of payments associated with remediation activities under the OU1 Consent Decree and items related to the Fox River matter. We did not record charges associated with the Fox River matter to our results of operations during 2005, 2004 or 2003.
      Other than with respect to the OU1 Consent Decree, the amount and timing of future expenditures for environmental compliance, cleanup, remediation and personal injury, NRDs and property damage liabilities cannot be ascertained with any certainty due to, among other things, the unknown extent and nature of any contamination, the extent and timing of any technological advances for pollution abatement, the response actions that may be required, the availability of qualified remediation contractors, equipment, and landfill space, and the number and financial resources of any other PRPs.
      Range of Reasonably Possible Outcomes Based on currently available information, including actual remediation costs incurred to date, we believe that the remediation of OU1 can be satisfactorily completed for the amounts provided under the OU1 Consent Decree. Our assessment is dependent, in part, on government approval of the use of alternative remedies in OU1, on the successful negotiation of acceptable contracts to complete remediation activities, and an effective implementation of the chosen technologies by the remediation contractor.
      The OU1 Consent Decree does not address response costs necessary to remediate the remainder of the Fox River site and only addresses NRDs and claims for reimbursement of government expenses to a limited extent. Due to judicial interpretations that find CERCLA imposes joint and several liability, uncertainty persists regarding our exposure with respect to the remainder of the Fox River site.
      Based on our analysis of currently available information and experience regarding the cleanup of hazardous substances, we believe that it is reasonably possible that our costs associated with the lower Fox River and the Bay of Green Bay may exceed our original reserves by amounts that may prove to be insignificant or that could range, in the aggregate, up to approximately $125 million, over a period that is undeterminable but that could range beyond 20 years. We believe that the likelihood of an outcome in the upper end of the monetary range is significantly less than other possible outcomes within the range and that the possibility of an outcome in excess of the upper end of the monetary range is remote.
      In our estimate of the upper end of the range, we have considered: (i) the remedial actions agreed to in the OU1 Consent Decree and our belief that the required work can be accomplished with the funds to be escrowed under the OU1 Consent Decree; and (ii) no active remediation of OU2. We have also assumed dredging for the remainder of the Fox River site as set forth in the Second ROD, although at a significantly higher cost than estimated in the Second ROD. We have also assumed our share of the ultimate liability to be 18%, which is significantly higher than we believe is appropriate or than we will incur, and a level of NRD

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
claims and claims for reimbursement of expenses from other parties that, although reasonably possible, is unlikely.
      In estimating both our current reserves for environmental remediation and other environmental liabilities and the possible range of additional costs, we have assumed that we will not bear the entire cost of remediation and damages to the exclusion of other known PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, generally based on their financial condition and probable contribution. Our evaluation of the other PRPs’ financial condition included the review of publicly available financial information. Furthermore, we believe certain of these PRPs have corporate or contractual relationships with additional entities that may shift to those entities some or all of the monetary obligations arising from the Fox River site. The relative probable contribution is based upon our knowledge that at least two PRPs manufactured the paper, and arranged for the disposal of the wastepaper, that included the PCBs and consequently, in our opinion, bear a higher level of responsibility.
      In addition, our assessment is based upon the magnitude, nature and location of the various discharges of PCBs to the river and the relationship of those discharges to identified contamination. We continue to evaluate our exposure and the level of our reserves, including, but not limited to, our potential share of the costs and NRDs, if any, associated with the Fox River site.
      Over the past two years we have collected approximately $53.0 million of proceeds under insurance policies covering the Fox River matter. Any additional recoveries are expected to be insignificant.
      Summary Our current assessment is that we should be able to manage these environmental matters without a long-term, material adverse impact on the Company. These matters could, however, at any particular time or for any particular year or years, have a material adverse effect on our consolidated financial position, liquidity and/or results of operations or could result in a default under our loan covenants. Moreover, there can be no assurance that our reserves will be adequate to provide for future obligations related to these matters, that our share of costs and/or damages for these matters will not exceed our available resources, or that such obligations will not have a long-term, material adverse effect on our consolidated financial position, liquidity or results of operations. With regard to the Fox River site, if we are not successful in managing the implementation of the OU1 Consent Decree and/or if we are ordered to implement the remedy proposed in the Second ROD, such developments could have a material adverse effect on our consolidated financial position, liquidity and results of operations and may result in a default under our loan covenants.
      In addition to the specific matters discussed above, we are subject to loss contingencies resulting from regulation by various federal, state, local and foreign governments with respect to the environmental impact of our mills. To comply with environmental laws and regulations, we have incurred substantial capital and operating expenditures in past years. We anticipate that environmental regulation of our operations will continue to become more burdensome and that capital and operating expenditures necessary to comply with environmental regulations will continue, and perhaps increase, in the future. In addition, we may incur obligations to remove or mitigate the adverse effects, if any, on the environment resulting from our operations, including the restoration of natural resources and liability for personal injury and for damages to property and natural resources.
      We are also involved in other lawsuits that are ordinary and incidental to our business. The ultimate outcome of these lawsuits cannot be predicted with certainty; however, we do not expect that such lawsuits in the aggregate or individually will have a material adverse effect on our consolidated financial position, liquidity or results of operations.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
20.     SEGMENT AND GEOGRAPHIC INFORMATION
      The following table sets forth profitability and other information by business unit for the year ended December 31:

	Specialty Papers			Long Fiber & Overlay			Other and Unallocated			Total

	2005	2004	2003	2005	2004	2003	2005	2004	2003	2005	2004	2003

	(In thousands)
Net sales	$380,923	$337,436	$357,989	$198,137	$205,232	$165,389	$61	$856	$9,815	$579,121	$543,524	$533,193
Energy sales, net	10,078	9,953	10,040	—	—	—	—	—	—	10,078	9,953	10,040

Total revenue	391,001	347,389	368,029	198,137	205,232	165,389	61	856	9,815	589,199	553,477	543,233
Cost of products sold	340,629	312,136	325,897	166,153	163,843	130,838	84	1,021	15,448	506,866	477,000	472,183

Gross profit	50,372	35,253	42,132	31,984	41,389	34,551	(23)	(165)	(5,633)	82,333	76,477	71,050
SG&A	39,876	36,617	44,494	21,282	23,067	16,669	8,149	1,660	125	69,307	61,344	61,288
Pension income	—	—	—	—	—	—	(16,517)	(17,342)	(17,149)	(16,517)	(17,342)	(17,149)
Restructuring recorded as component of COS	—	—	—	—	—	—	—	—	6,511		—	6,511
Restructuring charges	—	—	—	—	—	—	1,564	20,375	6,983	1,564	20,375	6,983
Unusual items	—	—	—	—	—	—	—	—	11,501		—	11,501
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(22,053)	(58,509)	(32,334)	(22,053)	(58,509)	(32,334)
Gain on insurance recoveries	—	—	—	—	—	—	(20,151)	(32,785)	—	(20,151)	(32,785)	—

Total operating income (loss)	10,496	(1,364)	(2,362)	10,702	18,322	17,882	48,985	86,436	18,730	70,183	103,394	34,250
Nonoperating income (expense)	—	—	—	—	—	—	(10,043)	(12,631)	(13,834)	(10,043)	(12,631)	(13,834)

Income from continuing operations before income taxes	$10,496	$(1,364)	$(2,362)	$10,702	$18,322	$17,882	$38,942	$73,805	$4,896	$60,140	$90,763	$20,416

Supplemental Data
Plant, equipment and timberlands, net	$335,745	$351,086	$377,182	$143,083	$169,326	$165,778	—	—	—	$478,828	$520,412	$542,960
Depreciation expense	35,781	37,186	44,216	14,866	14,412	11,813	—	—	—	50,647	51,598	56,029
      Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. The costs incurred by support areas not directly aligned with the business unit are allocated primarily based on an estimated utilization of support area services.
      Management evaluates results of operations before non-cash pension income, restructuring related charges, unusual items, effects of asset dispositions and insurance recoveries because it believes this is a more meaningful representation of the operating performance of its core papermaking businesses, the profitability of business units and the extent of cash flow generated from core operations. This presentation is closely aligned with the management and operating structure of our company. It is also on this basis that Company’s performance is evaluated internally and by the Company’s Board of Directors.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We sell a significant portion of our specialty papers through wholesale paper merchants. No individual customer accounted for more than 10% of our consolidated net sales in 2005, 2004 or 2003.
      Our net sales to external customers and location of net plant, equipment and timberlands are summarized below. Net sales are attributed to countries based upon origin of shipment.

	2005		2004		2003

		Plant,		Plant,		Plant,
		Equipment and		Equipment and		Equipment and
	Net Sales	Timberlands — Net	Net Sales	Timberlands — Net	Net Sales	Timberlands — Net

	(In thousands)
United States	$399,705	$335,745	$353,284	$351,086	$367,903	$377,182
Germany	143,227	123,685	156,337	149,513	138,630	147,651
Other	36,189	19,398	33,903	19,813	26,660	18,127

Total	$579,121	$478,828	$543,524	$520,412	$533,193	$542,960

21.     QUARTERLY RESULTS (UNAUDITED)

							Diluted Earnings
	Net Sales		Gross Profit		Net Income		Per Share

	2005	2004	2005	2004	2005	2004	2005	2004

	(In thousands, except per share)
First	$143,896	$132,078	$28,594	$20,499	$6,290	$36,258	$0.14	$0.83
Second	145,283	129,029	19,833	16,042	1,709	(1,629)	0.04	(0.04)
Third	146,780	143,075	25,616	27,042	3,663	2,199	0.08	0.05
Fourth	143,162	139,342	23,133	28,831	26,947	19,274	0.61	0.44
      The information set forth above includes the following, on an after-tax basis:

			Gains on Sales of
			Plant, Equipment and
	Restructuring Charges		Timberlands, and
	and Unusual Items		Other Asset Sales		Insurance Recoveries

	2005	2004	2005	2004	2005	2004

	(In thousands)
First	$—	$—	$—	$19,559	$—	$15,221
Second	—	(524)	—	—	1,430	181
Third	—	(10,249)	259	947	—	5,908
Fourth	(1,017)	(1,950)	11,517	13,558	11,289	—
22.     SUBSEQUENT EVENTS
      On February 21, 2006 we entered into a definitive asset purchase agreement with NewPage Corporation and Chillicothe Paper Inc., a wholly owned subsidiary of NewPage Corporation (the “Asset Purchase Agreement”), to acquire certain assets and assume certain liabilities constituting NewPage Corporation’s carbonless and specialty papers business for $80 million in cash. The business to be acquired includes a 440,000 tons per year paper making facility in Chillicothe, Ohio, together with its Fremont, Ohio-based coating operations (collectively, “Chillicothe”). Estimated 2005 revenue for Chillicothe totaled approximately $440 million and Chillicothe employees total approximately 1,700.
      The transaction is subject to certain customary purchase price adjustments and closing conditions, all as provided for in the Asset Purchase Agreement. The Company expects the transaction to close on or about March 31, 2006.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Chillicothe acquisition enables us to transfer our Neenah facility’s specialty grades to Chillicothe’s highly efficient manufacturing environment and rationalize assets that are no longer competitive. As part of the planned restructuring program in connection with this acquisition, we intend to move production from the Neenah mill to the Chillicothe facility. It is anticipated the Neenah mill will be permanently shut down by June 2006, contingent on the successful completion of the Chillicothe transaction.
      In connection with the planned closure of the Neenah facility, we expect to record related charges estimated to total $60 million to $65 million. The charges are primarily related to asset writedowns and/or accelerated depreciation, employee termination and related benefits, and contract termination costs.
      On February 17, 2006, as part of our Timberland Strategy, we entered into an agreement to sell 282 acres of our Delaware timberlands for $7.1 million in cash. The transaction is expected to close in the fourth quarter of 2006.
      On March 8, 2006, we entered into two separate transactions to acquire certain assets of J R Crompton Limited, a global supplier of wet laid nonwoven products based in Manchester, United Kingdom. Since February 7, 2006, Crompton has been ordered to be in Administration by The High Court of Justice Chancery Division, Manchester District.
      Under the terms of the first transaction, Glatfelter acquired effective March 13, 2006, Crompton’s Lydney Mill, located in Gloucestershire, United Kingdom, for GBP37.5 million (US $65.1 million). The facility employs about 240 people and had 2005 revenues of approximately GBP43 million (US $75 million).
      The Lydney mill produces a broad portfolio of wet laid nonwoven products, including tea and coffee filter papers, clean room wipes, lens tissue, dye filter paper, double-sided adhesive tape substrates, and battery grid pasting tissue.
      Under the second transaction we agreed to purchase Crompton’s Simpson Clough Mill, located in Lancashire, United Kingdom, and other related assets for GBP12.5 million (US $21.7 million), subject to regulatory approval. The mill employs about 95 people and had 2005 revenues of approximately GBP16.2 million (US $28 million). The Simpson Clough facility also manufactures a wide variety of wet laid, nonwoven products.
23.     SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION
      Our 7 1/8% Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by certain of our 100%-owned domestic subsidiaries, PHG Tea Leaves, Inc., Mollanvick, Inc., The Glatfelter Pulp Wood Company, GLT International Finance, LLC and Glenn-Wolfe, Inc.
      The following condensed consolidating financial information presents our condensed consolidating statements of income for the years ended December 31, 2005, 2004 and 2003 and our condensed consolidated balance sheets as of December 31, 2005 and 2004. These financial statements reflect P. H. Glatfelter Company (the parent), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and elimination entries necessary to combine such entities on a consolidated basis.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Income for the year ended December 31, 2005

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net sales	$380,906	$34,334	$198,254	$(34,373)	$579,121
Energy sales — net	10,078	—	—	—	10,078

Total revenues	390,984	34,334	198,254	(34,373)	589,199
Costs of products sold	326,433	33,101	167,157	(34,668)	492,023

Gross profit	64,551	1,233	31,097	295	97,176
Selling, general and administrative expenses	44,381	1,798	21,454	—	67,633
Restructuring charges	—	—	1,564	—	1,564
Gains on dispositions of plant, equipment and timberlands, net	(881)	(886)	(20,286)	—	(22,053)
Gains from insurance recoveries	(20,151)	—	—	—	(20,151)

Operating income	41,202	321	28,365	295	70,183
Nonoperating income (expense)
Interest expense	(10,730)	—	(2,353)	—	(13,083)
Other income (expense) — net	4,956	41,745	(1,302)	(42,359)	3,040

Total other income (expense)	(5,774)	41,745	(3,655)	(42,359)	(10,043)

Income before income taxes	35,428	42,066	24,710	(42,064)	60,140
Income tax provision	(3,181)	15,421	10,083	(792)	21,531

Net income	$38,609	$26,645	$14,627	$(41,272)	$38,609

Condensed Consolidating Statement of Income for the year ended December 31, 2004

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net sales	$337,416	$33,798	$206,203	$(33,893)	$543,524
Energy sales — net	9,953	—	—	—	9,953

Total revenues	347,369	33,798	206,203	(33,893)	553,477
Costs of products sold	299,150	30,116	165,151	(33,354)	461,063

Gross profit	48,219	3,682	41,052	(539)	92,414
Selling, general and administrative expenses	34,492	2,181	24,154	(888)	59,939
Restructuring charges	19,704	671	1	(1)	20,375
(Gains) losses on dispositions of plant, equipment and timberlands, net	(3,356)	(55,630)	477	—	(58,509)
Gains from insurance recoveries	(32,785)	—	—	—	(32,785)

Operating income	30,164	56,460	16,420	350	103,394
Nonoperating income (expense)
Interest expense	(10,875)	—	(2,510)	—	(13,385)
Other income (expense) — net	31,074	33,364	(1,378)	(62,306)	754

Total other income (expense)	20,199	33,364	(3,888)	(62,306)	(12,631)

Income before income taxes	50,363	89,824	12,532	(61,956)	90,763
Income tax provision	(5,739)	34,715	6,313	(628)	34,661

Net income	$56,102	$55,109	$6,219	$(61,328)	$56,102

Condensed Consolidating Statement of Income for the year ended December 31, 2003

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net sales	$357,688	$29,669	$175,426	$(29,590)	$533,193
Energy sales — net	10,040	—	—	—	10,040

Total revenues	367,728	29,669	175,426	(29,590)	543,233
Costs of products sold	321,684	28,181	143,302	(29,480)	463,687

Gross profit	46,044	1,488	32,124	(110)	79,546
Selling, general and administrative expenses	36,427	2,313	20,404	2	59,146
Restructuring charges	18,484	—	1	(1)	18,484
(Gains) losses on dispositions of plant, equipment and timberlands, net	625	(32,101)	(858)	—	(32,334)

Operating income	(9,492)	31,276	12,577	(111)	34,250
Nonoperating income (expense)
Interest expense	(11,080)	—	(3,188)	(1)	(14,269)
Other income (expense) — net	18,641	28,977	(4,670)	(42,513)	435

Total other income (expense)	7,561	28,977	(7,858)	(42,514)	(13,834)

Income before income taxes	(1,931)	60,253	4,719	(42,625)	20,416
Income tax provision	(14,592)	21,304	1,216	(498)	7,430

Income from continuing operations	12,661	38,949	3,503	(42,127)	12,986

Discontinued operations
Loss from discontinued operations	—	—	(513)	—	(513)
Income tax benefit	—	—	188	—	188

Loss from discontinued operations	—	—	(325)	—	(325)

Net income	$12,661	$38,949	$3,178	$(42,127)	$12,661

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheet as of December 31, 2005

	Parent		Non-	Adjustments/
	Company	Guarantors	Guarantors	Eliminations	Consolidated

	In thousands, except per share
ASSETS
Cash and cash equivalents	$14,404	$30,149	$12,857	$32	$57,442
Other current assets	90,964	462	76,118	(1,429)	166,115
Plant, equipment and timberlands — net	322,208	13,537	143,083	—	478,828
Other assets	1,065,934	739,840	23,009	(1,486,191)	342,592

Total assets	$1,493,510	$783,988	$255,067	$(1,487,588)	$1,044,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$75,465	$999	$63,400	$14	$139,878
Long term debt	150,000	—	34,000	—	184,000
Deferred income taxes	174,854	10,585	24,003	(3,173)	206,269
Other long term liabilities	660,879	30,071	91,951	(700,383)	82,518

Total liabilities	1,061,198	41,655	213,354	(703,542)	612,665
Shareholders’ equity	432,312	742,333	41,713	(784,046)	432,312

Total liabilities and shareholders’ equity	$1,493,510	$783,988	$255,067	$(1,487,588)	$1,044,977

Condensed Consolidating Balance Sheet as of December 31, 2004

	Parent		Non-	Adjustments/
	Company	Guarantors	Guarantors	Eliminations	Consolidated

	In thousands, except per share
ASSETS
Cash and cash equivalents	$20,399	$412	$18,881	$259	$39,951
Other current assets	84,279	506	73,970	(254)	158,501
Plant, equipment and timberlands — net	336,741	14,046	169,625	—	520,412
Other assets	1,009,150	799,379	(50,815)	(1,424,308)	333,406

Total assets	$1,450,569	$814,343	$211,661	$(1,424,303)	$1,052,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$66,933	$7,922	$29,137	$15	$104,007
Long term debt	150,000	—	57,277	—	207,277
Deferred income taxes	176,139	11,218	24,716	1	212,074
Other long term liabilities	637,127	94,546	47,459	(670,590)	108,542

Total liabilities	1,030,199	113,686	158,589	(670,574)	631,900
Shareholders’ equity	420,370	700,657	53,072	(753,729)	420,370

Total liabilities and shareholders’ equity	$1,450,569	$814,343	$211,661	$(1,424,303)	$1,052,270

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2005

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net cash provided (used) by
Operating Activities	$28,694	$41,852	$(29)	$(27,649)	$42,868
Investing Activities
Purchase of plant, equipment and timberlands	(20,319)	(1,094)	(9,611)	—	(31,024)
Proceeds from disposal of plant, equipment and timberlands	55	981	21,414	—	22,450
Proceeds from sale of subsidiary, net of cash divested	—	—	545	—	545

Total Investing Activities	(20,264)	(113)	12,348	—	(8,029)
Financing Activities
Net (repayments of) proceeds from indebtedness	—	—	(4,153)	3,420	(733)
Payment of Dividends	(15,839)	(12,001)	(12,001)	24,002	(15,839)
Proceeds from Stock Options exercised	1,414	—	—	—	1,414

Total Financing Activities	(14,425)	(12,001)	(16,154)	27,422	(15,158)
Effect of Exchange Rate on Cash	—	(1)	(2,189)	—	(2,190)

Net Increase (decrease in cash)	(5,995)	29,737	(6,024)	(227)	17,491
Cash at the beginning of period	20,399	412	18,881	259	39,951

Cash at the end of period	$14,404	$30,149	$12,857	$32	$57,442

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2004

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net cash provided (used) by
Operating Activities	$73,396	$(5,540)	$25,630	$(53,902)	$39,584
Investing Activities
Purchase of plant, equipment and timberlands	(10,847)	(1,123)	(6,617)	—	(18,587)
Proceeds from disposal of plant, equipment and timberlands	3,826	56,121	224	—	60,171
Proceeds from sale of subsidiary, net of cash divested	—	—	525	—	525

Total Investing Activities	(7,021)	54,998	(5,868)	—	42,109
Financing Activities
Net repayments of indebtedness	(30,000)	—	(13,049)	(1,839)	(44,888)
Payment of Dividends	(15,782)	(56,000)	—	56,000	(15,782)
Proceeds from Stock Options exercised	917	—	—	—	917

Total Financing Activities	(44,865)	(56,000)	(13,049)	54,161	(59,753)
Effect of Exchange Rate on Cash	—	—	2,445	—	2,445

Net Increase (decrease in cash)	21,510	(6,542)	9,158	259	24,385
Cash at the beginning of period	(1,111)	6,954	9,723	—	15,566

Cash at the end of period	$20,399	$412	$18,881	$259	$39,951

Condensed Consolidating Statement of Cash Flow for the year ended December 31, 2003

	Parent			Adjustments/
	Company	Guarantors	Non- Guarantors	Eliminations	Consolidated

	In thousands
Net cash provided (used) by
Operating Activities	$24,089	$(7,845)	$54,785	$(24,033)	$46,996
Investing Activities
Purchase of plant, equipment and timberlands	(31,444)	(1,190)	(34,124)	—	(66,758)
Proceeds from disposal of plant, equipment and timberlands	1,577	1,263	52	—	2,892
Proceeds from sale of subsidiary, net of cash divested	—	—	1,499	—	1,499

Total Investing Activities	(29,867)	73	(32,573)	—	(62,367)
Financing Activities
Net (repayments of) proceeds from indebtedness	30,000	—	3,743	(9,867)	23,876
Payment of Dividends	(26,879)	—	(33,900)	33,900	(26,879)
Proceeds from Stock Options exercised	541	—	—	—	541

Total Financing Activities	3,662	—	(30,157)	24,033	(2,462)
Discontinued Operations	—	—	(304)	—	(304)
Effect of Exchange Rate on Cash	—	—	1,484	—	1,484

Net Increase (decrease in cash)	(2,116)	(7,772)	(6,765)	—	(16,653)
Cash at the beginning of period	1,005	14,726	16,488	—	32,219

Cash at the end of period	$(1,111)	$6,954	$9,723	$—	$15,566

Schedule II
P. H. GLATFELTER COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULE
For Each of the Three Years in the Period Ended December 31, 2005
Valuation and Qualifying Accounts

	Allowance For

				Sales Discounts
	Doubtful Accounts			and Deductions

	2005	2004	2003	2005	2004	2003

	In thousands
Balance, beginning of year	$2,364	$3,115	$2,211	$2,217	$2,038	$1,662
Other(a)	(89)	24	168	(249)	162	266
Provision	382	868	1,098	2,788	3,964	1,604
Write-offs, recoveries and discounts allowed	(1,726)	(1,643)	(362)	(2,711)	(3,947)	(1,494)

Balance, end of year	$931	$2,364	$3,115	$2,045	$2,217	$2,038

      The provision for doubtful accounts is included in administrative expense and the provision for sales discounts and deductions is deducted from sales. The related allowances are deducted from accounts receivable.

(a)	Relates primarily to changes in currency exchange rates.

P. H. GLATFELTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	March 31

	2006	2005

	(In thousands, except per
	share)
Net sales	$160,606	$143,896
Energy sales — net	2,457	2,544

Total revenues	163,063	146,440
Costs of products sold	142,798	117,846

Gross profit	20,265	28,594
Selling, general and administrative expenses	16,697	17,390
Restructuring charges	19,298	—
(Gains) losses on dispositions of plant, equipment and timberlands, net	10	(60)

Operating income (loss)	(15,740)	11,264
Nonoperating income (expense)
Interest expense	(3,393)	(3,260)
Interest income	666	498
Other — net	350	261

Total other income (expense)	(2,377)	(2,501)

Income (loss) before income taxes	(18,117)	8,763
Income tax provision (benefit)	(6,252)	2,473

Net income (loss)	$(11,865)	6,290

Earnings (loss) per share
Basic	$(0.27)	$0.14
Diluted	(0.27)	0.14
Cash dividends declared per common share	0.09	0.09
Weighted average shares outstanding
Basic	44,213	43,962
Diluted	44,213	44,267
The accompanying notes are an integral part of the condensed consolidated financial statements.

P. H. GLATFELTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31	December 31
	2006	2005

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$28,818	$57,442
Accounts receivable — net	75,598	62,524
Inventories	87,188	81,248
Prepaid expenses and other current assets	24,629	22,343

Total current assets	216,233	223,557
Plant, equipment and timberlands — net	526,389	478,828
Other assets	350,155	342,592

Total assets	$1,092,777	$1,044,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$19,650
Short-term debt	3,295	3,423
Accounts payable	46,114	31,132
Dividends payable	3,995	3,972
Environmental liabilities	7,642	7,575
Other current liabilities	65,991	74,126

Total current liabilities	127,037	139,878
Long-term debt	254,749	184,000
Deferred income taxes	206,559	206,269
Other long-term liabilities	82,508	82,518

Total liabilities	670,853	612,665
Commitments and contingencies	—	—
Shareholders’ equity
Common stock	544	544
Capital in excess of par value	41,186	43,450
Retained earnings	531,949	547,810
Deferred compensation	—	(2,295)
Accumulated other comprehensive income (loss)	(3,432)	(5,343)

	570,247	584,166
Less cost of common stock in treasury	(148,323)	(151,854)

Total shareholders’ equity	421,924	432,312

Total liabilities and shareholders’ equity	$1,092,777	$1,044,977

The accompanying notes are an integral part of the condensed consolidated financial statements.

P. H. GLATFELTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31

	2006	2005

	(In thousands)
Operating activities
Net income	$(11,865)	$6,290
Adjustments to reconcile to net cash provided by continuing operations:
Depreciation, depletion and amortization	12,349	12,866
Pension income	(3,721)	(3,880)
Restructuring charges	27,521
Deferred income tax provision	(2,792)	818
(Gains) losses on dispositions of plant, equipment and timberlands, net	10	(60)
Other	168	161
Change in operating assets and liabilities
Accounts receivable	(12,768)	(5,766)
Inventories	1,632	(7,602)
Other assets and prepaid expenses	(947)	(1,223)
Accounts payable and other liabilities	(14,299)	(10,719)

Net cash used by operating activities	(4,712)	(9,115)
Investing activities
Purchases of plant, equipment and timberlands	(5,241)	(4,680)
Proceeds from disposals of plant, equipment and timberlands	1	70
Acquisition of Lydney mill	(68,271)	—

Net cash used by investing activities	(73,511)	(4,610)
Financing activities
Net proceeds from revolving credit facility	50,460	1,948
Payment of dividends	(3,972)	(3,956)
Proceeds from stock options exercised	2,845	116

Net cash provided (used) by financing activities	49,333	(1,892)
Effect of exchange rate changes on cash	266	(488)

Net decrease in cash and cash equivalents	(28,624)	(16,105)
Cash and cash equivalents at the beginning of period	57,442	39,951

Cash and cash equivalents at the end of period	$28,818	$23,846

Supplemental cash flow information
Cash paid for
Interest expense	$6,093	$5,717
Income taxes	9,122	5,889

The accompanying notes are an integral part of the condensed consolidated financial statements.

P. H. GLATFELTER COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	ORGANIZATION
      P. H. Glatfelter Company and subsidiaries (“Glatfelter”) is a manufacturer of specialty papers and engineered products. Headquartered in York, Pennsylvania, our manufacturing facilities are located in Spring Grove, Pennsylvania; Chillicothe and Fremont, Ohio, Neenah, Wisconsin; Gernsbach, Germany; Scaër, France, the United Kingdom and the Philippines. Our products are marketed throughout the United States and in many foreign countries, either through wholesale paper merchants, brokers and agents or directly to customers.

2.	ACCOUNTING POLICIES
      These unaudited condensed consolidated interim financial statements (“Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America and with the rules and regulations of the Securities and Exchange Commission and include the accounts of Glatfelter and its wholly-owned subsidiaries. These Financial Statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Glatfelter’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
      These Financial Statements do not include all of the information and notes required for complete financial statements. In management’s opinion, these Financial Statements reflect all adjustments, which are of a normal, recurring nature, necessary for a fair presentation of the results for the interim periods presented. Results for these interim periods are not necessarily indicative of results to be expected for the full year.
      Stock-based Compensation Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” utilizing the modified prospective method This standard requires employee stock options and other stock-based compensation awards to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. The adoption of SFAS No. 123(R) did not have a material effect on our consolidated results of operation or financial position.

3.	ACQUISITIONS
      On March 8, 2006, we entered into two separate definitive agreements to acquire, through Glatfelter-UK Limited (“GLT-UK”), a wholly-owned subsidiary, certain assets and liabilities of J R Crompton Limited (“Crompton”), a global supplier of wet laid nonwoven products based in Manchester, United Kingdom. On February 7, 2006, Crompton was placed into Administration, the U.K. equivalent of bankruptcy.
      Effective March 13, 2006, we completed our purchase of Crompton’s Lydney mill and related inventory, located in Gloucestershire, UK for £37.5 million (US $65 million) in cash in addition to $2.9 million of transaction costs. The Lydney facility employs about 240 people, produces a broad portfolio of wet laid nonwoven products, including tea and coffee filter papers, clean room wipes, lens tissue, dye filter paper, double-sided adhesive tape substrates and battery grid pasting tissue, and had 2005 revenues of approximately £43 million (US $75 million). The purchase price was financed with existing cash balances and borrowings under the Company’s existing credit facility.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Results of operations relating to the Lydney acquisition are not material for the period ended March 31, 2006. The following table summarizes the preliminary allocation of the purchase price to assets acquired and liabilities assumed:

(In thousands)

Assets acquired:
Inventory	$9,131
Property and equipment	56,252
Intangibles and other assets	5,079

70,462
Less acquisition related liabilities	(2,191)

Total	$68,271

      Under terms of the second agreement, we agreed to purchase Crompton’s Simpson Clough mill and related inventory, located in Lancashire, United Kingdom, and other related assets for £12.5 million (US $21.7 million). The mill employs about 95 people and had 2005 revenues of approximately £16.2 million (US $28 million). The assets to be purchased specifically exclude, among others, cash and investments, accounts receivable, computer software and other assets relating to the portion of the business being retained by Crompton. The liabilities being assumed by GLT-UK in the transaction specifically exclude, among others, liabilities in respect of any defined benefit pension plan or outstanding litigation.
      Pursuant to the terms of the agreement, the Company has guaranteed all of the obligations of GLT-UK thereunder. The closing of the transaction is subject to the receipt of all required regulatory approvals. Should regulatory approval be obtained, the Company expects the transaction to close in the second quarter of 2006.
      As more fully discussed in Note 13, during the first quarter of 2006 we entered into a definitive agreement to acquire, the Chillicothe, OH-based carbonless business operations from NewPage Corporation.

4.	NEENAH FACILITY SHUTDOWN
      In connection with our agreement to acquire the Chillicothe, OH-based carbonless paper operations of NewPage Corporation, we committed to a plan to permanently shutdown the Neenah, WI facility. The production of certain products currently manufactured at the Neenah facility will be transferred to Chillicothe. The results of operations in the first quarter of 2006 include the following pre-tax charges related to the Neenah shutdown:

		Expected in the
		Second and Third
	Three Months	Quarters in 2006
	Ended
	March 31, 2006	LOW	HIGH

	(In thousands)
Accelerated depreciation	$5,812	$16,900	$19,900
Inventory write-down	2,411	—	—
Severance and benefit continuation	1,761	3,660	4,400
Pension curtailments and other retirement benefit charges	6,304	—	—
Contract termination costs	11,109	100	300
Other	85	4,200	5,200

Total	$27,482	$24,860	$29,800

      The Neenah shutdown, which is expected to be substantially completed by the end of June 2006, will result in the elimination of approximately 200 positions. The facility to be abandoned had been supporting

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
our Specialty Papers business unit. Approximately $8.2 million of the Neenah shutdown related charges are recorded as part of costs of products sold in the accompanying statements of income.
      As part of the Neenah shutdown, we terminated our long-term steam supply contract, as provided for within the contract, resulting in a termination fee of approximately $11.0 million.
      No payments were made through March 31, 2006 related to these charges. Additional Neenah shutdown related charges totaling $25 million to $30 million are expected to be recorded in the second and third quarter of 2006.

5.	EARNINGS PER SHARE
      The following table sets forth the details of basic and diluted earnings per share (EPS):

	Three Months Ended
	March 31

	2006	2005

	(In thousands, except
	per share)
Net income (loss)	$(11,865)	$6,290
Weighted average common shares outstanding used in basic EPS	44,213	43,962
Common shares issuable upon exercise of dilutive stock options, restricted stock awards and performance awards	—	305

Weighted average common shares outstanding and common share equivalents used in diluted EPS	44,213	44,267

Earnings (loss) per share
Basic	$(0.27)	$0.14
Diluted	(0.27)	0.14

      Approximately 462,000 potential common shares have been excluded from the computation of diluted earnings per share due to their anti-dilutive nature in 2006.

6.	RETIREMENT PLANS AND OTHER POST-RETIREMENT BENEFITS
      We have both funded and, with respect to our international operations, unfunded noncontributory defined benefit pension plans covering substantially all of our employees. The benefits are based, in the case of certain plans, on average salary and years of service and, in the case of other plans, on a fixed amount for each year of service. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974. The Company uses a December 31 measurement date for all of its defined benefit plans.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We also provide certain health care benefits to eligible retired employees. These benefits include a comprehensive medical plan for retirees prior to age 65 and fixed supplemental premium payments to retirees over age 65 to help defray the costs of Medicare. The plan is not funded and claims are paid as reported.

	Three Months Ended
	March 31

	2006	2005

	(In thousands)
Pension Benefits
Service cost	$1,029	$1,047
Interest cost	4,246	4,160
Expected return on plan assets	(9,920)	(9,741)
Amortization of prior service cost	483	113
Amortization of unrecognized loss	441	541

	(3,721)	(3,880)
Curtailment charge	3,031	—

Net periodic benefit income	$(690)	$(3,880)

Other Benefits
Service cost	$305	$289
Interest cost	654	649
Expected return on plan assets	—	—
Amortization of prior service cost	(208)	(184)
Amortization of unrecognized loss	319	313

	1,070	1,067
Special termination charge	3,273	—

Net periodic benefit income	$4,343	$1,067

      As discussed in Note 4, in the first quarter of 2006, we recorded charges in connection with the curtailment of pension benefits and termination of certain post retirement benefits related to the Neenah facility shutdown.

7.	COMPREHENSIVE INCOME
      The following table sets forth comprehensive income and its components:

	Three Months Ended
	March 31

	2006	2005

	(In thousands)
Net income (loss)	$(11,865)	$6,290
Foreign currency translation adjustment	1,911	(3,239)

Comprehensive income (loss)	$(9,954)	$3,051

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	INVENTORIES
      Inventories, net of reserves, were as follows:

	March 31,	December 31,
	2006	2005

	(In thousands)
Raw materials	$17,240	$16,392
In-process and finished	40,706	39,930
Supplies	29,242	24,926

Total	$87,188	$81,248

9.	LONG-TERM DEBT
      Long-term debt is summarized as follows:

	March 31,	December 31,
	2006	2005

	(In thousands)
Revolving credit facility, due June 2006	$70,749	$19,650
6 7/8 % Notes, due July 2007	150,000	150,000
Note payable — SunTrust, due March 2008	34,000	34,000

Total long-term debt	254,749	203,650
Less current portion	—	(19,650)

Long-term debt, excluding current portion	$254,749	$184,000

      The table above sets forth long-term debt as of March 31, 2006 prior to debt refinancing activities described in Note 13.
      On March 21, 2003, we sold approximately 25,500 acres of timberlands and received as consideration a $37.9 million 10-year interest bearing note receivable from the timberland buyer. We pledged this note as collateral under a $34.0 million promissory note payable to SunTrust Financial (the “Note Payable”). The Note Payable bears interest at a fixed rate of 3.82% for five years at which time we can elect to renew the obligation.
      P. H. Glatfelter Company guarantees debt obligations of all its subsidiaries. All such obligations are recorded in these condensed consolidated financial statements.
      At March 31, 2006 we had $5.3 million of letters of credit issued to us by a financial institution. The letters of credit are for the benefit of certain state workers’ compensation insurance agencies in conjunction with our self-insurance program. No amounts were outstanding under the letters of credit. We bear the credit risk on this amount to the extent that we do not comply with the provisions of certain agreements. The letters of credit do not reduce the amount available under our lines of credit.

10.	CROSS-CURRENCY SWAP
      In conjunction with our 2002 refinancing, we entered into a cross-currency swap transaction effective June 24, 2002. Under this transaction, we swapped $70.0 million for approximately €73.0 million and pay interest on the Euro portion of the swap at a floating Eurocurrency Rate, plus applicable margins and receive interest on the dollar portion of the swap at a floating U.S. dollar LIBOR, plus applicable margins. The contract matures on June 24, 2006. The cross-currency swap is designed to provide protection from the impact that changes in currency rates have on certain U.S. dollar-denominated inter-company obligations recorded at our subsidiary in Gernsbach, Germany.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The cross-currency swap is recorded in the Condensed Consolidated Balance Sheets at fair value of $(18.3) and $(16.4) million at March 31, 2006 and December 31, 2005, respectively, under the caption “Other current liabilities”. Changes in fair value are recognized in current earnings as “Other income (expenses)” in the Condensed Consolidated Statements of Income. The mark-to-market adjustment was offset by a gain on the related remeasurement of the U.S. dollar-denominated inter-company obligations.
      The credit risks associated with our financial derivative are controlled through the evaluation and monitoring of creditworthiness of the counterparties. Although counterparties may expose us to losses in the event of nonperformance, we do not expect such losses, if any, to be significant.

11.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS
      Ecusta Division Matters At March 31, 2006, we had reserves for various matters associated with our former Ecusta Division. Activity in these reserves during the periods indicated is summarized below.

	Ecusta
	Environmental	Workers’
	Matters	Comp	Other	Total

	(In thousands)
Balance, Jan. 1, 2005	$6,391	$2,144	$3,300	$11,835
Accruals	—	—	—	—
Payments	(342)	(7)	—	(349)
Other Adjustments	—	—	—	—

Balance, Mar. 31, 2005	$6,049	$2,137	$3,300	$11,486

	Ecusta
	Environmental	Workers’
	Matters	Comp	Other	Total

	(In thousands)
Balance, Jan. 1, 2006	$8,105	$1,913	$3,300	$13,318
Accruals	—	—	—	—
Payments	(214)	(45)	—	(259)
Other Adjustments	16	—	—	16

Balance, Mar. 31, 2006	$7,907	$1,868	$3,300	$13,075

      With respect to the reserves set forth above as of March 31, 2006, $1.4 million is recorded under the caption “Other current liabilities” and $11.7 million is recorded under the caption “Other long-term liabilities” in the accompanying condensed consolidated balance sheets.
      The following discussion provides more details on each of these matters.
      Background Information In August 2001, pursuant to an acquisition agreement (the “Acquisition Agreement”), we sold the assets of our Ecusta Division to four related entities, consisting of Purico (IOM) Limited, an Isle of Man limited liability company (“Purico”), and RF&Son Inc. (“RF”), RFS US Inc. (“RFS US”) and RFS Ecusta Inc. (“RFS Ecusta”), each of which is a Delaware corporation, (collectively, the “Buyers”).
      In August 2002, the Buyers shut down the manufacturing operation of the pulp and paper mill in Pisgah Forest, North Carolina, which was the most significant operation of the Ecusta Division. On October 23, 2002, RFS Ecusta and RFS US filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. In accordance with the provisions of the Acquisition Agreement, we notified the Buyers of third party claims (“Third Party Claims”) made against us for which we are seeking indemnification from the Buyers. The

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Third Party Claims primarily relate to certain environmental matters, post-retirement benefits, workers’ compensation claims and vendor payables.
      Effective August 8, 2003, the assets of RFS Ecusta and RFS US, which substantially consist of the pulp and paper mill and related real property, were sold to several third parties unrelated to the Buyers (the “New Buyers”). We understand the New Buyers’ business plan was to continue certain mill-related operations and to convert portions of the mill site into a business park.
      Ecusta Environmental Matters Beginning in April 2003, government authorities, including the North Carolina Department of Environment and Natural Resources (“NCDENR”), initiated discussions with us and the New Buyers regarding, among other environmental issues, certain landfill closure liabilities associated with the Ecusta mill and its properties. The discussions focused on NCDENR’s desire to establish a plan and secure financial resources to close three landfills located at the Ecusta facility and to address other environmental matters at the facility. During the third quarter of 2003, the discussions ended with NCDENR’s conclusion to hold us responsible for the closure of three landfills. Accordingly, we established reserves approximating $7.6 million. In March 2004 and September 2005, the NCDENR issued us separate orders requiring the closure of two of the three landfills at issue. We have substantially completed the closure of these two landfills and will begin closing the third during 2006.
      In October 2004, one of the New Buyers entered into a Brownfields Agreement with the NCDENR relating to the Ecusta mill, pursuant to which the New Buyer was to be held responsible for certain specified environmental concerns.
      In September 2005, NCDENR sought our participation, pursuant to a proposed consent order, in the evaluation and potential remediation of environmentally hazardous conditions at the former Ecusta mill site. In January 2006, NCDENR modified its proposed consent order to include us and the company (the “Prior Owner”) from whom our predecessor, Ecusta Corporation, purchased the Ecusta mill. NCDENR and the United States Environmental Protection Agency (“USEPA”) have indicated that if neither party enters into the proposed consent order EPA will likely list the mill site on the National Priorities List and pursue assessment and remediation of the site under the Comprehensive Environmental Responsibility, Compensation and Liability Act (more commonly known as “Superfund”). In addition to calling for the assessment, closure, and post-closure monitoring and maintenance of the third landfill for which we had previously been held responsible, the proposed consent order asserts concerns regarding:
      i. mercury and certain other contamination on and around the site;
      ii. potentially hazardous conditions existing in the sediment and water column of the site’s water treatment and aeration and sedimentation basin (the “ASB”); and
      iii. contamination associated with two additional landfills on the site that were not used by us.
      With respect to the concerns set forth above (collectively, the “NCDENR matters”) we believe the Prior Owner has primary liability for the mercury contamination; that the New Buyers, as owner and operator of the ASB, have primary liability for addressing any issues associated with the ASB, including closure, and that the New Buyers, in a May 2004 agreement, expressly agreed to indemnify and hold us harmless from certain environmental liabilities, which include most, if not all, of the NCDENR matters. We continue to have discussions with NCDENR concerning our potential responsibilities and appropriate remedial actions, if any, which may be necessary.
      In addition, it is possible the New Buyers may not have sufficient cash flow to continue meeting certain obligations to NCDENR and us. Specifically, the New Buyers are obligated (i) to treat leachate and stormwater runoff from the landfills, which we are currently required to manage, and (ii) to remediate groundwater contamination in the vicinity of a former caustic building at the site. If the New Buyers should default on these obligations, it is possible that NCDENR will require us to make appropriate arrangements for

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the treatment and disposal of the landfill waste streams and to be responsible for the remediation of certain contamination on and around the site (collectively, the “New Buyers Matters”).
      As a result of NCDENR’s September 2005 communication with us and our assessment of the range of likely outcomes of the NCDENR Matters and the New Buyers Matters, our results of operations for 2005 included a $2.7 million charge to increase our reserve for estimated costs associated with the Ecusta environmental matters. The addition to the reserve includes estimated operating costs associated with continuing certain water treatment facilities at the site which are necessary to treat leachate discharges from certain of the landfills, the closure for which we had previously reserved, estimated costs to perform an assessment of certain risks posed by the presence of mercury, further characterization of sediment in the ASB and treatment of other contamination.
      The reserves relating to additional environmental assessment activities were premised, in part, on the belief that it might be mutually beneficial to us and NCDENR if we were to agree to perform the assessment activities, without accepting responsibility for any subsequently required remediation. We believe that outcome may still be possible. However, it is currently unclear whether NCDENR and EPA will accept such an arrangement. It is equally uncertain what action will be taken by EPA and NCDENR in the absence of a consent order (and against whom) and what remediation, if any, will be required if and when additional assessments are performed.
      In addition, it is unclear how liability for any required assessment or remediation will be apportioned among the Prior Owner, Glatfelter, the Buyers and the New Buyers. Therefore, the 2005 charge does not include costs associated with further remediation activities that we may be required to perform the range of which we are currently unable to estimate, however, they could be significant.
      Whether we will be required to remediate, the extent of contamination, if any, and the ultimate costs to remedy, are not reasonably estimable based on information currently available to us. Accordingly, no amounts for such actions have been included in our reserve discussed above. If we are required to complete additional remedial actions, further charges would be required, and such amounts could be material.
      We are evaluating potential legal claims and defenses we may have with respect to any other parties including previous owners of the site and their obligations and/or cost recoveries. We are also evaluating options for ensuring that the New Buyers fulfill their obligations with respect to the New Buyers Matters. We are uncertain as to what additional Ecusta-related claims, including, among others, environmental matters, government oversight and/or government past costs, if any, may be asserted against us.
      Workers’ Compensation Prior to 2003, we established reserves related to potential workers’ compensation claims which at that time were estimated to total approximately $2.2 million. In the fourth quarter of 2005, the North Carolina courts issued a ruling that held us liable for workers’ compensation claims of certain employees that were injured during their employment at the Ecusta facility prior to our sales of the Division. Since this ruling, we have made payments as indicated in the reserve analysis presented earlier in this Note 11.
      We continue to believe the Buyers are responsible for the Environmental Matters and the Workers’ Compensation claims under provisions of the Acquisition Agreement, and believe we have a strong legal basis for indemnification. We are pursuing appropriate avenues to enforce the provisions of the Acquisition Agreement.
      Other In October 2004, the bankruptcy trustee for the estates of RFS Ecusta and RFS US filed a complaint in the U.S. Bankruptcy Court for the Western District of North Carolina against certain of the Buyers and other related parties (“Defendant Buyers”) and us. The complaint alleges, among other things, that the Defendant Buyers engaged in fraud and fraudulent transfers and breached their fiduciary duties. With respect to Glatfelter, the complaint alleges that we aided and abetted the Defendant Buyers in their purported

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
actions in the structuring of the acquisition of the Ecusta Division and asserts a claim against us under the Bankruptcy Code. The trustee seeks damages from us in an amount not less than $25.8 million, plus interest, and other relief. We believe these claims are largely without merit and we are vigorously defending ourselves in this action. Accordingly, no amounts have been recorded in the accompanying consolidated financial statements.
      The bankruptcy trustee filed another complaint, also in the U.S. Bankruptcy Court for the Western District of North Carolina, against us, certain banks and other parties, seeking, among other things, damages totaling $6.5 million for alleged breaches of the Acquisition Agreement (the “Breach Claims”), release of certain amounts held in escrow totaling $3.5 million (the “Escrow Claims”) and recoveries of unspecified amounts allegedly payable under the Acquisition Agreement and a related agreement. We were first notified of the potential Breach Claims in July 2002, which are primarily related to the physical condition of the Ecusta mill at the time of sale. We believe these claims are without merit. With respect to the Escrow Claims, the trustee seeks the release of certain amounts held in escrow related to the sale of the Ecusta Division, of which $2.0 million was escrowed at the time of closing in the event of claims arising such as those asserted in the Breach Claim. The Escrow Claims also include amounts alleged to total $1.5 million arising from sales by us of certain properties at or around the Ecusta mill. We have previously reserved such escrowed amounts and they are recorded in the accompanying Condensed Consolidated Balance Sheets as “Other long-term liabilities.” We are vigorously defending ourselves in this action.
      Both of the above actions have been transferred to the U.S. Federal Court for the Western District of North Carolina, along with another action in which we, the bankruptcy trustee and the Buyers are pursuing claims against one another for determination of ultimate contractual liability for workers’ compensation benefits referenced above.
      Fox River — Neenah, Wisconsin We have previously reported with respect to potential environmental claims arising out of the presence of polychlorinated biphenyls (“PCBs”) in sediments in the lower Fox River and in the Bay of Green Bay, downstream of our Neenah, Wisconsin facility. We acquired the Neenah facility in 1979 as part of the acquisition of the Bergstrom Paper Company. In part, this facility used wastepaper as a source of fiber. At no time did the Neenah facility utilize PCBs in the pulp and paper making process, but discharges from the facility containing PCBs from wastepaper may have occurred from 1954 to the late 1970s. Any PCBs that the Neenah facility discharged into the Fox River resulted from the presence of NCR®-brand carbonless copy paper in the wastepaper that was received from others and recycled.
      As described below, various state and federal governmental agencies have formally notified nine potentially responsible parties (“PRPs”), including us, that they are potentially responsible for response costs and “natural resource damages” (“NRDs”) arising from PCB contamination in the lower Fox River and in the Bay of Green Bay, under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and other statutes. The other identified PRPs are NCR Corporation, Appleton Papers Inc., Georgia Pacific Corp. (formerly Fort Howard Corp. and Fort James), WTM I Company (a subsidiary of Chesapeake Corp.), Riverside Paper Corporation, U.S. Paper Mills Corp. (a subsidiary of Sonoco Products Company), Sonoco Products Company, and Menasha Corporation.
      CERCLA establishes a two-part liability structure that makes responsible parties liable for (1) “response costs” associated with the remediation of a release of hazardous substances and (2) NRDs related to that release. Courts have interpreted CERCLA to impose joint and several liabilities on responsible parties for response costs, subject to equitable allocation in certain instances. Prior to a final settlement by all responsible parties and the final cleanup of the contamination, uncertainty regarding the application of such liability will persist.
      The areas of the lower Fox River and in the Bay of Green Bay in which the contamination exists are commonly referred to as Operable Unit 1 (“OU1”), which consists of Little Lake Butte des Morts, the

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
portion of the river that is closest to our Neenah facility, Operable Unit 2 (“OU2”), which is the portion of the river between dams at Appleton and Little Rapids, and Operable Units 3 through 5 (“OU3–5”), an area approximately 20 miles downstream of our Neenah facility.
      The following summarizes the status of our potential exposure:
     Response Actions
      OU1 and OU2 On January 7, 2003, the Wisconsin Department of Natural Resources (the “Wisconsin DNR”) and the Environmental Protection Agency (“EPA”) issued a Record of Decision (“ROD”) for the cleanup of OU1 and OU2. Subject to extenuating circumstances and alternative solutions that may arise during the cleanup, the ROD requires the removal of approximately 784,000 cubic yards of sediment from OU1 and no active remediation of OU2. The ROD also requires the monitoring of the two operable units. Based on the remediation activities completed to date, contract proposals received for the remaining remediation work, and the potential availability of alternative remedies under the ROD, we believe the total remediation of OU1 will cost between $61 million and $137 million.
      On July 1, 2003, WTM I Company entered into an Administrative Order on Consent (“AOC”) with EPA and the Wisconsin DNR regarding the implementation of the Remedial Design for OU1.
      In the first quarter of 2004, the United States District Court for the Eastern District of Wisconsin approved a consent decree regarding OU1 (“the OU1 Consent Decree”). Under terms of the OU1 Consent Decree, Glatfelter and WTM I Company each agreed to pay approximately $27 million, of which $25.0 million from each was placed in escrow to fund response work associated with remedial actions specified in the ROD. The remaining amount that the parties agreed to pay under the Consent Decree includes payments for NRD, and NRD assessment and other past costs incurred by the governments. In addition, EPA agreed to take steps to place $10 million from another source into escrow for the OU1 cleanup, all of which has been received.
      The terms of the OU1 Consent Decree and the underlying escrow agreement restrict the use of the funds to qualifying remediation activities or restoration activities at the lower Fox River site. The response work is being managed and/or performed by Glatfelter and WTM I, with governmental oversight, and funded by the amounts placed in escrow. Beginning in mid 2004, Glatfelter and WTM I have performed activities to remediate OU1, including, among others, construction of de-watering and water-treatment facilities, dredging of portions of OU1, dewatering of the dredged materials, and hauling of the dewatered sediment to an authorized disposal facility. Since the start of these activities, to date approximately 105,000 cubic yards of contaminated sediment has been dredged.
      The terms of the OU1 Consent Decree include provisions to be followed should the escrow account be depleted prior to completion of the response work. In this event, each company would be notified and be provided an opportunity to contribute additional funds to the escrow account and to extend the remediation effort. Should the OU1 Consent Decree be terminated due to insufficient funds, each company would lose the protections contained in the settlement and the governments may turn to one or both parties for the completion of OU1 clean up. In such a situation, the governments may also seek response work from a third party, or perform the work themselves and seek response costs from any or all PRPs for the site, including Glatfelter. Based on information currently available to us, and subject to government approval of the use of alternative remedies, we believe the required remedial actions can be completed with the amount of monies committed under the Consent Decree. If the Consent Decree is terminated due to the insufficiency of the escrow funds, Glatfelter and WTM I each remain potentially responsible for the costs necessary to complete the remedial action.
      As of March 31, 2006, our portion of the escrow account totaled approximately $12.6 million, of which $7.2 million is recorded in the accompanying Consolidated Balance Sheet under the caption “Prepaid

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expenses and other current assets” and $5.4 million is included under the caption “Other assets.” As of March 31, 2006, our reserve for environmental liabilities, substantially all of which is for OU1 remediation activities, totaled $13.7 million.
      OUs 3–5 On July 28, 2003, the EPA and the Wisconsin DNR issued a ROD (the “Second ROD”) for the cleanup of OU3–5. The Second ROD calls for the removal of 6.5 million cubic yards of sediment and certain monitoring at an estimated cost of $324.4 million but could, according to the Second ROD, cost within a range from approximately $227.0 million to $486.6 million. The most significant component of the estimated costs is attributable to large-scale sediment removal by dredging.
      During the first quarter of 2004, NCR Corp. and Georgia Pacific Corp. entered into an AOC with the United States EPA under which they agreed to perform the Remedial Design for OUs 3–5, thereby accomplishing a first step towards remediation.
      We do not believe that we have more than a de minimis share of any equitable distribution of responsibility for OU3–5 after taking into account the location of our Neenah facility relative to the site and considering other work or funds committed or expended by us. However, uncertainty regarding responsibilities for the cleanup of these sites continues due to disagreement over a fair allocation or apportionment of responsibility.
      Natural Resource Damages The ROD and Second ROD do not place any value on claims for NRDs associated with this matter. As noted above, NRD claims are distinct from costs related to the primary remediation of a Superfund site. Calculating the value of NRD claims is difficult, especially in the absence of a completed remedy for the underlying contamination. The State of Wisconsin, the United States Fish and Wildlife Service (“FWS”), the National Oceanic and Atmospheric Administration (“NOAA”), four Indian tribes and the Michigan Attorney General have asserted that they possess NRD claims related to the lower Fox River and the Bay of Green Bay.
      In June 1994, FWS notified the then-identified PRPs that it considered them potentially responsible for NRDs. The federal, tribal and Michigan agencies claiming to be NRD trustees have proceeded with the preparation of an NRD assessment. While the final assessment has yet to be completed, the federal trustees released a plan on October 25, 2000 that values NRDs for injured natural resources that allegedly fall under their trusteeship between $176 million and $333 million. We believe that the federal NRD assessment is technically and procedurally flawed. We also believe that the NRD claims alleged by the various alleged trustees are legally and factually without merit.
      The OU1 Consent Decree required that Glatfelter and WTM I each pay the governments $1.5 million for NRDs for the Fox River site, and $150,000 for NRD assessment costs. Each of these payments was made in return for credit to be applied toward each settling company’s potential liability for NRDs associated with the Fox River site.
      Other Information The Wisconsin DNR and FWS have each published studies, the latter in draft form, estimating the amount of PCBs discharged by each identified PRP to the lower Fox River and the Bay of Green Bay. These reports estimate our Neenah facility’s share of the volumetric discharge to be as high as 27%. We do not believe the volumetric estimates used in these studies are accurate because (a) the studies themselves disclose that they are not accurate and (b) the volumetric estimates contained in the studies are based on assumptions that are unsupported by existing evidence. We believe that our volumetric contribution is significantly lower than the estimates set forth in these studies. Further, we do not believe that a volumetric allocation would constitute an equitable distribution of the potential liability for the contamination. Other factors, such as the location of contamination, the location of discharge and a party’s role in causing discharge must be considered in order for the allocation to be equitable.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We have entered into interim cost-sharing agreements with four of the other PRPs, pursuant to which such PRPs have agreed to share both defense costs and costs for scientific studies relating to PCBs discharged into the lower Fox River. These interim cost-sharing agreements have no bearing on the final allocation of costs related to this matter. Based upon our evaluation of the magnitude, nature and location of the various discharges of PCBs to the river and the relationship of those discharges to identified contamination, we believe our share of any liability among the identified PRPs is much less than our per capita share of the cost sharing agreement.
      We also believe that there exist additional potentially responsible parties other than the identified PRPs. For instance, certain of the identified PRPs discharged their wastewater through public wastewater treatment facilities, which we believe makes the owners of such facilities potentially responsible in this matter. We also believe that entities providing wastepaper-containing PCBs to each of the recycling mills are also potentially responsible for this matter.
      While the OU1 Consent Decree clarifies the extent of the exposure that we may have with regard to the Fox River site, it does not completely resolve our potential liability related to this matter. We continue to believe that this matter may result in litigation, but cannot predict the timing, nature, extent or magnitude of such litigation. We currently are unable to predict our ultimate cost related to this matter.
Reserves for Fox River Environmental Liabilities
      We have reserves for environmental liabilities with contractual obligations and for those environmental matters for which it is probable that a claim will be made, that an obligation may exist, and for which the amount of the obligation is reasonably estimable. The following table summarizes information with respect to such reserves.

	March 31,	December 31,
	2006	2005

	(In millions)
Recorded as:
Environmental liabilities	$7.6	$7.6
Other long-term liabilities	6.1	9.2

Total	$13.7	$16.8

      The classification of our environmental liabilities is based on the development of the underlying Fox River OU1 remediation plan and execution of the related escrow agreement for the funding thereof. The reserve balance declined as a result of payments associated with remediation activities under the OU1 Consent Decree and items related to the Fox River matter. We did not record charges associated with the Fox River matter to our results of operations during the first quarters of 2005 or 2006.
      Other than with respect to the OU1 Consent Decree, the amount and timing of future expenditures for environmental compliance, cleanup, remediation and personal injury, NRDs and property damage liabilities cannot be ascertained with any certainty due to, among other things, the unknown extent and nature of any contamination, the extent and timing of any technological advances for pollution abatement, the response actions that may be required, the availability of qualified remediation contractors, equipment, and landfill space, and the number and financial resources of any other PRPs.
      Range of Reasonably Possible Outcomes Based on currently available information, including actual remediation costs incurred to date, we believe that the remediation of OU1 can be satisfactorily completed for the amounts provided under the OU1 Consent Decree. Our assessment is dependent, in part, on government approval of the use of alternative remedies in OU1, on the successful negotiation of acceptable contracts to complete remediation activities, and an effective implementation of the chosen technologies by the

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
remediation contractor. However, if we are unsuccessful in managing our costs to implement the ROD or if alternative remedies are not accepted by government authorities, additional charges may be necessary.
      The OU1 Consent Decree does not address response costs necessary to remediate the remainder of the Fox River site and only addresses NRDs and claims for reimbursement of government expenses to a limited extent. Due to judicial interpretations that find CERCLA imposes joint and several liability, uncertainty persists regarding our exposure with respect to the remainder of the Fox River site.
      Based on our analysis of currently available information and experience regarding the cleanup of hazardous substances, we believe that it is reasonably possible that our costs associated with the lower Fox River and the Bay of Green Bay may exceed our original reserves by amounts that may prove to be insignificant or that could range, in the aggregate, up to approximately $125 million, over a period that is undeterminable but that could range beyond 20 years. We believe that the likelihood of an outcome in the upper end of the monetary range is significantly less than other possible outcomes within the range and that the possibility of an outcome in excess of the upper end of the monetary range is remote.
      In our estimate of the upper end of the range, we have considered: (i) the remedial actions agreed to in the OU1 Consent Decree and our belief that the required work can be accomplished with the funds to be escrowed under the OU1 Consent Decree; and (ii) no active remediation of OU2. We have also assumed dredging for the remainder of the Fox River site as set forth in the Second ROD, although at a significantly higher cost than estimated in the Second ROD. We have also assumed our share of the ultimate liability to be 18%, which is significantly higher than we believe is appropriate or than we will incur, and a level of NRD claims and claims for reimbursement of expenses from other parties that, although reasonably possible, is unlikely.
      In estimating both our current reserves for environmental remediation and other environmental liabilities and the possible range of additional costs, we have assumed that we will not bear the entire cost of remediation and damages to the exclusion of other known PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, generally based on their financial condition and probable contribution. Our evaluation of the other PRPs’ financial condition included the review of publicly available financial information. Furthermore, we believe certain of these PRPs have corporate or contractual relationships with additional entities that may shift to those entities some or all of the monetary obligations arising from the Fox River site. The relative probable contribution is based upon our knowledge that at least two PRPs manufactured the paper, and arranged for the disposal of the wastepaper, that included the PCBs and consequently, in our opinion, bear a higher level of responsibility.
      In addition, our assessment is based upon the magnitude, nature and location of the various discharges of PCBs to the river and the relationship of those discharges to identified contamination. We continue to evaluate our exposure and the level of our reserves, including, but not limited to, our potential share of the costs and NRDs, if any, associated with the Fox River site.
      Summary Our current assessment is that we should be able to manage these environmental matters without a long-term, material adverse impact on the Company. These matters could, however, at any particular time or for any particular year or years, have a material adverse effect on our consolidated financial position, liquidity and/or results of operations or could result in a default under our loan covenants. Moreover, there can be no assurance that our reserves will be adequate to provide for future obligations related to these matters, that our share of costs and/or damages for these matters will not exceed our available resources, or that such obligations will not have a long-term, material adverse effect on our consolidated financial position, liquidity or results of operations. With regard to the Fox River site, if we are not successful in managing the implementation of the OU1 Consent Decree and/or if we are ordered to implement the remedy proposed in the Second ROD, such developments could have a material adverse effect on our consolidated financial position, liquidity and results of operations and may result in a default under our loan covenants.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition to the specific matters discussed above, we are subject to loss contingencies resulting from regulation by various federal, state, local and foreign governments with respect to the environmental impact of our mills. To comply with environmental laws and regulations, we have incurred substantial capital and operating expenditures in past years. We anticipate that environmental regulation of our operations will continue to become more burdensome and that capital and operating expenditures necessary to comply with environmental regulations will continue, and perhaps increase, in the future. In addition, we may incur obligations to remove or mitigate the adverse effects, if any, on the environment resulting from our operations, including the restoration of natural resources and liability for personal injury and for damages to property and natural resources.
      We are also involved in other lawsuits that are ordinary and incidental to our business. The ultimate outcome of these lawsuits cannot be predicted with certainty; however, we do not expect that such lawsuits in the aggregate or individually will have a material adverse effect on our consolidated financial position, liquidity or results of operations.

12.	SEGMENT AND GEOGRAPHIC INFORMATION
      The following table sets forth financial and other information by business unit for the periods indicated:

	For the Three Months Ended March 31,

			Long Fiber &		Other and
	Specialty Papers		Overlay		Unallocated		Total

Business Unit Performance	2006	2005	2006	2005	2006	2005	2006	2005

	(In thousands)
Net sales	$102,349	$92,730	$58,253	$51,145	$4	$21	$160,606	$143,896
Energy sales, net	2,457	2,544	—	—	—	—	2,457	2,544

Total revenue	104,806	95,274	58,253	51,145	4	21	163,063	146,440
Cost of products sold	89,034	80,151	49,029	41,210	1	22	138,064	121,383

Gross profit (loss)	15,772	15,123	9,224	9,935	3	(1)	24,999	25,057
SG&A	9,282	10,362	6,081	6,145	1,566	1,226	16,929	17,733
Pension income	—	—	—	—	(3,721)	(3,880)	(3,721)	(3,880)
Restructuring recorded as component of COS	—	—	—	—	8,223	—	8,223	—
Restructuring charges	—	—	—	—	19,298	—	19,298	—
Gains (losses) on dispositions of plant, equipment and timberlands	—	—	—	—	10	(60)	10	(60)

Total operating income (loss)	6,490	4,761	3,143	3,790	(25,373)	2,713	(15,740)	11,264
Nonoperating income (expense)	—	—	—	—	(2,377)	(2,501)	(2,377)	(2,501)

Income (loss) before income taxes	$6,490	$4,761	$3,143	$3,790	$(27,750)	$212	$(18,117)	$8,763

Supplementary Data
Net tons sold	119,087	110,738	14,884	11,679	—	5	133,971	122,422
Depreciation expense	$8,410	$8,869	$3,939	$3,997	—	—	$12,349	$12,866
      Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. The costs incurred by support areas not directly aligned with the business unit are allocated primarily based on an estimated utilization of support area services or included in “Other

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and Unallocated” in the table above. Certain prior period information has been reclassified to conform to the current period presentation.
      Management evaluates results of operations before non-cash pension income, restructuring related charges, unusual items, effects of asset dispositions and insurance recoveries because it believes this is a more meaningful representation of the operating performance of its core papermaking businesses, the profitability of business units and the extent of cash flow generated from core operations. This presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally and by the Company’s Board of Directors.

13.	SUBSEQUENT EVENTS
      Chillicothe Acquisition On April 3, 2006, we completed our acquisition of Chillicothe, the carbonless business operations of NewPage Corporation, for $81.8 million in cash, subject to certain post-closing working capital adjustments. The Chillicothe assets consist of a 440,000 ton-per-year paper making facility in Chillicothe, Ohio and coating operations based in Fremont, Ohio. Chillicothe had revenue of $441.5 million in 2005 and a total of approximately 1,700 employees as of December 31, 2005.
      New Credit Facility On April 3, 2006, we, along with certain of our subsidiaries as borrowers and certain of our subsidiaries as guarantors, entered into a credit agreement with certain financial institutions. Pursuant to the credit agreement for our new credit facility, we may borrow, repay and reborrow revolving credit loans in an aggregate principal amount not to exceed $200.0 million outstanding at any time. All borrowings under our credit facility are unsecured. The revolving credit commitment expires on April 2, 2011.
      In addition, on April 3, 2006, pursuant to the credit agreement, we received a term loan in the principal amount of $100.0 million. Quarterly repayments of principal outstanding under the term loan begin on March 31, 2007 with the final principal payment due on April 2, 2011.
      Borrowings under the credit agreement bear interest, at our option, at either (a) the bank’s base rate described in the credit agreement as the greater of the prime rate or the federal funds rate plus 50 basis points, or (b) the EURO rate based generally on the London Interbank Offer Rate, plus an applicable margin that varies from 67.5 basis points to 137.5 basis points according to our corporate credit rating determined by S&P and Moody’s.
      We have the right to prepay the term loan and revolving credit borrowings in whole or in part without premium or penalty, subject to timing conditions related to the interest rate option chosen. If certain prepayment events occur, such as a sale of assets or the incurrence of additional indebtedness in excess of $10.0 million in the aggregate, we must repay a specified portion of the term loan within five days of the prepayment event.
      The credit agreement contains a number of customary events of default for financings of this type including, without limitation, (i) failure to pay principal, interest or fees when due, (ii) material breach of representations or warranties, (iii) covenant default, (iv) cross-default to other debt in excess of an agreed amount, (v) a change of control, (vi) insolvency or bankruptcy and (vii) monetary judgment default in excess of an agreed amount. If an event of default under the credit agreement occurs and is continuing, then PNC Bank may declare outstanding obligations under the credit agreement immediately due and payable.
      The credit agreement contains a number of customary covenants for financings of this type that, among other things, restrict our ability to dispose of or create liens on assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial tests and ratios, each as defined in the credit agreement, including a consolidated minimum net worth test and a maximum debt to earnings before interest, taxes,

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
depreciation and amortization (“EBITDA”) ratio. A breach of these requirements would give rise to certain remedies under the credit agreement, among which are the termination of the agreement and acceleration of the outstanding borrowings plus accrued and unpaid interest under our new credit facility.
      This new credit facility replaced our prior credit facility which would have matured in June 2006. A portion of the proceeds from the new credit facility were used to finance the Chillicothe acquisition.
      Private Placement On April 28, 2006, we completed a private placement offering of $200.0 million aggregate principal amount of our 7 1/8% Senior Notes due 2016. Our net proceeds from this offering totaled approximately $196.4 million, after deducting the commissions and other fees and expenses relating to the offering. We expect to use the net proceeds to redeem $150.0 million aggregate principal amount of our outstanding 6 7/8 % notes due July 2007, plus the payment of the applicable redemption premium and accrued interest. We expect to use the remaining net proceeds for working capital and general corporate purposes.
      Interest on these Senior Notes will accrue at the rate of 7 1/8 % per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2006.
      Prior to May 1, 2011, we may redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, plus a “make-whole” premium. On or after May 1, 2011, we may redeem some or all of the notes at specified redemption prices. In addition, prior to May 1, 2009, we may redeem up to 35% of the aggregate principal amount of the notes using the net proceeds from certain equity offerings.
      Lydney Acquisition On May 23, 2006, we were notified that the European Commission would examine, under applicable competition regulations, our proposed acquisition of the Simpson Clough mill and our completed acquisition of the Lydney mill. In connection with the Commission’s investigation, we will be submitting relevant information and otherwise fully cooperating in the review.
      Simpson Clough Acquisition On June 10, 2006, our agreement to acquire J R Crompton’s Simpson Clough mill was terminated in accordance with contractual provisions due to additional time that may have been required should an in-depth regulatory review have been necessary.
14.  SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION
      Our 7 1/8% Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by certain of our 100%-owned domestic subsidiaries, PHG Tea Leaves, Inc., Mollanvick, Inc., The Glatfelter Pulp Wood Company, GLT International Finance, LLC and Glenn-Wolfe, Inc.
      The following condensed consolidating financial information presents our condensed consolidating statements of income for the three months ended March 31, 2006 and March 31, 2005 and our condensed consolidating balance sheet as of March 31, 2006. These financial statements reflect P. H. Glatfelter Company (the parent), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and elimination entries necessary to combine such entities on a consolidated basis.

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Income for the three months ended March 31, 2006

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net sales	$102,348	$9,640	$58,258	$(9,640)	$160,606
Energy sales — net	2,457	—	—	—	2,457

Total revenues	104,805	9,640	58,258	(9,640)	163,063
Costs of products sold	94,819	8,377	49,123	(9,521)	142,798

Gross profit	9,986	1,263	9,135	(119)	20,265
Selling, general and administrative expenses	9,762	439	6,496	—	16,697
Restructuring charges	19,259	—	39	—	19,298
(Gains) losses on dispositions of plant, equipment and timberlands, net	46	(73)	37	—	10

Operating income (loss)	(19,081)	897	2,563	(119)	(15,740)
Nonoperating income (expense)
Interest expense	(2,801)	—	(592)	—	(3,393)
Other income (expense) —net	(1,369)	11,888	(700)	(8,803)	1,016

Total other income (expense)	(4,170)	11,888	(1,292)	(8,803)	(2,377)

Income (loss) before income taxes	(23,251)	12,785	1,271	(8,922)	(18,117)
Income tax provision (benefit)	(11,386)	4,551	625	(42)	(6,252)

Net income (loss)	$(11,865)	$8,234	$646	$(8,880)	$(11,865)

Condensed Consolidating Statement of Income for the three months ended March 31, 2005

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net sales	$92,721	$9,100	$51,192	$(9,117)	$143,896
Energy sales — net	2,544	—	—	—	2,544

Total revenues	95,265	9,100	51,192	(9,117)	146,440
Costs of products sold	77,316	8,353	41,616	(9,439)	117,846

Gross profit	17,949	747	9,576	322	28,594
Selling, general and administrative expenses	10,706	494	6,190	—	17,390
(Gains) losses on dispositions of plant, equipment and timberlands, net	10	(61)	(9)	—	(60)

Operating income	7,233	314	3,395	322	11,264
Nonoperating income (expense)
Interest expense	(2,693)	—	(567)	—	(3,260)
Other income (expense) — net	(397)	9,698	(270)	(8,272)	759

Total other income (expense)	(3,090)	9,698	(837)	(8,272)	(2,501)

Income before income taxes	4,143	10,012	2,558	(7,950)	8,763
Income tax provision	(2,147)	3,554	953	113	2,473

Net income	$6,290	$6,458	$1,605	$(8,063)	$6,290

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheet as of March 31, 2006

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands, except per share
ASSETS
Cash and cash equivalents	$7,667	$923	$19,366	$862	$28,818
Other current assets	95,020	3,627	90,004	(1,236)	187,415
Plant, equipment and timberlands — net	313,482	13,325	199,581	1	526,389
Other assets	1,158,818	864,898	(44,503)	(1,629,058)	350,155

Total assets	$1,574,987	$882,773	$264,448	$(1,629,431)	$1,092,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$67,963	$979	$58,453	$(358)	$127,037
Long term debt	205,000	—	49,749	—	254,749
Deferred income taxes	171,011	13,972	21,362	214	206,559
Other long term liabilities	709,089	45,162	92,432	(764,175)	82,508

Total liabilities	1,153,063	60,113	221,996	(764,319)	670,853
Shareholders’ equity	421,924	822,660	42,452	(865,112)	421,924

Total liabilities and shareholders’ equity	$1,574,987	$882,773	$264,448	$(1,629,431)	$1,092,777

Condensed Consolidating Balance Sheet as of December 31, 2005

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands, except per share
ASSETS
Cash and cash equivalents	$14,404	$30,149	$12,857	$32	$57,442
Other current assets	90,964	462	76,118	(1,429)	166,115
Plant, equipment and timberlands — net	322,208	13,537	143,083	—	478,828
Other assets	1,065,934	739,840	23,009	(1,486,191)	342,592

Total assets	$1,493,510	$783,988	$255,067	$(1,487,588)	$1,044,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$75,465	$999	$63,400	$14	$139,878
Long term debt	150,000	—	34,000	—	184,000
Deferred income taxes	174,854	10,585	24,003	(3,173)	206,269
Other long term liabilities	660,879	30,071	91,951	(700,383)	82,518

Total liabilities	1,061,198	41,655	213,354	(703,542)	612,665
Shareholders’ equity	432,312	742,333	41,713	(784,046)	432,312

Total liabilities and shareholders’ equity	$1,493,510	$783,988	$255,067	$(1,487,588)	$1,044,977

P. H. GLATFELTER COMPANY and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows for three months ended March 31, 2006

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net cash provided (used) by
Operating Activities	$(56,447)	$39,084	$11,310	$1,341	$(4,712)
Investing Activities
Purchase of plant, equipment and timberlands	(4,163)	(39)	(1,039)	—	(5,241)
Proceeds from disposal of plant, equipment and timberlands	—	—	1	—	1
Proceeds from sale of subsidiary, net of cash divested	—	(68,271)	—	—	(68,271)

Total Investing Activities	(4,163)	(68,310)	(1,038)	—	(73,511)
Financing Activities
Net repayments of/(proceeds from) indebtedness	55,000	—	(4,029)	(511)	50,460
Payment of Dividends	(3,972)	—	—	—	(3,972)
Proceeds from Stock Options exercised	2,845	—	—	—	2,845

Total Financing Activities	53,873	—	(4,029)	(511)	49,333
Effect of exchange rate on cash	—	—	266	—	266

Net increase (decrease in cash)	(6,737)	(29,226)	6,509	830	(28,624)
Cash at the beginning of period	14,404	30,149	12,857	32	57,442

Cash at the end of period	$7,667	$923	$19,366	$862	$28,818

Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2005

	Parent			Adjustments/
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated

	In thousands
Net cash provided (used) by
Operating Activities	$(10,536)	$(190)	$3,108	$(1,497)	$(9,115)
Investing Activities
Purchase of plant, equipment and timberlands	(2,239)	—	(2,441)	—	(4,680)
Proceeds from disposal of plant, equipment and timberlands	70	—	—	—	70
Proceeds from sale of subsidiary, net of cash divested	—	—	—	—	—

Total Investing Activities	(2,169)	(0)	(2,441)	0	(4,610)
Financing Activities
Net repayments of indebtedness	—	—	681	1,267	1,948
Payment of Dividends	(3,956)	—	—	—	(3,956)
Proceeds from Stock Options exercised	116	—	—	—	116

Total Financing Activities	(3,840)	—	681	1,267	(1,892)
Effect of exchange rate on cash	—	—	(488)	—	(488)

Net increase (decrease in cash)	(16,545)	(190)	860	(230)	(16,105)
Cash at the beginning of period	20,399	412	18,881	259	39,951

Cash at the end of period	$3,854	$222	$19,741	$29	$23,846

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
      Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, or the PBCL, permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions or suits by or in the right of the Company, its shareholders or otherwise, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including, without limitation, against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such proceedings unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. Section 3.1 also provides that, if an authorized representative is not entitled to indemnification for a portion of liabilities to which he or she may be subject, the Company will indemnify the person to the maximum extent permitted for the remaining portion of the liabilities.
      Section 3.2 of our bylaws provides that we will pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any officer or director entitled to indemnification in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by us as authorized. The financial ability of such officer or director to make such repayment shall not be prerequisite to the making of an advance.
      As permitted by Section 1713 of the PBCL, Section 2.11 of our bylaws eliminates the personal liability of our directors for monetary damages for any action taken, or any failure to take any action, except where a director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, pursuant to Section 1713 of the PBCL, this provision of our bylaws does not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or Federal law.
      We have insurance coverage for losses by past, present or future directors or officers of Glatfelter arising from claims against that person for any wrongful act (subject to certain exceptions) in his or her capacity as a director or officer of Glatfelter. The policy also provides for reimbursement to Glatfelter for indemnification given by Glatfelter, pursuant to common or statutory law or its articles of incorporation or bylaws to any such person arising from any such claim.

Item 21.	Exhibits
      (a) Exhibits
      See the index to exhibits that appears immediately following the signature pages to this registration statement.
      (b) Financial Statement Schedule
      See Schedule II, “Valuation and Qualifying Accounts” that appears on page F-42.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

P. H. GLATFELTER COMPANY

By:	/s/ George H. Glatfelter II

Name: George H. Glatfelter II
Title: Chairman and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey J. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ George H. Glatfelter II George H. Glatfelter II	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2006

/s/ John P. Jacunski John P. Jacunski.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 17, 2006

/s/ David C. Elder David C. Elder	Corporate Controller (Principal Accounting Officer)	July 17, 2006

/s/ Kathleen A. Dahlberg Kathleen A. Dahlberg	Director	July 17, 2006

/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Director	July 17, 2006

/s/ J. Robert Hall J. Robert Hall	Director	July 17, 2006

/s/ Richard C. Ill Richard C. Ill	Director	July 17, 2006

Signature	Title	Date

/s/ Ronald J. Naples Ronald J. Naples	Director	July 17, 2006

/s/ Richard L. Smoot Richard L. Smoot	Director	July 17, 2006

/s/ Lee C. Stewart Lee C. Stewart	Director	July 17, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

PHG TEA LEAVES, INC.

By:	/s/ George Amoss, Jr.

Name: George Amoss, Jr.
Title: President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey J. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ George Amoss, Jr. George Amoss, Jr.	President, Treasurer and Director	July 17, 2006

/s/ Leslie Eby Leslie Eby	Vice President and Director	July 17, 2006

/s/ Mary Alice Avery Mary Alice Avery	Assistant Secretary and Director	July 17, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

THE GLATFELTER PULP WOOD COMPANY

By:	/s/ George H. Glatfelter II

Name: George H. Glatfelter II
Title: Chairman and President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey J. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ George H. Glatfelter II George H. Glatfelter II	Chairman, President and Director	July 17, 2006

/s/ John P. Jacunski John P. Jacunski	Treasurer	July 17, 2006

/s/ Peter P. Alexander Peter P. Alexander	Director	July 17, 2006

/s/ Thomas V. Basley Thomas V. Basley	Director	July 17, 2006

/s/ Charles A. Brown Charles A. Brown	Director	July 17, 2006

Signature	Title	Date

/s/ Robert L. Inners II Robert L. Inners II	Director	July 17, 2006

/s/ James B. Koykendall James B. Koykendall	Director	July 17, 2006

/s/ Thomas R. Wieland Thomas R. Wieland	Director	July 17, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

GLT INTERNATIONAL FINANCE, LLC

By:	/s/ John P. Jacunski

Name: John P. Jacunski
Title: President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey J. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John P. Jacunski John P. Jacunski	President and Director	July 17, 2006

/s/ George Amoss Jr. George Amoss Jr.	Treasurer and Director	July 17, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

MOLLANVICK, INC.

By:	/s/ George Amoss Jr.

Name: George Amoss Jr.
Title: President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey J. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ George Amoss Jr. George Amoss Jr.	President and Director	July 17, 2006

/s/ Leslie Eby Leslie Eby	Vice President and Director	July 17, 2006

/s/ Mary Alice Avery Mary Alice Avery	Assistant Secretary and Director	July 17, 2006

/s/ Donald Gross Donald Gross	Treasurer	July 17, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 17, 2006.

GLENN-WOLFE, INC.

By:	/s/ George Amoss Jr.

Name: George Amoss Jr.
Title: President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.
      Each individual whose signature appears below constitutes and appoints John P. Jacunski and Jeffrey N. Norton, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ George Amoss Jr. George Amoss Jr.	President and Director	July 17, 2006

/s/ Leslie Eby Leslie Eby	Vice President and Director	July 17, 2006

/s/ Mary Alice Avery Mary Alice Avery	Assistant Secretary and Director	July 17, 2006

/s/ Donald Gross Donald Gross	Treasurer	July 17, 2006

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

4.1		Indenture, dated as of April 28, 2006, by and between the Company and SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 3, 2006).
4.2		Registration Rights Agreement, dated April 28, 2006, among the Company, the Guarantors named therein and the Initial Purchasers (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Company on May 3, 2006).
5.1		Opinion of Shearman & Sterling LLP as to the validity of the securities being offered.**
10.1		Asset Purchase Agreement, dated February 21, 2006, among NewPage Corporation, Chillicothe Paper Inc. and the Company (exhibits omitted) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 27, 2006).
10.2		Agreement for Sale of Assets (Lydney), dated March 8, 2006, by and among J R Crompton Limited, Nicholas James Dargan and William Kenneth Dawson, as administrators and Glatfelter-UK Limited and the Company (incorporated by reference to Exhibit 10 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 2006).
10.3		P. H. Glatfelter Company Management Incentive Plan, adopted as of January 1, 1994, as amended and restated December 19, 2000 and effective January 1, 2001 (incorporated by reference to Exhibit 10(a) to the Company’s Form 10-K for the year ended December 31, 2000).
10.4		P. H. Glatfelter Company 2005 Management Incentive Plan, adopted as of April 27, 2005 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on April 29, 2005).
10.5		P. H. Glatfelter Company Supplemental Executive Retirement Plan, as amended and restated effective April 23, 1998 and further amended December 20, 2000 (incorporated by reference to Exhibit 10(c) to the Company’s Form 10-K for the year ended December 31, 2000).
10.6		Description of Executive Salary Continuation Plan (incorporated by reference to Exhibit 10(g) to the Company’s Form 10-K for the year ended December 31, 1990).
10.7		P. H. Glatfelter Company Supplemental Management Pension Plan, effective as of April 23, 1998 (incorporated by reference to Exhibit 10(f) to the Company’s Form 10-K for the year ended December 31, 1998).
10.8		P. H. Glatfelter Company 1992 Key Employee Long-Term Incentive Plan, as amended December 20, 2000 (incorporated by reference to Exhibit 10(g) to the Company’s Form 10-K for the year ended December 31, 2000).
10.9		P. H. Glatfelter Company 2005 Long-Term Incentive Plan, adopted as of April 27, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 29, 2005).
10	.9.1	Form of Top Management Restricted Stock Unit Award Certificate (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on April 29, 2005).
10	.9.2	Form of Non-Employee Director Restricted Stock Unit Award Certificate (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on April 29, 2005).
10.10		P. H. Glatfelter Company Deferred Compensation Plan for Directors, effective as of April 22, 1998 (incorporated by reference to Exhibit 10(h) to the Company’s Form 10-K for the year ended December 31, 1998).
10.11		Change in Control Employment Agreement by and between the Company and George H. Glatfelter II, dated as of December 31, 2005 (incorporated by reference to Exhibit 10(i) to the Company’s Form 10-K for the year ended December 31, 2005).

Exhibit
Number		Description of Exhibits

10.12		Form of Change in Control Employment Agreement by and between the Company and certain employees, dated as of December 31, 2005 (incorporated by reference to Exhibit 10(j) to the Company’s Form 10-K for the year ended December 31, 2005).
10	.12.1	Schedule of Change in Control Employment Agreements (incorporated by reference to Exhibit 10(j)(a) to the Company’s Form 10-K for the year ended December 31, 2005).
10.13		Agreement between the State of Wisconsin and Certain Companies Concerning the Fox River, dated as of January 31, 1997, among the Company, Fort Howard Corporation, NCR Corporation, Appleton Papers Inc., Riverside Paper Corporation, U.S. Paper Mills, Wisconsin Tissue Mills Inc. and the State of Wisconsin (incorporated by reference to Exhibit 10(i) to the Company’s Form 10-K for the year ended December 31, 1996).
10.14		Credit Agreement, dated as of June 24, 2002, among the Company, various subsidiary borrowers, Deutsche Bank AG New York Branch, as Agent, and various lending institutions with Deutsche Bank Securities Inc., as Lead Arranger and Book Runner (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2002).
10.15		Increase in Commitments and Lender Addition Agreement (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended September 30, 2002).
10.16		Contract for the Purchase and Bargain Sale of Property (exhibits omitted) (incorporated by reference to Exhibit 10(o) to the Company’s Form 10-K for the year ended December 31, 2002).
10.17		Term Loan Agreement, dated as of March 21, 2003, among GPW Timberlands, LLC, (a wholly owned subsidiary of the Company) and Suntrust Bank, as Administrative Agent (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 2003).
10.18		Consent Decree for Remedial Design and Remedial Action at Operable Unit 1 of the Lower Fox River and Green Bay site by and among the United States of America and the State of Wisconsin v. P. H. Glatfelter Company and WTMI Company (f/k/a Wisconsin Tissue Mills, Inc.) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed by the Company on October 9, 2003).
10.19		Compensatory Arrangements with Certain Executive Officers (incorporated by reference to Exhibit 10(q) to the Company’s Form 10-K for the year ended December 31, 2005).
10.20		Summary of Non-Employee Director Compensation, (effective May 1, 2006) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 29, 2006).
10.21		Manager Service Contract between the Company (through a wholly owned subsidiary) and Werner Ruckenbrod (incorporated by reference to Exhibit 10(w) to the Company’s Form 10-K/A for the year ended December 31, 2004).
10.22		Retirement Pension Agreement between the Company (through a wholly owned subsidiary) and Werner Ruckenbrod (incorporated by reference to Exhibit 10(x) to the Company’s Form 10-K/A for the year ended December 31, 2004).
10.23		Arbitration Agreement between the Company (through a wholly owned subsidiary) and Werner Ruckenbrod (incorporated by reference to Exhibit 10(y) to the Company’s Form 10-K/A for the year ended December 31, 2004).
10.24		Credit Agreement, dated as of April 3, 2006, by and among the Company, certain of the Company’s subsidiaries as borrowers, certain of the Company’s subsidiaries as guarantors, the banks party thereto, PNC Bank, National Association, as agent for the banks under the Credit Agreement, PNC Capital Markets LLC and Credit Suisse Securities (USA) LLC, as joint arrangers and bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 7, 2006).

Exhibit
Number	Description of Exhibits

12.1	Statement re computation of ratios.*
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company’s Form 10-K for the year ended December 31, 2005).
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).**
24.1	Power of Attorney of P. H. Glatfelter Company (included on signature page).*
25.1	Statement of eligibility of trustee on Form T-1 for the 7 1/8 % Notes due 2016.*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Registered Holders*
99.5	Form of Letter from Beneficial Owner*

*	Filed herewith.

**	To be filed by amendment.